Exhibit (a)(1)(B)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO AMEND AND EXERCISE
WARRANTS TO PURCHASE COMMON STOCK
MATINAS BIOPHARMA HOLDINGS, INC.
DECEMBER 14, 2016

THE OFFER TO AMEND AND EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 5:00 P.M. (Eastern time) ON JANUARY 13, 2017 UNLESS THIS OFFER PERIOD IS EXTENDED.

Matinas BioPharma Holdings, Inc., a Delaware corporation, is referred to in this Offer to Amend and Exercise as “we,” “us,” “Matinas” or the “Company,” and eligible holders of outstanding warrants are referred to as “you.”

The Company is offering to amend, upon the terms and subject to the conditions set forth herein, warrants to purchase an aggregate of 36,728,612 shares of common stock (the “Offer to Amend and Exercise”), including: (i) 4,000,000 Formation Warrants (as defined herein); (ii) 1,000,000 Merger Warrants (as defined herein); (iii) 7,500,000 2013 Investor Warrants (as defined herein); (iv) 500,000 Private Placement Warrants (as defined herein); (v) 19,580,000 2015 Investor Warrants (as defined herein); (vi) 750,000 $2.00 PA Warrants (as defined herein); (vii) 1,427,937 $1.00 PA Warrants (as defined herein); and (viii) 1,970,675 $0.75 PA Warrants (as defined herein). There is no minimum participation requirement with respect to this Offer to Amend and Exercise.

Pursuant to the Offer to Amend and Exercise, the Original Warrants (as defined herein) will be amended (the “Amended Warrants”) to: (i) reduce the exercise price of the Original Warrants to $0.50 per share of common stock in cash, (ii) shorten the exercise period of the Original Warrants so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Eastern Time) on January 13, 2017, as may be extended by the Company in its sole discretion (“Expiration Date”), (iii) restrict the ability of the holder of shares issuable upon exercise of the Amended Warrants to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for a period of six months after the Expiration Date (the “Lock-Up Period”); and (iv) provide that a holder, acting alone or with others, will agree not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period. Other than set forth above, the terms of the Original Warrants will remain unmodified and in full force and effect.

Holders may elect to amend some or all of their Original Warrants. If you choose not to participate in the Offer to Amend and Exercise, your Original Warrants will remain in full force and effect, as originally issued.

The purpose of the Offer to Amend and Exercise is to encourage the amendment and exercise of the Original Warrants to raise funds to support the Company’s operations and to reduce the number of outstanding warrants, as well as to better position the Company to meet the applicable initial listing requirements for listing on a national securities exchange. The Company intends to accomplish this by providing the holders of the Original Warrants with the opportunity to obtain and exercise an Amended Warrant at a significantly reduced exercise price from that of the Original Warrants. Please see Section 2 below for a description of the purposes of the Offer to Amend and Exercise.

The period during which Original Warrants may be amended and exercised on the terms described above will commence on December 14, 2016 (the date the materials relating to the Offer to Amend and Exercise are first sent to the holders, referred to herein as the “Offer Date”) through the Expiration Date (the “Offer Period”).

The Company will agree to amend all Original Warrants held by eligible holders, upon the terms and subject to the conditions of the Offer to Amend and Exercise and the attached Election to Participate and Exercise Warrant. IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE ORIGINAL WARRANTS.

IMPORTANT PROCEDURES

This Offer to Amend and Exercise together with the Election to Participate and Exercise Warrant, Notice of Withdrawal, and Forms of Amended Warrants constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer to Amend and Exercise and instructions as to how you can amend and exercise your Original Warrants. An election to participate in the Offer to Amend and Exercise will result in both the amendment of your Original Warrant(s) and your exercise of the Amended Warrant(s). You should read all of the materials carefully before you decide whether to participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor.

To participate in the Offer to Amend and Exercise and to exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company’s transfer agent, VStock Transfer before the Expiration Date all of the following: (i) a signed copy of the Election to Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Lost Warrant) for cancellation, and (iv) cash in the amount equal to $0.50 per share multiplied by the number of shares of common stock the holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash may be tendered in the form of a check payable to Matinas BioPharma Holdings, Inc. or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant. Each of these items must be properly delivered, before the Expiration Date to: VStock Transfer, 18 Lafayette Place, Woodmere, NY 11598. If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Time on January 13, 2017, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), promptly following the Expiration Date, we intend to notify our depositary institution and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant . See Section 8 “Procedure for Participating in Offer to Amend and Exercise and Exercising Amended Warrants” below.

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date. The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date. However, you may change your mind and submit a Notice of Withdrawal to us after February 13, 2017, if your Original Warrants and other Acceptance and Exercise Documents have not been accepted by us prior to February 13, 2017. If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

If you have any question or need assistance, you should contact Aegis Capital Corp., the Warrant Agent (the “Warrant Agent”), for the Offer to Amend and Exercise. Aegis Capital may be reached at:

810 7th Avenue, 18th Floor
New York, NY 10019
Attention: Adam K. Stern
Head of Private Equity Banking
(646) 502-2401

You may request additional copies of this document and any of the Offering Materials from the Company. The Company may be reached at:

1545 Route 206 South, Suite 302
Bedminster, New Jersey 07921
Attention: Corporate Secretary
Telephone: 908-443-1860

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER TO AMEND AND EXERCISE. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS OFFER TO AMEND AND EXERCISE HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF ORIGINAL WARRANTS. DISTRIBUTION OF THIS OFFER TO AMEND AND EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO AMEND AND EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

THE SECURITIES BEING OFFERED PURSUANT TO THIS OFFER TO AMEND AND EXERCISE ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE DATE OF THIS OFFER TO AMEND AND EXERCISE IS DECEMBER 14, 2016.

SUMMARY OF TERMS

Company:
Matinas BioPharma Holdings, Inc., a Delaware corporation, with principal executive offices at 1545 Route 206 South, Suite 302, Bedminster, New Jersey 07921.
Eligible Original Warrants:
The following Original Warrants are subject to the Offer to Amend and Exercise:
Formation Warrants: Outstanding five-year warrants to purchase 4,000,000 shares of the Company’s common stock issued to investors in connection with our formation in June 2013, with an exercise price of $2.00 per share;
Merger Warrants: Outstanding five-year warrants to purchase 1,000,000 shares of the Company’s common stock issued to former stockholders of Matinas BioPharma, Inc. in connection with the merger of Matinas BioPharma, Inc. and Matinas BioPharma Holdings, Inc. in July 2013, with an exercise price of $2.00 per share;
2013 Investor Warrants: Outstanding five-year warrants to purchase 7,500,000 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed in July and August 2013, with an exercise price of $2.00 per share;
Private Placement Warrants: Outstanding five-year warrants to purchase 500,000 shares of the Company’s common stock issued to investors in the Company’s warrant private placement transaction completed in July 2013, with an exercise price of $2.00 per share;
2015 Investor Warrants: Outstanding five-year warrants to purchase 19,580,000 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed in March and April 2015, with an exercise price of $0.75 per share;
$2.00 PA Warrants: Outstanding five-year warrants to purchase 750,000 shares of the Company’s common stock issued to the placement agent in the private placement financings closed in July and August 2013, with an exercise price of $2.00 per share;
$1.00 PA Warrants: Outstanding five-year warrants to purchase 1,427,937 shares of the Company’s common stock issued to the placement agent in the private placement financings closed in July and August 2013, with an exercise price of $1.00 per share; and
$0.75 PA Warrants: Outstanding five-year warrants to purchase 1,970,675 shares of the Company’s common stock issued to the placement agent in the private placement financings closed in March and April 2015, with an exercise price of $0.75 per share.
Expiration Date:
5:00 p.m., Eastern Time on January 13, 2017, as may be extended by the Company in its sole discretion.
Terms of Amended Warrants:
Pursuant to the Offer to Amend and Exercise, if the offer is accepted, the Original Warrants will be amended as described below:

New Exercise Price: The exercise price of the Original Warrants will be reduced to $0.50 per share regardless of the current exercise price as of the date hereof.
New Termination Date: The termination date of the Original Warrants is being shortened to terminate concurrently with the Expiration Date.
Lock-Up Period: The Amended Warrants will contain a lock-up provision that provides that the holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the shares issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period of six months after the Expiration Date (the “Lock-Up Period”). In addition, the Company may impose stop-transfer restrictions to enforce these restrictions.
Market Restrictions: A holder, acting alone or with others, will agree not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act (as defined below)) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.
Other Terms: Except as set forth above all other terms of the Amended Warrants will be the same as the terms of the Original Warrants, including the cashless exercise provisions in the $2.00 PA Warrants, the $1.00 PA Warrants and the $0.75 PA Warrants. See the forms of Amended Warrants attached hereto as Exhibits (a)(1)(E) to (a)(1)(L) to the Schedule TO.
Partial Participation Permitted:
If Original Warrant holders choose to participate in the Offer to Amend and Exercise, they may amend and exercise any or all of such holder’s Original Warrants pursuant to the terms of the Offer to Amend and Exercise. The Company will issue a new Original Warrant exercisable for that number of shares of common stock that a holder elects to exclude from the Offer to Amend and Exercise.
Transfers:
The terms of the Original Warrants provide that a holder may transfer the Original Warrants to a third party if the transfer qualifies for an exemption from the registration requirements of the Securities Act of 1933, as amended, (the “Securities Act”) to the reasonable satisfaction of the Company. Any holder of an Original Warrant who desires to transfer an Original Warrant should contact the Company prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Original Warrants.
Conditions:
The Offer to Amend and Exercise is subject to certain conditions, as described herein:
(i) As part of the Election to Participate and Exercise Warrant, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. The holders of the Original Warrants previously represented to the Company that they were “accredited investors” in connection with the transactions in which such holders acquired the Original Warrants. The Company has included with this Offer to Amend and Exercise an exhibit titled “Supplemental Company Information” that contains additional information that holders of Original Warrants who are no longer “accredited investors,” if any, should consider before making an investment decision.
However, the Company will not accept any Election to Participate and Exercise Warrant from or on behalf of, any Original Warrant holders if the Company determines that a valid securities exemption is not available under the Securities Act.
(ii) In addition, we are not making this Offer to Amend and Exercise to, nor will we accept any Election to Participate and Exercise Warrant from or on behalf of, Original Warrant holders in any jurisdiction in which the Offer to Amend and Exercise or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.
You may not elect to amend but not exercise your Original Warrants. Participation in this Offer to Amend and Exercise requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.
Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.
Future Amendments to the Offer to Amend and Exercise:
If we materially change the terms of the Offer to Amend and Exercise we will extend the Expiration Date to the extent required under the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
How to Participate in the Offer to Amend and Exercise:
To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company’s transfer agent VStock Transfer before the Expiration Date all of the Acceptance and Exercise Documents. The cash exercise price may be tendered in the form of a check payable to Matinas BioPharma Holdings, Inc. or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant. All of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: VStock Transfer, 18 Lafayette Place, Woodmere, NY 11598.
Manner of Acceptance of Payment:
If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Time on January 13, 2017, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), promptly following the Expiration Date, we intend to notify our depositary institution and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant . See Section 8 “Procedure for Participating in Offer to Amend and Exercise and Exercising Amended Warrants” below.
Withdrawal Rights:
If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returnedprior to 5:00 p.m., Eastern Time on January 13, 2017, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), to: VStock Transfer, 18 Lafayette Place, Woodmere, NY 11598. Following the Expiration Date, you cannot withdraw your Election to Participate and Exercise Warrant. However, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents by February 13, 2017, which is the fortieth business day from the commencement of the Offer to Amend and Exercise, you may change your mind and submit a Notice of Withdrawal to us after February 13, 2017.
If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.
Purposes of the Offer to Amend and Exercise and Use of Proceeds:
The purposes of this Offer to Amend and Exercise are as follows:
Fund Raising: Through the Offer to Amend and Exercise the Company can raise funds to support its future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by significantly reducing the exercise price and shortening the exercise period. If all holders participate in the Offer to Amend and Exercise and exercise an Amended Warrant, the Company would raise gross proceeds of between approximately $16.3 million and approximately $18.5 million, depending on the extent to which the placement agent warrants are exercised for cash or in a “cashless exercise”. The funds obtained will be used by the Company for research and development activities, working capital and for other general corporate purposes.
Reduction of Share Overhang from Outstanding Warrants: In addition, the Offer to Amend and Exercise can help the Company reduce the number of outstanding warrants. As of September 30, 2016, we had outstanding warrants to purchase an aggregate of 40,517,500 shares at a weighted average exercise price of $1.16 per share. The sale of substantial amounts of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock and our ability to raise additional capital in the future. If all holders participate in the Offer to Amend and Exercise and exercise an Amended Warrant, the Company would have outstanding warrants to purchase 3,593,750 shares of common stock at a weighted average exercise price of $0.50 per share.
Ability to Meet the Initial Listing Requirements on a National Securities Exchange: We intend to apply for listing on a national securities exchange such as NASDAQ or NYSE MKT which includes in its initial listing standards a minimum stockholders’ equity requirement, amongst other requirements, such as a minimum bid price. Through the Offer to Amend and Exercise the Company can raise capital and improve its stockholders’ equity position, which we expect will better position the Company to apply for listing on a national securities exchange. If all holders participate in the Offer to Amend and Exercise and exercise an Amended Warrant and all placement agent warrants are exercised on a “cashless exercise,” the Company would raise gross proceeds of approximately $16.3 million and its pro forma stockholders’ equity as of September 30, 2016 would be $25.1 million, compared to the minimum stockholders’ equity requirement of $4.0 million for initial listing on NYSE MKT and $4.0 million for listing under the market value of listed securities standard and $5.0 million for listing under the equity standard initial listing on NASDAQ Capital Markets. However, this Offer to Amend and Exercise does not by itself allow the Company to meet all the requirements for listing on a national securities exchange. For example, the initial listing standards for the NYSE MKT includes a minimum bid price of $2.00 and the initial listing standards for the NASDAQ Capital Market includes a minimum bid price of $4.00, which we currently do not meet and, although we have obtained shareholder approval to implement a reverse stock split within a range of one-for-two shares of our common stock to one-for-eight shares of our common stock, may never meet.
Registration of Warrant Shares:
The Original Warrants, the Amended Warrants and the shares of common stock issuable upon exercise of the Original or Amended Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.
We have previously filed a Registration Statement on Form S-1 (File No. 333-214391) and a Registration Statement on Form S-1 (File No. 333-204825) to register the resale of certain of the shares of common stock underlying the Original Warrants under the Securities Act. Shares of common stock underlying Original Warrants held by our affiliates and affiliates of the placement agent were not included in such Registration Statements. Promptly following the Expiration Date, we intend to file prospectus supplements to the prospectuses included in such Registration Statementsto reflect the substantive changes from the information currently set forth in such prospectus as a result of the Offer to Amend and Exercise Thereafter and subject to the expiration of the Lock-up Period, the holders of shares of common stock issuable upon exercise of the Amended Warrants who are listed as selling stockholders in the Registration Statement may sell their shares of common stock in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the applicable Prospectus in the applicable Registration Statement. Each holder of Original Warrants should read the applicable Prospectus carefully before deciding whether to participate in the Offer to Amend and Exercise. In addition, any holder (including any transferees or acquirers) of an Original Warrant or Amended Warrant who is not listed as a selling stockholder in the Prospectus cannot resell such holder’s shares in reliance on the Prospectus, unless and until the Company files a post-effective amendment to the Registration Statement to include such holder as a selling stockholder. Absent the filing of the post-effective amendment to the Registration Statement, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months.
Taxes:
We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Amend and Exercise. See Section 19 “Material U.S. federal income tax consequences” below for a discussion of the material U.S. Federal Income Tax Consequences of participating in the Offer to Amend and Exercise.
Fees and Expenses:
The Company has retained Aegis Capital Corp. (“Aegis Capital”) to act as its Warrant Agent for the Offer to Amend and Exercise pursuant to a Warrant Agent Agreement, attached as Exhibit (d)(1) to its Schedule TO filed with the SEC. Aegis Capital, in accordance with the terms of the Warrant Agent Agreement, shall use reasonable commercial efforts to contact holders of the Original Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Amend and Exercise. Aegis Capital will receive a fee equal to 5% of the cash exercise prices paid by holders of the Original Warrants (excluding the placement agent warrants) who participate in the Offer to Amend and Exercise. In addition, the Company has agreed to reimburse Aegis Capital for its reasonable out-of-pocket expenses and attorney’s fees, including a $35,000 non-accountable expense allowance. The Company has agreed to indemnify Aegis Capital against certain liabilities in connection with the Offer to Amend and Exercise, including certain liabilities under the federal securities laws. As of September 30, 2016, affiliates of Aegis Capital own an aggregate of approximately 8.9% of our outstanding Common Stock and on a beneficial ownership basis, inclusive of their warrants and options, approximately 23.1% of our Common Stock, including approximately 20.1% of the Original Warrants subject to this Offer to Amend and Exercise.
Interests of Directors and Executive Officers:
All of our directors and three of our executive officers hold Original Warrants and may participate in the Offer to Amend and Exercise on the same terms and conditions as the other holders of the Original Warrants. Each of these directors and officers has advised us that he or she intends to participate in the Offer to Amend and Exercise. There, however, is no binding commitment or agreement for such directors and officers to do so. Please see Section 17 “Interests of Directors and Officers in the Offer to Amend and Exercise” below.

Historical and Pro Forma Financial Information:
The Company has included its financial statements for the fiscal years ended December 31, 2015 and 2014 and for the quarterly period ended September 30, 2016 in this Offer to Amend and Exercise. The Company has also included pro forma information reflecting the effect of the Offer to Amend and Exercise in this Offer to Amend and Exercise.
Additional Information:
The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Amend and Exercise is a part. This Offer to Amend and Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC and can be accessed electronically on the Commission’s website at www.sec.gov before making a decision on whether to participate in the Offer to Amend and Exercise.
The Board of Directors of the Company recognizes that the decision to participate in the Offer to Amend and Exercise is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Amend and Exercise from the Company is limited to the Offering Materials.
The Company issued the Original Warrants in private placement transactions in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. In connection with such transactions, the holders of the Original Warrants represented that they were “accredited investors.” The Company has included with this Offer to Amend and Exercise an exhibit titled “Supplemental Company Information” that contains additional information that holders of Original Warrants, if any, who are no longer “accredited investors” should consider before making an investment decision.
The Company is subject to the information requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Amend and Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.
Information Requests:
Please direct questions or requests for assistance regarding this Offer to Amend and Exercise, Election to Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Warrant Agent — Aegis Capital Corp., 810 7th Avenue, 18th Floor, New York, NY 10019; Attn: Adam K. Stern, Head of Private Equity Banking, telephone number (646) 502-2401.

Please direct requests for additional copies of this Offer to Amend and Exercise, Election to Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Company — Matinas BioPharma Holdings, Inc., 1545 Route 206 South, Suite 302, Bedminster, New Jersey 07921, Attn: Corporate Secretary, telephone number (908) 443-1860.

ABOUT THIS OFFER TO AMEND AND EXERCISE

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO AMEND AND EXERCISE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO AMEND AND EXERCISE AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER TO AMEND AND EXERCISE, NEITHER THE COMPANY, ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS, INCLUDING THE WARRANT AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER TO AMEND AND EXERCISE. YOU SHOULD NOT CONSIDER THE BOARD’S APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE WARRANTS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE OFFER TO AMEND AND EXERCISE.

RISK FACTORS

Investment in our common stock involves a substantial degree of risk and should be regarded as speculative. As a result, the purchase of our common stock should be considered only by persons who can reasonably afford to lose their entire investment. Before you elect to participate in the Offer to Amend and Exercise, you should carefully consider the risk and uncertainties described below in addition to the other information in this Offer to Amend and Exercise and other information incorporated herein by reference. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks related to the Offer to Amend and Exercise.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer to Amend and Exercise.

Although our Board of Directors has approved the Offer to Amend and Exercise, it makes no recommendation as to whether holders of Original Warrants should accept the Offer to Amend and Exercise. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Offer to Amend and Exercise. We cannot assure you that the value of the shares issued upon exercise of the Amended Warrants will in the future equal or exceed the exercise price per share of the Amended Warrants. We do not take a position as to whether you ought to participate in the Offer to Amend and Exercise.

If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended Warrants for common stock, and will be subject to all the risks associated with being a stockholder of the Company and give up the time value attributable to your Original Warrant.

The Amended Warrants will terminate if the holders do not exercise their Amended Warrants prior to the Expiration Date. If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of the Company’s common stock. In addition, you will be giving up the time value attributable to your Original Warrant by exercising the Original Warrant, as amended, prior to the original 5-year expiration date.

The shares of common stock issuable upon exercise of the Amended Warrants are “restricted securities”.

The shares of common stock issuable upon exercise of the Amended Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. The Company has previously filed Registration Statements on Form S-1 to register the resale of the shares of common stock underlying the Original Warrants under the Securities Act, except for those shares of common stock underlying Original Warrants held by our affiliates or the affiliates of the placement agent, and amending the Original Warrants through the Offer to Amend and Exercise will not affect the registration for holders named as selling shareholders in the Registration Statement. Consequently, the shares of common stock issuable upon exercise of the Amended Warrants held by individuals named as selling stockholders in such Registration Statements have been registered, and are tradeable in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the Prospectus in the Registration Statement. Each holder of Original Warrants should read the applicable Prospectus carefully before deciding whether to participate in the Offer to Amend and Exercise. In addition, any holder (including any transferees or acquirers) of an Original Warrant or Amended Warrant who is not listed as a selling stockholder in the Prospectus cannot resell such holder’s shares in reliance on the Prospectus, unless and until the Company files a post-effective amendment to the Registration Statement to include such holder as a selling stockholder. Absent the filing of the post-effective amendment to the Registration Statement, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months.

The shares of common stock issuable upon exercise of the Amended Warrants are subject to resale and market restrictions.

The shares of common stock issuable upon exercise of the Amended Warrants are subject to lock up provisions that provide that the holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for the duration of the Lock-Up Period. The Company may impose stop-transfer restrictions to enforce these lock-up restrictions. In addition, a holder, acting alone or with others, participating in the Offer to Amend and Exercise has agreed not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period. As a result, the holder will be subject to market and the other risks discussed herein during the period of these resale and market restrictions.

If you do not choose to participate in the Offer to Amend and Exercise, your warrants may be subject to redemption in the future.

The Formation Warrants, Merger Warrants, Private Placement Warrants, and 2013 Investor Warrants may be redeemed by the Company at a redemption price of $0.0001 if the Company’s common stock trades above $5.00 per share for twenty (20) consecutive trading days and you fail to exercise your warrants by the date set by the Company in a notice provided to the holders of the warrants of the Company’s election to redeem such warrants. Accordingly, if you choose not to participate in the Offer to Amend and Exercise, your warrants may be subject to redemption if and when the Company’s common stock trades above $5.00 per share for twenty (20) consecutive trading days. The 2015 Investor Warrants may be redeemed by the Company at a redemption price of $0.0001 if the Company’s common stock trades above $3.00 per share for twenty (20) consecutive trading days and you fail to exercise your warrants by the date set by the Company in a notice provided to the holders of the warrants of the Company’s election to redeem such warrants. Accordingly, if you choose not to participate in the Offer to Amend and Exercise, your warrants may be subject to redemption if and when the Company’s common stock trades above $3.00 per share for twenty (20) consecutive trading days.

Because we do not have any formal commitments from any of our warrant holders to participate in this Offer to Amend and Exercise, the proceeds we receive from the exercise of warrants may be lower than currently anticipated.

We do not have any binding commitments from any of our warrant holders to participate in this Offer to Amend and Exercise and we cannot assure you that any of our warrant holders will participate in the Offer to Amend and Exercise with respect to all or any part of their Original Warrants. Each of our directors and three of our executive officers that collectively hold 6,251,492 Original Warrants has advised us that he or she intends to participate in the Offer to Amend and Exercise and to exercise all of the Original Warrants issued to him or her. However, such indication is not binding, and our directors and executive officers are not legally obligated to do so. Therefore, there is no certainty that any shares will be purchased upon exercise of

Amended Warrants pursuant to this Offer to Amend and Exercise and, accordingly, the proceeds we receive from the exercise of the warrants, if any, may be lower than currently anticipated.

Income tax consequences of participation in the Offer to Amend and Exercise.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of amending the Original Warrants and immediately exercising the Amended Warrants. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Amend and Exercise. See Section 19 “Material U.S. Federal Income Tax Consequences” under “Description of the Offer to Amend and Exercise.”

We will have substantial discretion over the use of proceeds we receive from the exercise of Amended Warrants.

Our management will retain broad discretion over the use of proceeds from the Offer to Amend and Exercise. See Section 2 titled “Purposes of the Offer to Amend and Exercise and Use of Proceeds” below for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Amended Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Amended Warrants in a manner other than as described in this Offer to Amend and Exercise.

Although we intend to apply to list our common stock on a national securities exchange, such as NASDAQ or NYSE MKT, our common stock may never be listed on a national securities exchange, which could limit investors’ ability to make transactions in our securities and an active trading market for our common stock may never develop.

We intend to apply to list our common stock on a national securities exchange, such as NASDAQ or NYSE MKT. Although, after giving effect to this Offer to Amend and Exercise, we expect to meet, on a pro forma basis, minimum initial listing standards related to stockholders’ equity, which is $4.0 million for NYSE MKT and $4.0 million under the market value of listed securities standard or $5.0 million under the equity standard for NASDAQ Capital Market, there are other requirements for listing on a national securities exchange, such the minimum bid price of $2.00 for NYSE MKT and $4.00 for NASDAQ Capital Market, which we currently do not meet and may never meet. We cannot assure you that we will apply for listing on a national securities exchange or that if we so apply we will be able to meet the applicable initial listing requirements. If our common stock is not listed for trading on a national securities exchange, we would continue to face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	reduced liquidity with respect to our securities;
•	a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;
•	a limited amount of news and analyst coverage for our company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Risks Related to Our Financial Position and Need for Additional Capital

We have incurred significant losses since our inception. We expect to incur losses over the next several years and may never achieve or maintain profitability.

We have incurred significant operating losses in every year since inception and expect to incur net operating losses for the foreseeable future. Our net loss was $5.7 million and $7.1 million for the nine months ended September 30, 2016 and 2015, respectively and $9.1 million and $10.2 million for the years ended December 31, 2015 and 2014, respectively. As of September 30, 2016, we had an accumulated deficit of $33.3 million. We do not know whether or when we will become profitable. To date, we have not generated any revenues from product sales and have financed our operations primarily through private placements of our equity securities and, to a lesser extent, through funding from the National Institutes of Health, or the NIH. We have devoted substantially all of our financial resources and efforts to research and development, including preclinical studies and, beginning in 2014, clinical trials. We are still in the early stages of development of our product candidates, and we have not completed development of any product candidate. We expect to continue to incur significant expenses and operating losses over the next several years. Our net losses may fluctuate significantly from quarter to quarter and year to year. Net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ deficit and working capital. We anticipate that our expenses will increase substantially if and as we:

•	conduct our planned Phase 2a clinical trial of MAT2203, our lead product candidate;
•	initiate and continue the research and development of our other product candidates and potential product candidates, including MAT2501;
•	seek to discover and develop additional product candidates;
•	seek regulatory approvals for any product candidates that successfully complete clinical trials;
•	establish a sales, marketing and distribution infrastructure in the future to commercialize any products for which we may obtain regulatory approval;
•	require the manufacture of larger quantities of product candidates for clinical development and potentially commercialization;
•	maintain, expand and protect our intellectual property portfolio;
•	hire additional clinical, quality control and scientific personnel; and
•	add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts and personnel and infrastructure necessary to help us comply with our obligations as a public company.

Our ability to become and remain profitable depends on our ability to generate revenue. We do not expect to generate significant revenue unless and until we are able to obtain marketing approval for, and successfully commercialize, one or more of our product candidates. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, discovering additional product candidates, obtaining regulatory approval for these product candidates, manufacturing, marketing and selling any products for which we may obtain regulatory approval, satisfying any post-marketing requirements and obtaining reimbursement for our products from private insurance or government payors. We are only in the preliminary stages of most of these activities and have not yet commenced other of these activities. We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to achieve profitability.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. If we are required by the U.S. Food and Drug Administration, or the FDA, or comparable non-U.S. regulatory authorities to perform studies in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our product candidates, our expenses could increase.

Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our pipeline of product candidates or even continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

Our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern.

Our recurring losses from operations raise substantial doubt about our ability to continue as a going concern, and as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2015 with respect to this uncertainty and unless we raise sufficient proceeds from this Offer to Amend and Exercise we expect our independent registered public accounting firm to include a similar explanatory paragraph in its report on our financial statements for the year ended December 31, 2016. This going concern opinion, and any future going concern opinion, could materially limit our ability to raise additional capital. We have incurred significant losses since our inception and have never been profitable, and it is possible we will never achieve profitability. To date, we have devoted our resources to developing MAT9001 and our lead anti-infective product candidates, MAT2203 and MAT2501 and other product candidates developed from our cochleate delivery technology platform, but none of these product candidates can be marketed until regulatory approval has been obtained. Meaningful revenues will likely not be available until, and unless, MAT2203 or any of our other product candidate is approved by the FDA or comparable regulatory agencies in other countries and successfully marketed, either by us or a partner. The perception that we may not be able to continue as a going concern may cause potential partners or investors to choose not to deal with us due to concerns about our ability to meet our contractual and financial obligations.

We will need substantial additional funding. If we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

We expect our expenses to increase in connection with our ongoing activities, particularly as we conduct the Phase 2a clinical trial of MAT2203 and advance MAT2501 into clinical development, continue research and development, initiate clinical trials and, if development succeeds, seek regulatory approval of our product candidates. Our expenses could further increase if we initiate new research and preclinical development efforts for other product candidates. In addition, if we obtain regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. Furthermore, we expect to incur significant additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

We believe that our existing cash and cash equivalents of approximately $6.2 million as of September 30, 2016, will enable us to fund our operating expenses and capital expenditure requirements into April 2017. We have based this estimate on assumptions that may prove to be wrong in the future, and we could use our capital resources sooner than we currently expect. Changing circumstances could cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. Our future capital requirements, both short-term and long-term, will depend on many factors, including:

•	the progress, timing, costs and results of our Phase 2a clinical trial of MAT2203;
•	the scope, progress, timing, costs and results of clinical trials of, and research and preclinical development efforts for, other product candidates, including MAT2501, and any future product candidates;
•	our ability to enter into and the terms and timing of any collaborations, licensing or other arrangements that we may establish;
•	the number and development requirements of other product candidates that we pursue;
•	the costs, timing and outcome of regulatory review of our product candidates by the FDA and comparable non-U.S. regulatory authorities;

•	the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;
•	the revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;
•	our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;
•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;
•	the extent to which we acquire or in-license other products and technologies;
•	the costs of operating as a public company; and
•	the effect of competing technological and market developments.

Identifying potential product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate product revenues sufficient to achieve profitability, we expect to finance our cash needs through a combination of public or private equity offerings, debt financings, government or other third party funding, collaborations and licensing arrangements. We do not have any committed external source of funds other than limited grant funding from the NIH. To the extent that we raise additional capital through the sale of common stock, convertible securities or other equity securities, your ownership interest may be materially diluted, and the terms of these securities may include liquidation or other preferences and anti-dilution protections that could adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business. Securing additional financing could require a substantial amount of time and attention from our management and may divert a disproportionate amount of their attention away from day-to-day activities, which may adversely affect our management’s ability to oversee the development of our product candidates.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Our stockholders may be subject to substantial dilution by exercises of outstanding options and warrants, conversion of our outstanding Series A Preferred Stock and by the future issuance of common stock to the former stockholders of Matinas Nanotechnologies pursuant to the terms of the merger agreement.

As of September 30, 2016, we had outstanding options to purchase an aggregate of 8,320,694 shares of our common stock at a weighted average exercise price of $0.85 per share and outstanding warrants to purchase an aggregate of 40,517,500 shares of our common stock at a weighted average exercise price of $1.16 per share and outstanding shares of Series A Preferred Stock which are convertible into 16,000,000 shares of our common stockat an initial conversion price of $0.50 per share. The conversion of our Series A Preferred Stock and exercise of such outstanding options and warrants will result in dilution of the value of our shares. In addition, pursuant to the terms of the merger agreement with Matinas Nanotechnologies, we will be required to issue up to an additional 3,000,000 shares of our common stock upon the achievement of certain milestones. The milestone consideration consists of (i) 1,500,000 shares issuable upon the dosing of the first patient in a phase III trial sponsored by us for a product utilizing the cochleate delivery technology and (ii) 1,500,000 shares issuable upon FDA approval of the first NDA submitted by us for a product utilizing the cochleate delivery technology.

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We commenced active operations in 2013 and have a limited operating history. Our product candidates are in early stages of clinical development. We have not yet demonstrated our ability to successfully obtain regulatory approvals for any of our product candidates, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

In addition, as a young business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. Even if we obtain regulatory approval, we will need to transition from a company with a research and development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

We expect our financial condition and operating results to continue to fluctuate significantly from quarter-to-quarter and year-to-year due to a variety of factors, many of which are beyond our control. Accordingly, you should not rely upon the results of any quarterly or annual periods as indications of future operating performance.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

Our research and development of product candidates is primarily focused on the identification of product candidates for the treatment of human fungal and bacterial infections. Our approach is unproven and we do not know whether we will be successful in our efforts to use our cochleate delivery platform to build a pipeline of product candidates or if we will be able to develop any products of commercial value.

Our scientific approach to the development of anti-infective medicines focuses on using our proprietary technology to deliver therapies for the treatment of human fungal and bacterial infections. Any product candidates that we develop may not be effective and we may not be successful in using our cochleate delivery platform to build a pipeline of anti-infective medications and progress these product candidates through clinical development for the treatment of any medical conditions.

Even if we are successful in continuing to build our pipeline, we may not be able to develop product candidates that are safe and effective. Our research programs may initially show promise in creating potential product candidates, yet fail to yield viable product candidates for further clinical development for a number of reasons, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. Our research programs to identify new product candidates will require substantial technical, financial and human resources. In addition, we may focus our efforts and resources on one or more potential product candidates that ultimately prove to be unsuccessful. If we are unable to identify suitable additional compounds for preclinical and clinical development, our ability to develop product candidates and obtain product revenues in future periods could be compromised, which could result in significant harm to our financial position and adversely impact our stock price.

We cannot be certain that MAT2203, MAT2501 or any other product candidates that we may develop will receive regulatory approval, and without regulatory approval we will not be able to market any of our product candidates. Any delay in the regulatory review or approval of any of our product candidates will materially or adversely harm our business.

We expect to invest most of our capital in the development of MAT2203, MAT2501 and other product candidates derived from our cochleate delivery platform technology. Our ability to generate revenue related to product sales, which we do not expect will occur for at least the next several years, if ever, will depend on the successful development and regulatory approval of one or more of our product candidates. All of our product candidates require regulatory review and approval prior to commercialization. Any delays in the regulatory review or approval of our product candidates would delay market launch, increase our cash requirements and result in additional operating losses. This failure to obtain regulatory approvals would prevent our product candidate from being marketed and would have a material and adverse effect on our business.

The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Furthermore, this approval process is extremely complex, expensive and uncertain. We may be unable to submit any new drug application, or an NDA, in the United States or any marketing approval application in foreign jurisdictions for any of our products. If we submit an NDA including any amended NDA or supplemental NDA, to the FDA seeking marketing approval for any of our product candidates, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any of these submissions will be accepted for filing and reviewed by the FDA, or that the marketing approval application submissions to any other regulatory authorities will be accepted for filing and review by those authorities. We cannot be certain that we will be able to respond to any regulatory requests during the review period in a timely manner, or at all, without delaying potential regulatory action. We also cannot be certain that any of our product candidates will receive favorable recommendations from any FDA advisory committee or foreign regulatory bodies or be approved for marketing by the FDA or foreign regulatory authorities. In addition, delays in approvals or rejections of marketing applications may be based upon many factors, including regulatory requests for additional analyses, reports, data and studies, regulatory questions regarding data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding such product candidates.

Data obtained from preclinical studies and clinical trials are subject to different interpretations, which could delay, limit or prevent regulatory review or approval of any of our product candidates. Furthermore, regulatory attitudes towards the data and results required to demonstrate safety and efficacy can change over time and can be affected by many factors, such as the emergence of new information, including on other products, policy changes and agency funding, staffing and leadership. We do not know whether future changes to the regulatory environment will be favorable or unfavorable to our business prospects.

In addition, the environment in which our regulatory submissions may be reviewed changes over time. For example, average review times at the FDA for NDAs have fluctuated over the last ten years, and we cannot predict the review time for any of our submissions with any regulatory authorities. Review times can be affected by a variety of factors, including budget and funding levels and statutory, regulatory and policy changes. Moreover, in light of widely publicized events concerning the safety risk of certain drug products, regulatory authorities, members of the U.S. Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products and establishment of REMS measures that may, for instance, restrict distribution of drug products. The increased attention to drug safety issues may result in a more cautious approach by the FDA to clinical trials. Data from clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate clinical trials before completion, or require longer or additional clinical trials that may result in substantial additional expense and a delay or failure in obtaining approval or may result in approval for a more limited indication than originally sought.

We depend on technology owned or licensed to us by third parties, and the loss of access to this technology would terminate or delay the further development of our product candidates, injure our reputation or force us to pay higher royalties.

We rely completely on the cochleate delivery platform technology that we have licensed from Rutgers. The loss of our key technologies would seriously impair our business and future viability, and could result in delays in developing, introducing or maintaining our product candidates and formulations until equivalent technology, if available, is identified, licensed and integrated. In addition, any defects in the technology we license could prevent the implementation or impair the functionality of our product candidates or formulation, delay new product or formulation introductions or injure our reputation. If we are required to enter into license agreements with third parties for replacement technology, we could be subject to higher royalty payments.

Clinical drug development involves a lengthy and expensive process with uncertain outcomes that may lead to delayed timelines and increased cost, and may prevent us from being able to complete clinical trials.

Clinical testing is expensive, can take many years to complete, and its outcome is inherently uncertain. The results of preclinical and clinical studies of our product candidates may not be predictive of the results of later-stage clinical trials. For example, the positive results generated to date in Phase 1 clinical studies for MAT2203 do not ensure that either of our Phase 2 trials will demonstrate similar results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies, and we cannot be certain that we will not face similar setbacks.

We cannot be certain that the Phase 2 clinical trials for MAT2203 will be completed on schedule, or that any other future clinical trials for MAT2203 or any of our other product candidates, will begin on time, not need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all, or that any interim analyses with respect to such trials will be completed on schedule or support continued clinical development of the associated product candidate. The Phase 2a clinical trial for MAT2203 is being conducted in cooperation with and funded by the NIH and as a result can be delayed by the NIH for many reasons, including changing priorities in the NIH or other factors outside our control.

We could also encounter delays if a clinical trial is suspended or terminated by us upon recommendation of the data monitoring committee for such trial, by the IRBs of the institutions in which such trials are being conducted, or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions, or lack of adequate funding to continue the clinical trial.

If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates may be harmed, and our ability to generate revenue from the sale of any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval processes, and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may significantly harm our business, financial condition and prospects significantly.

Delays in the commencement, enrollment and completion of our clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for MAT2203 and our other product candidates.

Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or limit the regulatory approval of our product candidates. The commencement, enrollment and completion of clinical trials can be delayed for a variety of reasons, including:

•	inability to force the NIH to commence or complete planned clinical studies, despite the existence of contractual agreements;
•	inability to reach agreements on acceptable terms with prospective contract research organizations (CROs) and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
•	inability to maintain necessary supplies of study drug and comparator to maintain predicted enrollment rates at clinical trial sites;
•	regulatory objections to commencing a clinical trial;
•	inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication as our product candidates;
•	withdrawal of clinical trial sites from our clinical trials as a result of changing standards of care or the ineligibility of a site to participate in our clinical trials;
•	inability to obtain institutional review board approval, including that within the NIH, to conduct a clinical trial;
•	difficulty recruiting and enrolling subjects to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indication as our product candidates;
•	inability to retain subjects in clinical trials due to the treatment protocol, personal issues, side effects from the therapy or lack of efficacy; and
•	difficulty in importing and exporting clinical trial materials and study samples.

We may not have or be able to obtain sufficient quantities of our products to meet our supply and clinical studies obligations and our business, financial condition and results of operation may be adversely affected.

To date, we have only developed limited in-house manufacturing capabilities for the cochleates needed for our MAT2203 and MAT2501 product candidates. If we do not develop a long term in-house manufacturing capability for the cochleates needed for our MAT2203 and MAT2501 product candidates sufficient to produce product for continued development and, if regulatory approval is obtained, then commercialization of these products, we will be dependent on a small number of third-party manufacturers for the manufacture of our product candidates. We may not have long-term agreements with any of these third parties, and if they are unable or unwilling to perform for any reason, we may not be able to locate alternative acceptable manufacturers or formulators or enter into favorable agreements with them. Any inability to acquire sufficient quantities of our products in a timely manner from these third parties could delay clinical trials and prevent us from developing our products in a cost-effective manner or on a timely basis. In addition, manufacturers of our product candidates are subject to cGMP and similar foreign standards and we would not have control over compliance with these regulations by our manufacturers. If one of our contract manufacturers fails to maintain compliance, the production of our products could be interrupted, resulting in delays and additional costs. In addition, if the facilities of such manufacturers do not pass a pre-approval or post-approval plant inspection, the FDA will not grant approval and may institute restrictions on the marketing or sale of our products.

We may be reliant on third party manufactures and suppliers to meet the demands of our clinical supplies. Delays in receipt of materials, scheduling, release, custom’s control, and regulatory compliance issues may adversely impact our ability to initiate, maintain, or complete clinical trials that we are sponsoring. Commercial manufacturing and supply agreements have not been established. Issues arising from scale-up, environmental controls, equipment requirements, or other factors, may have an adverse impact on our ability to manufacture our product candidates.

Even if we obtain regulatory approval for our product candidates, if we are unable to successfully commercialize our products, it will limit our ability to generate revenue and will materially adversely affect our business, financial condition and results of operations.

Even if we obtain regulatory approval for our product candidates, our long-term viability and growth depend on the successful commercialization of products which lead to revenue and profits. Pharmaceutical product development is an expensive, high risk, lengthy, complicated, resource intensive process. In order to succeed, among other things, we must be able to:

•	identify potential drug product candidates;
•	design and conduct appropriate laboratory, preclinical and other research;
•	submit for and receive regulatory approval to perform clinical studies;
•	design and conduct appropriate preclinical and clinical studies according to good laboratory and good clinical practices;
•	select and recruit clinical investigators;
•	select and recruit subjects for our studies;
•	collect, analyze and correctly interpret the data from our studies;
•	submit for and receive regulatory approvals for marketing; and
•	manufacture the drug product candidates according to cGMP.

The development program with respect to any given product will take many years and thus delay our ability to generate profits. In addition, potential products that appear promising at early stages of development may fail for a number of reasons, including the possibility that the products may require significant additional testing or turn out to be unsafe, ineffective, too difficult or expensive to develop or manufacture, too difficult to administer, or unstable. Failure to successfully commercialize our products will adversely affect our business, financial condition and results of operations.

If our preclinical and clinical studies do not produce positive results, if our clinical trials are delayed or if serious side effects are identified during such studies or trials, we may experience delays, incur additional costs and ultimately be unable to commercialize our product candidates.

Before obtaining regulatory approval for the sale of our product candidates, we must conduct, generally at our own expense, extensive preclinical tests to demonstrate the safety of our product candidates in animals, and clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Preclinical and clinical testing is expensive, difficult to design and implement and can take many years to complete. A failure of one or more of our preclinical studies or clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent our ability to obtain regulatory approval or commercialize our product candidates, including:

•	our preclinical tests or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical testing or clinical trials or we may abandon projects that we expect to be promising;
•	regulators or institutional review boards may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;
•	conditions imposed on us by the FDA or any non-U.S. regulatory authority regarding the scope or design of our clinical trials may require us to resubmit our clinical trial protocols to institutional review boards for re-inspection due to changes in the regulatory environment;
•	the number of patients required for our clinical trials may be larger than we anticipate or participants may drop out of our clinical trials at a higher rate than we anticipate;

•	our third party contractors or clinical investigators may fail to comply with regulatory requirements or fail to meet their contractual obligations to us in a timely manner;
•	we might have to suspend or terminate one or more of our clinical trials if we, the regulators or the institutional review boards determine that the participants are being exposed to unacceptable health risks;
•	regulators or institutional review boards may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;
•	the cost of our clinical trials may be greater than we anticipate;
•	the supply or quality of our product candidates or other materials necessary to conduct our clinical trials may be insufficient or inadequate or we may not be able to reach agreements on acceptable terms with prospective clinical research organizations; and
•	the effects of our product candidates may not be the desired effects or may include undesirable side effects or the product candidates may have other unexpected characteristics.

In addition, if we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining, or may not be able to obtain, marketing approval for one or more of our product candidates;
•	obtain approval for indications that are not as broad as intended or entirely different than those indications for which we sought approval; or
•	have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or approvals. We do not know whether any preclinical tests or clinical trials will be initiated as planned, will need to be restructured or will be completed on schedule, if at all. Significant preclinical or clinical trial delays also could shorten the patent protection period during which we may have the exclusive right to commercialize our product candidates. Such delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products or product candidates.

If we cannot enroll enough patients to complete our clinical trials, such failure may adversely affect our business, financial condition and results of operations.

The completion rate of clinical studies of our products is dependent on, among other factors, the patient enrollment rate. Patient enrollment is a function of many factors, including:

•	investigator identification and recruitment;
•	regulatory approvals to initiate study sites;
•	patient population size;
•	the nature of the protocol to be used in the trial;
•	patient proximity to clinical sites;
•	eligibility criteria for the study;
•	competition from other companies’ clinical studies for the same patient population; and
•	ability to obtain comparator drug/device.

We believe our procedures for enrolling patients have been appropriate; however, delays in patient enrollment would increase costs and delay ultimate commercialization and sales, if any, of our products. Such delays could materially adversely affect our business, financial condition and results of operations.

If we are not successful in discovering, developing and commercializing additional product candidates, our ability to expand our business and achieve our strategic objectives would be impaired.

A key element of our strategy is to leverage our cochleate drug delivery technology platform to discover, develop and commercialize a portfolio of product candidates. We are seeking to do so through our internal research programs and are exploring, and may also explore in the future, strategic partnerships for the development of new products. Other than MAT2203 and MAT2501, all of our other potential cochleate-related product candidates remain in the discovery and preclinical stages.

Research programs to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential product candidates;
•	we may be unable to identify viable product candidates in our screening campaigns;
•	competitors may develop alternatives that render our product candidates obsolete;
•	product candidates we develop may nevertheless be covered by third parties’ patents or other exclusive rights;
•	a product candidate may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;
•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all;
•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors; and
•	the development of bacterial resistance to potential product candidates may render them ineffective against target infections.

If we are unsuccessful in identifying and developing additional product candidates, our potential for growth may be impaired.

Even if we receive regulatory approval for MAT2203, MAT2501 or any other product candidates we may develop, we still may not be able to successfully commercialize it and the revenue that we generate from its sales, if any, may be limited.

If approved for marketing, the commercial success of MAT2203, MAT2501 or any other product candidates we may develop will depend upon its acceptance by the medical community, including physicians, patients and health care payors. The degree of market acceptance of MAT2203, MAT2501 or such other product candidate will depend on a number of factors, including:

•	demonstration of clinical safety and efficacy of such product candidate;
•	relative convenience and ease of administration;
•	the prevalence and severity of any adverse effects;
•	the willingness of physicians to prescribe such product candidates and of the target patient population to try new therapies;
•	pricing and cost-effectiveness;
•	the inclusion or omission of such product candidate in applicable treatment guidelines;
•	the effectiveness of our or any future collaborators’ sales and marketing strategies;
•	limitations or warnings contained in FDA-approved labeling;

•	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third-party payors; and
•	the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement.

If MAT2203, MAT2501, or any other product candidates we may develop is approved, but does not achieve an adequate level of acceptance by physicians, health care payors and patients, we may not generate sufficient revenue and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of such product candidate may require significant resources and may never be successful.

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize such product candidate successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render such product candidate not commercially viable. For example, regulatory authorities may approve such product candidate for fewer or more limited indications than we request, may not approve the price we intend to charge for such product candidate, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve such product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that indication. Further, the FDA may place conditions on approvals including potential requirements or risk management plans and the requirement for a Risk Evaluation and Mitigation Strategy (“REMS”) to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of such product candidate. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of such product candidate.

We currently have no sales and marketing organization. If we are unable to establish satisfactory sales and marketing capabilities, we may not successfully commercialize any of our product candidates, if regulatory approval is obtained.

At present, we have no sales or marketing personnel. In order to commercialize products that are approved for commercial sales, we must either develop a sales and marketing infrastructure or collaborate with third parties that have such commercial infrastructure. If we elect to develop our own sales and marketing organization, we do not intend to begin to hire sales and marketing personnel until the time of NDA submission to the FDA at the earliest, and we do not intend to establish our own sales organization in the United States until shortly prior to FDA approval of MAT2203, MAT2501 or any of our other product candidates.

We may not be able to establish a direct sales force in a cost-effective manner or realize a positive return on this investment. In addition, we will have to compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize MAT2203, MAT2501 or any of our other product candidates in the United States without strategic partners or licensees include:

•	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;
•	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our future products;
•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are not successful in recruiting sales and marketing personnel or in building a sales and marketing infrastructure, or if we do not successfully enter into appropriate collaboration arrangements, we will have difficulty successfully commercializing MAT2203, MAT2501 or any other product candidates we may develop, which would adversely affect our business, operating results and financial condition. Outside the United States, we may commercialize our product candidates by entering into collaboration agreements with pharmaceutical partners. We may not be able to enter into such agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties.

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have competitors in a number of jurisdictions, many of which have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Established competitors may invest heavily to quickly discover and develop novel compounds that could make MAT2203, MAT2501 or any other product candidates we may develop obsolete or uneconomical. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, cost, convenience, tolerability and safety to be commercially successful. Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to MAT2203, MAT2501 or any of our other product candidates. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions. We face competition with respect to our current product candidates and we will face competition with respect to any product candidates that we may seek to develop or commercialize in the future. Our current and potential competitors in the anti-fungal marketplace for which we are developing MAT2203 include Merck & Co. Inc., Astellas Pharma US, Pfizer, Inc., Novartis AG, Viamet Inc., Cidara Therapeutics, Scynexis Inc. and Sigma Tau. With respect to competition for MAT2501 in the anti-bacterial marketplace, our current and potential competitors include Insmed Incorporated, Merck & Co., Tetraphase Pharmaceuticals, Inc., Achaogen, Inc., Raptor Pharmaceuticals and The Medicines Company.

Even if we obtain marketing approval for MAT2203, MAT2501 or any other product candidates that we may develop, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates could be subject to labeling and other restrictions and withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our future products.

Even if we obtain United States regulatory approval of MAT2203, MAT2501 or any other product candidates that we may develop, the FDA may still impose significant restrictions on its indicated uses or marketing or the conditions of approval, or impose ongoing requirements for potentially costly and time-consuming post-approval studies, and post-market surveillance to monitor safety and efficacy. Our future products will also be subject to ongoing regulatory requirements governing the manufacturing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, recordkeeping and reporting of adverse events and other post-market information. These requirements include registration with the FDA, as well as continued compliance with current Good Clinical Practices regulations, or cGCPs, for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continuous review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, cGMP, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents.

The FDA has the authority to require a REMS, as part of an NDA or after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria or requiring patient testing, monitoring and/or enrollment in a registry.

With respect to sales and marketing activities by us or any future partner, advertising and promotional materials must comply with FDA rules in addition to other applicable federal, state and local laws in the United States and similar legal requirements in other countries. In the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. We may also be subject, directly or indirectly through our customers and partners, to various fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute, U.S. False Claims Act, and similar state laws, which impact, among other things, our proposed sales, marketing, and scientific/educational grant programs. If we participate in the U.S. Medicaid Drug Rebate Program, the Federal Supply Schedule of the U.S. Department of Veterans Affairs, or other government drug programs, we will be subject to complex laws and regulations regarding reporting and payment obligations. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in many of these areas in other countries.

In addition, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If we receive marketing approval for our product candidates, physicians may nevertheless legally prescribe our products to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability and government fines. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions, including revocation of its marketing approval. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed.

If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, problems with the facility where the product is manufactured, or we or our manufacturers fail to comply with applicable regulatory requirements, we may be subject to the following administrative or judicial sanctions:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;
•	issuance of warning letters or untitled letters;
•	clinical holds;
•	injunctions or the imposition of civil or criminal penalties or monetary fines;
•	suspension or withdrawal of regulatory approval;
•	suspension of any ongoing clinical trials;
•	refusal to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;
•	suspension or imposition of restrictions on operations, including costly new manufacturing requirements; or
•	product seizure or detention or refusal to permit the import or export of product.

The occurrence of any event or penalty described above may inhibit our ability to commercialize MAT2203 or any of our other product candidates and generate revenue. Adverse regulatory action, whether pre- or post-approval, can also potentially lead to product liability claims and increase our product liability exposure.

Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval for our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any of our future products.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidate1, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

In the United States, the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a reimbursement methodology based on average sales prices for drugs. In addition, this legislation authorized Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for MAT2203, MAT2501 or any other product candidates that we may develop and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 or, collectively, the Health Care Reform Law, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. Effective October 1, 2010, the Health Care Reform Law revised the definition of “average manufacturer price” for reporting purposes, which could increase the amount of Medicaid drug rebates to states. Further, the law imposed a significant annual fee on companies that manufacture or import branded prescription drug products. Substantial provisions affecting compliance have also been enacted, which may require us to modify our business practices with healthcare practitioners, and incur substantial costs to ensure compliance. Although it is too early to determine the effect of the Affordable Care Act, the new law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

Our future growth depends, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to commercialize our product candidates in foreign markets for which we intend to rely on collaborations with third parties. If we commercialize MAT 2203, MAT2501 or any other product candidates that we may develop in foreign markets, we would be subject to additional risks and uncertainties, including:

•	our customers’ ability to obtain reimbursement for our product candidates in foreign markets;
•	our inability to directly control commercial activities because we are relying on third parties;
•	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;
•	different medical practices and customs in foreign countries affecting acceptance in the marketplace;
•	import or export licensing requirements;
•	longer accounts receivable collection times;
•	longer lead times for shipping;
•	language barriers for technical training;
•	reduced protection of intellectual property rights in some foreign countries;
•	foreign currency exchange rate fluctuations; and
•	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of our product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our results of operations.

If we market our product candidates in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.

The FDA enforces laws and regulations which require that the promotion of pharmaceutical products be consistent with the approved prescribing information. While physicians may prescribe an approved product for a so-called “off label” use, it is unlawful for a pharmaceutical company to promote its products in a manner that is inconsistent with its approved label and any company which engages in such conduct can subject that company to significant liability. Similarly, industry codes in the EU and other foreign jurisdictions prohibit companies from engaging in off-label promotion and regulatory agencies in various countries enforce violations of the code with civil penalties. While we intend to ensure that our promotional materials are consistent with our label, regulatory agencies may disagree with our assessment and may issue untitled letters, warning letters or may institute other civil or criminal enforcement proceedings. In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include the U.S. Anti-Kickback Statute, U.S. False Claims Act and similar state laws. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

The U.S. Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted broadly to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not, in all cases, meet all of the criteria for safe harbor protection from anti-kickback liability. Moreover, recent health care reform legislation has strengthened these laws. For example, the Health Care Reform Law, among other things, amends the intent requirement of the U.S. Anti-Kickback Statute and criminal health care fraud statutes; a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the U.S. Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the U.S. False Claims Act. Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid.

Over the past few years, several pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as: allegedly providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion that caused claims to be submitted to Medicare or Medicaid for non-covered, off-label uses; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates. Most states also have statutes or regulations similar to the U.S. Anti-Kickback Statute and the U.S. False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include substantial civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, substantial criminal fines and imprisonment.

We have been and expect to be significantly dependent on our collaborative agreements for the development of our product candidates, which exposes us to the risk of reliance on the performance of third parties.

In conducting our research and development activities, we currently rely, and expect to continue to rely, on collaborative agreements with third parties such as manufacturers, contract research organizations, commercial partners, universities, governmental agencies and not-for-profit organizations for both strategic and financial resources. Key among these agreements is our collaboration agreements with the NIH for the development of MAT2203 and MAT2501. The loss of, or failure to perform by us or our partners under any applicable agreements or arrangements, or our failure to secure additional agreements for our product candidates, would substantially disrupt or delay our research and development activities, including our in-process and anticipated clinical trials. Any such loss would likely increase our expenses and materially harm our business, financial condition and results of operation.

We expect that we will rely on third parties to conduct clinical trials for our product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize MAT2203, MAT2501 or any other product candidates that we may develop and our business could be substantially harmed.

We expect to enter into agreements with third-party CROs, or governmental entities like the NIH, to conduct and manage our clinical programs. We rely heavily on these parties for execution of clinical studies for MAT2203, MAT2501 and our other product candidates and can control only certain and very limited aspects of their activities. Nevertheless, we would be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on the NIH or CROs would not relieve us of our regulatory responsibilities. We, the NIH and our CROs would be required to comply with cGCPs, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces these cGCP regulations through periodic inspections of trial sponsors, principal investigators and trial sites. If we or the NIH or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials comply with cGCPs. In addition, our clinical trials must be conducted with products produced under cGMP regulations and will require a large number of test subjects. Our failure or the failure of the NIH or our CROs to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action up to and including civil and criminal penalties.

As a result, many important aspects of our drug development programs would be outside of our direct control. In addition, the NIH or the CROs may not perform all of their obligations under their arrangements with us or in compliance with regulatory requirements. If NIH or the CROs do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development and commercialization of MAT2203, MAT2501 or any other product candidates that we may develop may be delayed or our development program may be materially and irreversibly harmed. We cannot control the amount and timing of resources these CROs would devote to our program or our product candidates. If we are unable to rely on the clinical data collected by our CROs, we could be required to repeat, extend the duration of, or increase the size of our clinical trials, which could significantly delay commercialization and require significantly greater expenditures. If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs. As a result of the foregoing, our financial results and the commercial prospects for MAT2203, MAT2501 and our other product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance of MAT2203, MAT2501 or any other product candidates that we may develop. If there is not sufficient reimbursement for our future products, it is less likely that such products will be widely used.

Market acceptance and sales of MAT2203, MAT2501 or any other product candidates for which we obtain regulatory approval will depend on reimbursement policies and may be affected by future healthcare reform measures in both the United States and foreign jurisdictions. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which products they will cover and establish payment levels. In addition, government authorities and these third-party payors are increasingly attempting to contain health care costs by demanding price discounts or rebates and limiting both the types and variety of products that they will cover and the amounts that they will pay for these products. In addition, we might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to such payors’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources.

Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower-cost products that are already reimbursed, may be incorporated into existing payments for other products or services, and may reflect budgetary constraints and/or imperfections in Medicare or Medicaid data used to calculate these rates. Net prices for products may be reduced by mandatory discounts or rebates required by government health care programs. Such legislation, or similar regulatory changes or relaxation of laws that restrict imports of products from other countries, could reduce the net price we receive for any future marketed products. As a result, our future products might not ultimately be considered cost-effective.

We cannot be certain that reimbursement will be available for MAT2203, MAT2501 or any other product candidates that we develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, any future products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize MAT2203, MAT2501 or any other product candidates that we develop.

Unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives could harm our business.

There is increasing pressure on biotechnology companies to reduce healthcare costs. In the U.S., these pressures come from a variety of sources, such as managed care groups, institutional, and government purchasers. Increased purchasing power of entities that negotiate on behalf of federal healthcare programs and private sector beneficiaries could increase pricing pressures in the future. Such pressures may also increase the risk of litigation or investigation by the government regarding pricing calculations. The biotechnology industry will likely face greater regulation and political and legal action in the future.

The regulations that govern marketing approvals, pricing and reimbursement for new therapeutic products vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenue we are able to generate from the sale of the product in that country.

Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain regulatory approval. Adverse pricing limitations prior to approval will also adversely affect us by reducing our commercial potential. Our ability to commercialize any products successfully also will depend in part on the extent to which reimbursement for these products and related treatments becomes available from government health administration authorities, private health insurers and other organizations.

Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and these third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. Obtaining reimbursement for our products may be particularly difficult because of the higher prices often associated with products administered under the supervision of a physician. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any product candidate that we successfully develop.

There may be significant delays in obtaining reimbursement for approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or regulatory authorities in other countries. Moreover, eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Payment rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower cost products that are already reimbursed and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and profitable payment rates from both government funded and private payors for new products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Risks Relating to Our Intellectual Property Rights and Regulatory Exclusivity

We depend on certain technologies that are licensed to us. We do not control these technologies and any loss of our rights to them could prevent us from discovering, developing and commercializing our product candidates.

We are highly dependent on our cochleate delivery technology platform which is licensed to us by Rutgers. We do not own the patents that underlie this technology. Our rights to use the technology we license are subject to the negotiation of, continuation of and compliance with the terms of our license agreement with Rutgers. Pursuant to the terms of our license agreement with Rutgers, we control the prosecution, maintenance, or filing of the patents to which we hold licenses, as well as the enforcement of these patents against third parties. However, some of our patents and patent applications were either acquired from another company who acquired those patents and patent applications from yet another company, or are licensed from a third party. Thus, these patents and patent applications were not written by us or our attorneys, and we did not have control over the drafting and prosecution of certain of these patents. The former patent owners and our licensors might not have given the same attention to the drafting and prosecution of these patents and applications as we would have if we had been the owners of the patents and applications and had control over the drafting and prosecution. We cannot be certain that drafting and/or prosecution of the licensed patents and patent applications by the licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights.

Our rights to use the technology we license are subject to the validity of the owner’s intellectual property rights. Enforcement of our licensed patents or defense or any claims asserting the invalidity of these patents is often subject to the control or cooperation of our licensors. Legal action could be initiated against the owners of the intellectual property that we license and an adverse outcome in such legal action could harm our business because it might prevent such companies or institutions from continuing to license intellectual property that we may need to operate our business. In addition, such licensors may resolve such litigation in a way that benefits them but adversely affects our ability to use the licensed technology for our products.

Certain of our licenses contained in our agreement with Rutgers contain provisions that allow the licensor to terminate the license if (i) we breach any payment obligation or other material provision under the agreement and fail to cure the breach within a fixed time following written notice of termination, (ii) we or any of our affiliates, licensees or sublicensees directly or indirectly challenge the validity, enforceability, or extension of any of the licensed patents or (iii) we declare bankruptcy or dissolve. Our rights under the licenses are subject to our continued compliance with the terms of the license, including the payment of royalties due under the license. Termination of these licenses would prevent us from discovering, developing and commercializing product candidates based on the cochleate delivery technology, including our lead anti-infective product candidate, MAT2203. Determining the scope of the license and related royalty obligations can be difficult and can lead to disputes between us and the licensor. An unfavorable resolution of such a dispute could lead to an increase in the royalties payable pursuant to the license. If a licensor believed we were not paying the royalties due under the license or were otherwise not in compliance with the terms of the license, the licensor might attempt to revoke the license. If such an attempt were successful, we might be barred from discovering, developing and commercializing product candidates based on the cochleate delivery technology, including our lead anti-infective product candidate.

If we discontinue development of the cochleate delivery technology, we would be required to return such technology to the former stockholders of Matinas Nanotechnologies and we would lose the rights to our lead product candidates.

Under certain circumstances, we will be required to transfer Nanotechnologies’ cochleate delivery technology back to the former shareholders of Matinas Nanotechnologies. This transfer would be required under the Merger Agreement in the event the following conditions are met: (i) no milestone events have occurred on or before the two-year anniversary of the effective time of the 2015 Merger (the “Transfer Date”), (ii) during such period we shall have discontinued efforts to develop or commercialize the cochleate delivery technology (as conclusively demonstrated by our omission of the cochleate delivery technology in at least two consecutive royalty, progress and payment reports delivered to Rutgers pursuant to the license agreement entered into between Matinas Nanotechnologies and Rutgers) and (iii) as of the Transfer Date, no unresolved indemnification claims for us and our indemnified parties are pending. If the foregoing conditions are met, we would transfer the cochleate delivery technology to the stockholder representative or to a newly formed entity as directed by the stockholder representative (in either case for the benefit of the former Matinas Nanotechnologies stockholders) following receipt of any necessary third party consents required for the transfer, which we shall use its commercially reasonable efforts to obtain. If we are required to transfer the cochleate delivery technology back to the former shareholders of Matinas Nanotechnologies, we would lose our rights to our lead product candidates, which would have a material and adverse effect on our business.

It is difficult and costly to protect our intellectual property rights, and we cannot ensure the protection of these rights.

Our commercial success will depend, in part, on obtaining and maintaining patent protection for our technologies, products and processes, successfully defending these patents against third-party challenges and successfully enforcing these patents against third party competitors. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Changes in either the patent laws or in interpretations of patent laws may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowable or enforceable in our patents (including patents owned and licensed by us). We currently own or have rights to eighteen issued patents relating to our cochleate delivery technology, as well as pending patent applications for our cochleate delivery technology that may never be approved by the United States or foreign patent offices. Furthermore, any patents which may eventually be issued from existing patent applications for any of our technologies, may be challenged, invalidated or circumvented by third parties and might not protect us against competitors with similar products or technologies.

The degree of future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights, permit us to gain or keep our competitive advantage, or provide us with any competitive advantage at all. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed by us, or that we will not be involved in interference, opposition or invalidity proceedings before the United States or foreign patent offices.

We also rely on trade secrets to protect technology, especially in cases where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators, consultants and other contractors to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary or licensed information. Typically, research collaborators and scientific advisors have rights to publish data and information in which we may have rights. If we cannot maintain the confidentiality of our proprietary technology and other confidential information, our ability to receive patent protection and our ability to protect valuable information owned by us may be imperiled. Enforcing a claim that a third-party entity illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts are sometimes less willing to protect trade secrets than patents. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we fail to obtain or maintain patent protection or trade secret protection for our technologies, third parties could use our proprietary information, which could impair our ability to compete in the market and adversely affect our ability to generate revenues and attain profitability.

We may also develop trademarks to distinguish our products from the products of our competitors. We cannot guarantee that any trademark applications filed by us or our business partners will be approved. Third parties may also oppose such trademark applications, or otherwise challenge our use of the trademarks. In the event that the trademarks we use are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, we cannot provide assurance that competitors will not infringe the trademarks we use, or that we will have adequate resources to enforce these trademarks.

Our product candidates may infringe the intellectual property rights of others, which could increase our costs and delay or prevent our development and commercialization efforts.

Our success depends in part on avoiding infringement of the proprietary technologies of others. The pharmaceutical industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Identification of third party patent rights that may be relevant to our proprietary technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Additionally, because patent applications are maintained in secrecy until the application is published, we may be unaware of third-party patents that may be infringed by commercialization of MAT2203, MAT2501 or any future product candidate. There may be certain issued patents and patent applications claiming subject matter that we may be required to license in order to research, develop or commercialize MAT2203 or MAT2501 and we do not know if such patents and patent applications would be available to license on commercially reasonable terms, or at all. Any claims of patent infringement asserted by third parties against us would be time-consuming and may:

•	result in costly litigation;
•	divert the time and attention of our technical personnel and management;
•	prevent us from commercializing a product until the asserted patent expires or is held finally invalid or not infringed in a court of law;
•	require us to cease or modify our use of the technology and/or develop non-infringing technology; or
•	require us to enter into royalty or licensing agreements.

Although no third party has asserted a claim of infringement against us, others may hold proprietary rights that could prevent MAT2203 or MAT2501 from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to MAT2203 or MAT2501 or our processes could subject us to potential liability for damages and require us to obtain a license to continue to manufacture or market our current product candidates or any future product candidates. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. In addition, we cannot be sure that we could redesign, MAT2203, MAT2501, or any future product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing MAT2203, MAT2501 or a future product candidate, which could harm our business, financial condition and operating results.

We anticipate that competitors may from time to time oppose our efforts to obtain patent protection for new technologies or to submit patented technologies for regulatory approval. Competitors may seek to oppose our patent applications to delay the approval process or to challenge our granted patents, for example, by requesting a reexamination of our patent at the United States Patent and Trademark Office, or the USPTO, or by filing an opposition in a foreign patent office, even if the opposition or challenge has little or no merit. Such proceedings are generally highly technical, expensive and time consuming, and there can be no assurance that such a challenge would not result in the narrowing or complete revocation of any patent of ours that was so challenged.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is commonplace in our industry, we employ individuals who were previously employed at or retained by other pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject in the future to claims that our employees or prospective employees are subject to a continuing obligation to their former employers (such as non-competition or non-solicitation obligations) or claims that our employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We may not be able to obtain or maintain orphan drug designation or exclusivity for our anti-infective product candidates.

We have obtained orphan drug designation for MAT2501 for the treatment of nontuberculous mycobacteria and for MAT2203 for the treatment of leishmaniasis and will seek additional orphan drug designations for MAT2203 in the United States and other product candidates in the future. Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States.

Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or the EMA from approving another marketing application for the same indication for that drug during that time period. The applicable period is seven years in the United States and ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be lost if the FDA or the EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

We cannot assure you that the application for orphan drug designation of MAT2203, or any future application with respect to any other product candidate, will be granted. If we are unable to obtain orphan drug designation in the United States, we will not be eligible to obtain the period of market exclusivity that could result from orphan drug designation or be afforded the financial incentives associated with orphan drug designation. Even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

Any fast track designation or grant of priority review status by the FDA may not actually lead to a faster development or regulatory review or approval process, nor will it assure FDA approval of our product candidates. Additionally, our product candidates may treat indications that do not qualify for priority review vouchers.

We have received fast track designation for MAT2203 for the treatment of invasive candidiasis and the treatment of invasive aspergillosis and for prophylactic treatment of invasive fungal infections due to immunosuppressive therapy. We may seek fast track designation for some of our other product candidates or priority review of applications for approval of our product candidates for certain indications. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA fast track designation. If a product candidate offers major advances in treatment, the FDA may designate it eligible for priority review. The FDA has broad discretion whether or not to grant these designations, so even if we believe a particular product candidate is eligible for these designations, we cannot assure you that the FDA would decide to grant them. Even if we do receive fast track designation or priority review, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program.

Any breakthrough therapy designation granted by the FDA for our product candidates may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

We may seek a breakthrough therapy designation for some of our product candidates. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs and biologics that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA may also be eligible for accelerated approval if the relevant criteria are met.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that the products no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Designation of our product candidates as qualified infectious disease products is not assured and, in any event, even if granted, may not actually lead to a faster development or regulatory review, and would not assure FDA approval of our product candidates.

We may be eligible for designation of certain of our product candidates as qualified infectious disease products, or QIDPs. A QIDP is “an antibacterial or antifungal drug intended to treat serious or life-threatening infections, including those caused by an antibacterial or antifungal resistant pathogen, including novel or emerging infectious pathogens or certain “qualifying pathogens.” A product designated as a QIDP will be granted priority review by the FDA and may qualify for “fast track” status. Upon the approval of an NDA for a drug product designated by the FDA as a QIDP, the product is granted a period of five years of regulatory exclusivity in addition to any other period of regulatory exclusivity for which the product is eligible. The FDA has broad discretion whether or not to grant these designations, so even if we believe a particular product candidate is eligible for such designation or status, the FDA could decide not to grant it. Moreover, even if we do receive such a designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures and there is no assurance that our product candidate, even if determined to be a QIDP, will be approved by the FDA.

General Company-Related Risks

We will need to increase the size of our organization to grow our business, and we may experience difficulties in managing this growth.

We currently have only ten employees. As our development and commercialization plans and strategies develop, we will need to expand the size of our employee base for managerial, development, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to commercialize our product candidates and our ability to compete effectively will depend, in part, on our ability to effectively manage any future growth.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of certain key employees would adversely impact our business prospects.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of certain key employees, including Roelof Rongen, our President and CEO, or Jerome D. Jabbour, our President, or Raphael J. Mannino, our Chief Scientific Officer, would adversely impact our business prospects.

Our ability to compete in the highly competitive pharmaceutical industry depends in large part upon our ability to attract highly qualified managerial, scientific and medical personnel. In order to induce valuable employees to remain with us, we intend to provide employees with stock options that vest over time. The value to employees of stock options that vest over time will be significantly affected by movements in our stock price that we will not be able to control and may at any time be insufficient to counteract more lucrative offers from other companies.

Other pharmaceutical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop and commercialize product candidates would be limited.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face a potential risk of product liability as a result of the clinical testing of MAT2203, MAT2501 or any future product candidates and will face an even greater risk if we commercialize MAT2203, MAT2501 or any other future product. For example, we may be sued if any product we develop or any material that we use in our products allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of MAT2203 or MAT2501. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for MAT2203, MAT2501 or any future products that we may develop;
•	injury to our reputation;
•	withdrawal of clinical trial participants;
•	costs to defend the related litigation;
•	a diversion of management’s time and our resources;
•	substantial monetary awards to trial participants or patients;
•	product recalls, withdrawals or labeling, marketing or promotional restrictions;
•	loss of revenue;
•	the inability to commercialize our product candidates; and
•	a decline in our stock price.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We have obtained product liability insurance covering our clinical trials in the amount of greater than or equal to $5 million in the aggregate. Although we will maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Our internal computer systems, or those of our CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our CROs and other contractors and consultants are vulnerable to damage or disruption from computer viruses, software bugs, unauthorized access, natural disasters, terrorism, war, and telecommunication, equipment and electrical failures. While we have not, to our knowledge, experienced any significant system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs. For example, the loss of clinical trial data from completed or ongoing clinical trials for any of our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure or theft of confidential or proprietary information, we could incur liability, the further development of our product candidates could be delayed, our competitive position could be compromised, or our business reputation could be harmed.

We may acquire businesses or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.

Risks related to our securities

Pursuant to the terms of our outstanding Series A Preferred Stock, we may be obligated to pay significant royalties.

Pursuant to the terms of the Certificate of Designations of Preferences, Rights and Limitations (the “Certificate of Designations”) for our outstanding Series A Preferred Stock, we may be required to pay royalties of up to $35 million per year. If and when we obtain FDA or EMA approval of MAT2203 and/or MAT2501, which we do not expect to occur before 2020, if ever, and/or if we generate sales of such products, or we receive any proceeds from the licensing or other disposition of MAT2203 or MAT2501, we are required to pay to the holders of our Series A Preferred Stock, subject to certain vesting requirements, in aggregate, a royalty equal to (i) 4.5% of Net Sales (as defined in the Certificate of Designations), subject in all cases to a cap of $25 million per calendar year, and (ii) 7.5% of Licensing Proceeds (as defined in the Certificate of Designations), subject in all cases to a cap of $10 million per calendar year. The Royalty Payment Rights will expire when the patents covering the applicable product expire, which is currently expected to be in 2033.

We are obligated to pay dividends on outstanding shares of our Series A Preferred Stock.

Holders of Series A Preferred Stock are entitled to receive cumulative dividends at the rate per share of 8% per annum, payable in shares of our common stock, which annual dividend will accumulate until such time as the shares of Series A Preferred Stock are converted, at which time the accumulated dividend will be satisfied by delivery of shares of common stock at a price per share of common stock equal to the conversion price of the Series A Preferred Stock then in effect (currently $0.50 per share). The Series A Preferred Stock will automatically convert at the conversion price in effect on July 29, 2019, unless such shares are converted earlier in accordance with the terms of the Certificate of Designations for the Series A Preferred Stock. The payment of such dividends will result in additional dilution to our holders of our common stock.

Our Series A Preferred Stock has certain preference rights upon any liquidation, dissolution or winding up.

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series A Preferred Stock will be entitled to (i) first receive distributions out of our assets in an amount per share equal to $5.00, or the stated value, plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of common stock and (ii) second, receive distributions out of our assets on an as-converted basis alongside the common stock.

We do not intend to pay dividends on our common stock in the foreseeable future.

The Board of Directors will determine, in its sole discretion, our dividend policy after considering our financial condition, results of operations and capital requirements, as well as other factors. No dividends may be declared or paid on our common stock, unless a dividend, payable in the same consideration or manner, is simultaneously declared or paid, as the case may be, on the shares of Series A Preferred Stock. We do not anticipate paying cash dividends on our common stock in the foreseeable future and you should not invest in us with the anticipation of receiving dividend income.

There has been a limited trading market for our common stock and there has been limited market activity to date.

Currently, our common stock is available for quotation on the OTCQB under the symbol “MTNB” and there has been limited market activity to date. It is anticipated that there may continue to be a limited trading market for our common stock on the OTCQB. A lack of an active market may impair your ability to sell shares of our common stock at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using our common stock as consideration.

Our share price has been and could remain volatile.

The market price of our common stock has historically experienced and may continue to experience significant volatility. From January 1, 2015 through December 9, 2016, the market price of our common stock has fluctuated from a high of $2.01 per share to a low of $0.31 per share. Our progress in developing our product candidates, the impact of government regulations on our products and industry, the potential sale of a large volume of our common stock by stockholders, our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially with significant market losses. If our stockholders sell a substantial number of shares of common stock, especially if those sales are made during a short period of time, those sales could adversely affect the market price of our common stock and could impair our ability to raise capital. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we could be subject to a securities class action litigation as a result of volatility in the price of our stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Our shares are subject to the penny stock rules, which may make it more difficult to sell our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTCQB does not meet such requirements and if the price of our common stock is less than $5.00, our common stock will be deemed to be a penny stock. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stock holders may have difficulty selling their shares.

As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your Shares without the significant expense of state registration or qualification.

We are an “emerging growth company,” and we intend to take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. We cannot predict if investors will find our common stock less attractive if we choose to continue to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

We are incurring significantly increased costs and devote substantial management time as a result of operating as a public company, which costs may increase after we are no longer an “emerging growth company.”

As a public company, we are incurring significant legal, accounting and other expenses. For example, we are required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements have resulted in increased legal and financial compliance costs. In addition, our management and other personnel must divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we are incurring significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.

However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company.

Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

After we are no longer an “emerging growth company” and if we are no longer a smaller reporting company at such time, we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

We have had material weaknesses in our internal control over financial reporting in the past and may be unable to maintain effective control over financial reporting.

Prior to February 2014, we had not been a public reporting company and have had limited accounting personnel and systems to adequately execute accounting processes and limited other supervisory resources with which to address internal control over financial reporting. We and our independent registered public accounting firm identified material weaknesses in internal control over financial reporting for the years ended December 31, 2013 and 2012 related (i) financial closing procedures and lack of sufficient resources to maintain financial records and account for significant accounting transactions, particularly related to equity transactions and restricted stock and stock options for employees and non-employees and (ii) lack of proper segregation of duties. We have implemented and controls, which we believe have remediated these material weaknesses and underlying deficiencies. Amongst other actions, we have recently added a senior accountant to our finance team; commenced implementation of enhanced review procedures; and begun a comprehensive documentation of our accounting policies and our internal controls and procedures. We have also hired an accounting firm to provide technical accounting support and an additional level of review.

Under standards established by the Public Company Accounting Oversight Board, a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis. We cannot assure that there will not be additional material weaknesses and significant deficiencies that our independent registered public accounting firm or we will identify. If we identify such issues or if we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with applicable securities laws and listing requirements. See Item 9A for our evaluation of our disclosure controls and procedures.

Failure to build our finance infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal control requirements for publicly traded companies.

As a public company, we operate in an increasingly demanding regulatory environment, which requires us to comply with applicable provisions of the Sarbanes-Oxley Act, and the related rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.

We rely on consultants to perform certain of our accounting and financial reporting functions. We will need to hire additional finance personnel and build our financial infrastructure as we comply with public company reporting requirements, including complying with the applicable requirements of Section 404 of the Sarbanes-Oxley Act. We may be unable to do so on a timely basis.

Moreover, we do not expect that disclosure controls or internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us.

Upon dissolution of our company, you may not recoup all or any portion of your investment.

In the event of a liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, the proceeds and/or assets of our company remaining after giving effect to such transaction, and the payment of all of our debts and liabilities will be distributed first to the holders of our Series A Preferred Stock and thereafter to the stockholders of common stock (including the holders of our Series A Preferred Stock on an “as converted” basis) on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of common stock, or any amounts, upon such a liquidation, dissolution or winding-up of our Company. In this event, you could lose some or all of your investment.

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. We anticipate that our board of directors will have the authority to issue up to 8,400,000 additional shares of our preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Anti-takeover provisions of our certificate of incorporation, our bylaws and Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove the current members of our board and management.

Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage, delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your Shares. Furthermore, these provisions could prevent or frustrate attempts by our stockholders to replace or remove members of our board of directors. These provisions also could limit the price that investors might be willing to pay in the future for our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These provisions, among other things:

•	they provide that special meetings of stockholders may be called only by the board of directors, President or our Chairman of the Board of Directors, or at the request in writing by stockholders of record owning at least fifty (50%) percent of the issued and outstanding voting shares of common stock;

•	they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors; and
•	they allow us to issue, without stockholder approval, up to 10,000,000 shares of preferred stock (of which up to 8,400,000 shares remain available for issuance) that could adversely affect the rights and powers of the holders of our common stock.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of the voting rights on our common stock, from merging or combining with us for a prescribed period of time.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As a result of the 2013 Merger (as defined herein), our ability to utilize our U.S. federal net operating loss, carryforwards and U.S. federal tax credits may be limited under Sections 382 and Section 383 of the Internal Revenue Code of 1986, as amended. The limitations apply if an “ownership change,” as defined by Section 382, occurs. Generally, an ownership change occurs if the percentage of the value of the stock that is owned by one or more direct or indirect “five percent shareholders” increases by more than 50 percentage points over their lowest ownership percentage at any time during the applicable testing period (typically three years). In addition, future changes in our stock ownership, which may be outside of our control, may trigger an “ownership change” and, consequently, Section 382 and Section 383 limitations. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards and other tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

DESCRIPTION OF THE OFFER TO AMEND AND EXERCISE

The Company is offering to amend, upon the terms and subject to the conditions set forth herein, warrants to purchase an aggregate of 36,728,612 shares of common stock (the “Offer to Amend and Exercise”), including: (i) outstanding warrants to purchase 4,000,000 shares of the Company’s common stock issued to investors in connection with our formation in June 2013, with an exercise price of $2.00 per share (the “Formation Warrants”); (ii) outstanding warrants to purchase 1,000,000 shares of the Company’s common stock issued to former stockholders of Matinas BioPharma, Inc. in connection with the merger of Matinas BioPharma, Inc. and Matinas BioPharma Holdings, Inc. in July 2013, with an exercise price of $2.00 per share (the “Merger Warrants”); (iii) outstanding warrants to purchase 7,500,000 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed in July and August 2013, with an exercise price of $2.00 per share (the “2013 Investor Warrants”); (iv) outstanding warrants to purchase 500,000 shares of the Company’s common stock issued to investors in the Company’s warrant private placement transaction completed in July 2013, with an exercise price of $2.00 per share (the “Private Placement Warrants”); (v) outstanding warrants to purchase 19,580,000 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed in March and April 2015, with an exercise price of $0.75 per share (the “2015 Investor Warrants”); (vi) outstanding warrants to purchase 750,000 shares of the Company’s common stock issued to the placement agent in the private placement financings closed in July and August 2013, with an exercise price of $2.00 per share (the “$2.00 PA Warrants”); (vii) outstanding warrants to purchase 1,427,937 shares of the Company’s common stock issued to the placement agent in the private placement financings closed in July and August 2013, with an exercise price of $1.00 per share (the “$1.00 PA Warrants”); and (viii) outstanding warrants to purchase 1,970,675 shares of the Company’s common stock issued to the placement agent in the private placement financings closed in March and April 2015, with an exercise price of $0.75 per share (the “$0.75 PA Warrants” and collectively with the Formation Warrants, the Merger Warrants, the 2013 Investor Warrants, the Private Placement Warrants, the 2015 Investor Warrants, the $2.00 PA Warrants and the $1.00 PA Warrants, the “Original Warrants”). There is no minimum participation requirement with respect to this Offer to Amend and Exercise.

Pursuant to the Offer to Amend and Exercise, the Original Warrants will be amended (the “Amended Warrants”) to: (i) reduce the exercise price of the Original Warrants from $2.00 per share, $1.00 per share or $0.75 per share, as applicable, to $0.50 per share of common stock in cash, (ii) shorten the exercise period of the Original Warrants so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Eastern Time) on January 13, 2017, as may be extended by the Company in its sole discretion (“Expiration Date”), (iii) restrict the ability of the holder of shares issuable upon exercise of the Amended Warrants to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for the duration of the Lock-Up Period; and (iv) provide that a holder, acting alone or with others, will agree not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period. Other than set forth above, the terms of the Original Warrants will remain unmodified and in full force and effect.

SECTION 1.	FORWARD LOOKING STATEMENTS

This Offer to Amend and Exercise contains forward-looking statements. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are only expectations, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause the Company’s (or its industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The factors that could cause the Company’s actual results to differ materially from current expectations include, but are not limited to:

•	our ability to raise additional capital to fund our operations and to develop our product candidates;
•	our ability to raise additional capital, in light of the significant number of shares issuable upon conversion of our Series A Preferred Stock (including paying dividends in the form of common stock), upon exercise of outstanding warrants and options and upon achievement of certain milestones pursuant to the merger agreement with Aquarius Biotechnologies, Inc. (whose name was subsequently changed to Matinas BioPharma Nanotechnologies, Inc.);
•	our obligation to pay royalties to holders of our Series A Preferred Stock;
•	our anticipated timing for preclinical development, regulatory submissions, commencement and completion of clinical trials and product approvals;
•	our limited operating history;
•	our history of operating losses in each year since inception and the expectation that we will continue to incur operating losses for the foreseeable future;
•	our dependence on product candidates, which are still in an early development stage;
•	our reliance on proprietary cochleate drug delivery technology, which is licensed to us by Rutgers University;
•	our ability to manufacture GMP batches of our product candidates which are required for pre-clinical and clinical trials and, subsequently, if regulatory approval is obtained for any of our products, our ability to manufacture commercial quantities;
•	our ability to complete required clinical trials for our lead product candidate and other product candidates and obtain approval from the FDA or other regulatory agents in different jurisdictions;
•	our dependence on third-parties, including third-parties to manufacture and third-party CROs (including, without limitation, the National Institutes of Health (NIH) to conduct our clinical trials;
•	our ability to maintain or protect the validity of our patents and other intellectual property;
•	our ability to retain and recruit key personnel;
•	our ability to internally develop new inventions and intellectual property;
•	interpretations of current laws and the passages of future laws;
•	our lack of a sales and marketing organization and our ability to commercialize products, if we obtain regulatory approval;
•	acceptance of our business model by investors;
•	the accuracy of our estimates regarding expenses and capital requirements; and
•	our ability to adequately support growth.

The “Risk Factors” section of this Offer to Amend and Exercise sets forth detailed risks, uncertainties and cautionary statements regarding the Company’s business, the Company’s common stock and the risks of participating in the Offer to Amend and Exercise. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that the Company may issue in the future. Except as required by applicable law, the Company does not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

SECTION 2.	PURPOSES OF THE OFFER TO AMEND AND EXERCISE AND USE OF PROCEEDS

Fund Raising.  Through the Offer to Amend and Exercise the Company can raise funds to support its future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by significantly reducing the exercise price and shortening the exercise period. If all holders participate in the Offer to Amend and Exercise and exercise an Amended Warrant, the Company would raise gross proceeds of between approximately $16.3 million and approximately $18.5 million, depending on the extent to which the placement agent warrants are exercised for cash or in a “cashless exercise”. The funds obtained will be used by the Company for research and development activities, working capital and for other general corporate purposes.

Reduction of Share Overhang from Outstanding Warrants.  In addition, the Offer to Amend and Exercise can help the Company reduce the number of outstanding warrants. As of September 30, 2016, we had outstanding warrants to purchase an aggregate of 40,517,500 shares at a weighted average exercise price of $1.16 per share. The sale of substantial amounts of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock and our ability to raise additional capital in the future. If all holders participate in the Offer to Amend and Exercise and exercise an Amended Warrant, the Company would have outstanding warrants to purchase 3,593,750 shares of common stock at a weighted average exercise price of $0.50 per share.

Ability to Meet the Initial Listing Requirements on a National Securities Exchange.  We intend to apply for listing on a national securities exchange such as NASDAQ or NYSE MKT which includes in its initial listing standards a minimum stockholders’ equity requirements, amongst other requirements, such as a minimum bid price. Through the Offer to Amend and Exercise the Company can raise capital and improve its stockholders’ equity position, which we expect will better position the Company to apply for listing on a national securities exchange. If all holders participate in the Offer to Amend and Exercise and exercise an Amended Warrant and all placement agent warrants are exercised on a “cashless exercise”, the Company would raise gross proceeds of approximately $16.3 million and its pro forma stockholders’ equity as of September 30, 2016 would be $25.1 million , compared to the minimum stockholders’ equity requirement of $4.0 million for initial listing on NYSE MKT and $4.0 million for listing under the market value of listed securities standard and $5.0 million for listing under the equity standard initial listing on NASDAQ Capital Markets. However, this Offer to Amend and Exercise does not by itself allow the Company to meet all the requirements for listing on a national securities exchange. For example, the initial listing standards for the NYSE MKT includes a minimum bid price of $2.00 and the initial listing standards for the NASDAQ Capital Market includes a minimum bid price of $4.00, which we currently do not meet and, although we have obtained shareholder approval to implement a reverse stock split within a range of one-for-two shares of our common stock to one-for-eight shares of our common stock, may never meet.

This Offer to Amend and Exercise would not impact “share overhang” from outstanding options, Series A Preferred Stock or shares issuable upon achievement of milestones. As of September 30, 2016, we had outstanding options to purchase an aggregate of 8,320,694 shares of our common stock at a weighted average exercise price of $0.85 per share and outstanding shares of Series A Preferred Stock which are convertible into 16,000,000 shares of our common stock at an initial conversion price of $0.50 per share. The conversion of our Series A Preferred Stock and exercise of such outstanding options and warrants will result in dilution of the value of our shares. In addition, pursuant to the terms of the merger agreement with Matinas Nanotechnologies, we will be required to issue up to an additional 3,000,000 shares of our common stock upon the achievement of certain milestones. The milestone consideration consists of (i) 1,500,000 shares issuable upon the dosing of the first patient in a phase III trial sponsored by us for a product utilizing the cochleate delivery technology and (ii) 1,500,000 shares issuable upon FDA approval of the first NDA submitted by us for a product utilizing the cochleate delivery technology.

SECTION 3.	ELIGIBLE ORIGINAL WARRANTS

The following Original Warrants are subject to the Offer to Amend and Exercise:

Formation Warrants: Outstanding warrants to purchase 4,000,000 shares of the Company’s common stock issued to investors in connection with our formation in June 2013, with an exercise price of $2.00 per share;

Merger Warrants: Outstanding warrants to purchase 1,000,000 shares of the Company’s common stock issued to former stockholders of Matinas BioPharma, Inc. in connection with the merger of Matinas BioPharma, Inc. and Matinas BioPharma Holdings, Inc. in July 2013, with an exercise price of $2.00 per share;

2013 Investor Warrants: Outstanding warrants to purchase 7,500,000 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed in July and August 2013, with an exercise price of $2.00 per share;

Private Placement Warrants: Outstanding warrants to purchase 500,000 shares of the Company’s common stock issued to investors in the Company’s warrant private placement transaction completed in July 2013, with an exercise price of $2.00 per share;

2015 Investor Warrants:Outstanding warrants to purchase 19,580,000 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed in March and April 2015, with an exercise price of $0.75 per share;

$2.00 PA Warrants: Outstanding warrants to purchase 750,000 shares of the Company’s common stock issued to the placement agent in the private placement financings closed in July and August 2013, with an exercise price of $2.00 per share;

$1.00 PA Warrants: Outstanding warrants to purchase 1,427,937 shares of the Company’s common stock issued to the placement agent in the private placement financings closed in July and August 2013, with an exercise price of $1.00 per share; and

$0.75 PA Warrants: Outstanding warrants to purchase 1,970,675 shares of the Company’s common stock issued to the placement agent in the private placement financings closed in March and April 2015, with an exercise price of $0.75 per share.

SECTION 4.	EXPIRATION DATE

The Offer to Amend and Exercise will be open through 5:00 p.m., Eastern Time on January 13, 2017, as may be extended by the Company in its sole discretion.

SECTION 5.	TERMS OF AMENDED WARRANTS

Pursuant to the Offer to Amend and Exercise, the Original Warrants will be amended as described below:

New Exercise Price: The exercise price of the Original Warrants will be reduced to $0.50 per share regardless of the current exercise price as of the date hereof.

New Termination Date: The termination date of the Original Warrants is being shortened to terminate concurrently with the Expiration Date.

Lock-Up Period: The Amended Warrants will contain a lock-up provision that provides that the holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the shares issuable upon exercise of the Amended Warrants without the prior written consent of the Company for the duration of the Lock-Up Period. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions.

Market Restrictions: A holder, acting alone or with others, will agree not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

Other Terms: Except as set forth above all other terms of the Amended Warrants will be the same as the terms of the Original Warrants, including the cashless exercise provisions in the $2.00 PA Warrants, the $1.00 PA Warrants and the $0.75 PA Warrants. See the forms of Amended Warrants attached hereto as Exhibits (a)(1)(E) to (a)(1)(L) to the Schedule TO.

SECTION 6.	CONDITIONS TO THE OFFER TO AMEND AND EXERCISE

The Offer to Amend and Exercise is subject to certain conditions, as described herein:

(i) As part of the Election to Participate and Exercise Warrant, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. The holders of the Original Warrants previously represented to the Company that they were “accredited investors” in connection with the transactions in which such holders acquired the Original Warrants. The Company has included with this Offer to Amend and Exercise an exhibit titled “Supplemental Company Information” that contains additional information that holders of Original Warrants who are no longer “accredited investors,” if any, should consider before making an investment decision. However, the Company will not accept any Election to Participate and Exercise Warrant from or on behalf of, any Original Warrant holders if the Company determines that a valid securities exemption is not available under the Securities Act.

(ii) In addition, we are not making this Offer to Amend and Exercise to, nor will we accept any Election to Participate and Exercise Warrant from or on behalf of, Original Warrant holders in any jurisdiction in which the Offer to Amend and Exercise or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

You may not elect to amend but not exercise your Original Warrants. Participation in this Offer to Amend and Exercise requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

SECTION 7.	EXTENSION OF OFFER TO AMEND AND EXERCISE PERIOD; TERMINATION; AMENDMENTS

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the Expiration Date.

There can be no assurance, however, that the Company will exercise its right to extend the Offer to Amend and Exercise. Amendments to the Offer to Amend and Exercise will be made by written notice thereof to the holders of the Original Warrants. Material changes to information previously provided to holders of the Original Warrants in this Offer to Amend and Exercise or in documents furnished subsequent thereto will be disseminated to holders of Original Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer to Amend and Exercise, materially amend the Offer to Amend and Exercise, the Company will ensure that the Offer to Amend and Exercise remains open long enough to comply with U.S. federal securities laws.

If the Company materially changes the terms of the Offer to Amend and Exercise or the information concerning the Offer to Amend and Exercise, or it waives a material condition of the Offer to Amend and Exercise, the Company will extend the Offer to Amend and Exercise to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer to Amend and Exercise or information concerning the Offer to Amend and Exercise (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

SECTION 8.	PROCEDURE FOR PARTICIPATING IN OFFER TO AMEND AND EXERCISE AND EXERCISING AMENDED WARRANTS

To participate in the Offer to Amend and Exercise and exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to the Company’s transfer agent before the Expiration Date all of the following: (i) a signed copy of the Election to Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant (or an Affidavit of Lost Warrant) for cancellation, and (iv) cash in the amount equal to $0.50 per share multiplied by the number of shares of common stock the holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash exercise price may be tendered in the form of a check payable to Matinas BioPharma Holdings, Inc. or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant. Each of these items must be properly delivered, before the Expiration Date to: VStock Transfer, 18 Lafayette Place, Woodmere, NY 11598.

If you hold $2.00 PA Warrants, $1.00 PA Warrants or $0.75 PA Warrants and wish to use the “cashless exercise” feature in your Original Warrant, you must deliver to the Company before the Expiration Date all of the following: (i) a signed copy of the Election to Participate and Exercise Warrant indicating the number of $2.00 PA Warrants, $1.00 PA Warrants or $0.75 PA Warrants that you wish to exercise on a “cashless exercise” basis, (ii) a signed copy of an Accredited Investor Questionnaire, and (iii) the original copy of your Original Warrant (or an Affidavit of Lost Warrant) for cancellation. Each of these items must be properly delivered, before the Expiration Date to: Matinas BioPharma Holdings, Inc., 1545 Route 206 South, Suite 302, Bedminster, New Jersey 07921, Attn: Corporate Secretary, telephone number (908) 443-1860. Upon the Expiration Date, you will be deemed to have surrendered to the Company as payment of the exercise price, a number of warrant shares have a value (as determined below) equal to the Aggregate Exercise Price, in which case, the number of Warrant Shares to be issued to the Holder upon such exercise shall be calculated using the following formula:

X  =
Y * (A - B)

A

with:

X =	the number of Warrant Shares to be issued to the Holder
Y =	the number of Warrant Shares with respect to which the Warrant is being exercised
A =	the fair value (as defined in the applicable Amended Warrant) per share of Common Stock, which is $1.49
B =	0.50 per share

SECTION 9.	MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Time on January 13, 2017, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), promptly following the Expiration Date, we intend to notify our depositary institution and our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant . See Section 8 “Procedure for Participating in Offer to Amend and Exercise and Exercising Amended Warrants” below.

SECTION 10.	WITHDRAWAL RIGHTS

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned, before 5:00 p.m., Eastern Time on January 13, 2017, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise), to: VStock Transfer, 18 Lafayette Place, Woodmere, NY 11598. Following the Expiration Date, you cannot withdraw your Election to Participate and Exercise Warrant. However, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents by February 13, 2017, which is the fortieth business day from the commencement of the Offer to Amend and Exercise, you may change your mind and submit a Notice of Withdrawal to us after February 13, 2017.

If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid upon exercise of the Amended Warrant.

SECTION 11.	REGISTRATION OF WARRANT SHARES

The Original Warrants, the Amended Warrants and the shares of common stock issuable upon exercise of the Original Warrants or Amended Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

We have previously filed Registration Statement on Form S-1 (File No. 333-214391) and Registration Statement on Form S-1 (File No. 333-204825) to register the resale of the shares of common stock underlying the Original Warrants under the Securities Act. Shares of common stock underlying Original Warrants held by our affiliates and affiliates of the placement agent were not included in such Registration Statements. Promptly following the Expiration Date, we intend to file prospectus supplements to the prospectuses included in such Registration Statements to reflect the substantive changes from the information currently set forth in such prospectus as a result of the Offer to Amend and Exercise Thereafter, the holders of shares of common stock issuable upon exercise of the Amended Warrants who are listed as selling stockholders in the Registration Statement may sell their shares of common stock in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the applicable Prospectus in the applicable Registration Statement. Each holder of Original Warrants should read the applicable Prospectus carefully before deciding whether to participate in the Offer to Amend and Exercise. In addition, any holder (including any transferees or acquirers) of an Original Warrant or Amended Warrant who is not listed as a selling stockholder in the Prospectus cannot resell such holder’s shares in reliance on the Prospectus, unless and until the Company files a post-effective amendment to the Registration Statement to include such holder as a selling stockholder. Absent the filing of the post-effective amendment to the Registration Statement, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months.

SECTION 12.	TRADING MARKET AND PRICE RANGE OF ORIGINAL WARRANTS, AMENDED WARRANTS AND COMMON STOCK

There is no established trading market for the Original Warrants or the Amended Warrants.

Prior to July 21, 2014, no public trades occurred in our common stock. On July 21, 2014, our common stock commenced quotation on the OTCQB under the symbol “MTNB”. The following table sets forth, for the periods indicated, the reported high and low bid quotations per share for our common stock based on information provided by the OTC Market Group, Inc. Such OTCQB over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and, particularly because our common stock is traded infrequently, may not necessarily represent actual transactions or a liquid trading market.

	High	Low
Fiscal Year Ended December 31, 2014
Third Quarter (from July 21, 2014)	$1.35	$0.59
Fourth Quarter	$0.80	$0.31
Fiscal Year Ended December 31, 2015
First Quarter	$0.72	$0.31
Second Quarter	$1.46	$0.55
Third Quarter	$1.15	$0.70
Fourth Quarter	$0.91	$0.60
Fiscal Year Ended December 31, 2016
First Quarter	$0.95	$0.41
Second Quarter	$0.84	$0.45
Third Quarter	$1.88	$0.61
Fourth Quarter (through December 9, 2016)	$2.01	$1.30

Our common stock will be deemed to be “penny stock” as that term is generally defined in the Exchange Act to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
•	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and
•	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell shares of our common stock, which may affect the ability of the selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock even if our common stock becomes publicly traded. In addition, the liquidity for our common stock may be decreased, with a corresponding decrease in the price of our common stock.

SECTION 13.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is solely an offer to holders to amend their outstanding Original Warrants, there are no funds or other consideration being paid to participants. The Company will use its existing working capital to pay the fees and expenses associated with this Offer to Amend and Exercise.

SECTION 14.	TRANSACTIONS AND AGREEMENTS CONCERNING ORIGINAL WARRANTS

Except with respect to the Warrant Agent Agreement described in Section 20 titled “Fees and Expenses” below, none of our directors or executive officers participated in any transaction involving the Original Warrants during the past 60 days.

SECTION 15.	INFORMATION REGARDING THE COMPANY

The following summary highlights selected information regarding the Company. Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in the Offer to Amend and Exercise or exercise your Amended Warrant. Before making an investment decision, you should read the entire Offer to Amend and Exercise carefully, including the “Risk Factors” section above.

Overview

We are a clinical-stage biopharmaceutical company focused on identifying and developing safe and effective broad spectrum therapeutics for the treatment of serious and life-threatening infections. We are developing a pipeline of product and development candidates, with an initial focus on serious fungal and bacterial infections. On January 29, 2015, we completed the acquisition of Aquarius Biotechnologies Inc., whose name was subsequently changed to Matinas BioPharma Nanotechnologies, Inc. (referred to as the “2015 Merger” throughout this document), a New Jersey-based, early-stage pharmaceutical company focused on the development of differentiated and orally delivered therapeutics based on a proprietary, lipid crystal drug delivery platform called “cochleate delivery technology.”

Our proprietary cochleate delivery technology platform, licensed from Rutgers University on an exclusive worldwide basis, is designed specifically for the targeted and safe delivery of pharmaceuticals directly to the site of infection or inflammation. This innovative technology utilizes lipid-crystal nano-particle cochleates to nano-encapsulate existing drugs, which is designed to make them safer, more tolerable, less toxic and orally bioavailable. We believe this platform represents a significant innovation that may result in meaningful improvements to currently available therapies to treat numerous life-threatening diseases, including serious fungal infections and multi-drug resistant, or MDR, gram-negative bacterial infections.

Currently, we are focused on the anti-infectives market and on drug candidates which we believe demonstrate the value and innovation associated with our unique delivery platform technology. We believe initially focusing on the anti-infectives market has distinct advantages for the development of products which meet significant unmet medical need, including:

•	a current regulatory environment which provides small development and clinical stage companies incentives and opportunities to reduce development cost and timeline to market for anti-infective drug candidates;
•	traditional high correlation between efficacy and safety data in preclinical animal models and the outcome of human clinical trials with these product candidates;
•	attractive commercial opportunities for a product differentiated in its safety profile, mode of action and oral bioavailability positioned against current therapies with significant side effects, limited efficacy and intravenous delivery resulting in lack of convenience, compliance and at a significant burden to the cost of healthcare; and
•	an ability to commercialize anti-infective products with a focused and cost-efficient sales and marketing organization.

We currently have two clinical-stage products designed for the treatment of infectious disease. Our lead product candidate is MAT 2203, a novel oral formulation of a broad spectrum anti-fungal drug called amphotericin B which uses our cochleate delivery technology. We are initially developing MAT2203 for the treatment of Candida infections and for the prevention of invasive fungal infections (IFIs) due to immunosuppressive therapy. A Phase 1a study has been completed and demonstrated that MAT2203 was generally well tolerated at all dosage levels with no serious adverse events reports and no laboratory or renal function abnormalities observed. We are currently screening and enrolling patient in a Phase 2a study of MAT2203 in collaboration with the National Institute of Allergy and Infectious Diseases, or NIAID, of the National Institutes of Health, or NIH. In the third quarter of 2016, the NIH commenced dosing patients in this Phase 2a study and, assuming the NIH meets the anticipated clinical timelines, we anticipate announcing results of this study during the first half of 2017. In addition to the Phase 2a study being conducted by the NIH, we commenced a second Phase 2 study in patients with vulvovaginal candidiasis during the fourth quarter of 2016, with results anticipated late in the first half of 2017. The U.S. Food and Drug Administration, or FDA, has granted MAT2203 designations for Qualified Infectious Disease Product, or QIDP, and Fast Track for the treatment of invasive candidiasis and invasive aspergillosis and for prophylactic treatment of invasive fungal infections due to immunosuppressive therapy. The QIDP designation, provided under the Generating Antibiotic Incentives Now Act, or the GAIN Act, offers certain incentives for the development of new antibacterial or antifungal drugs, including eligibility for Fast Track Designation, priority review and, if approved by the FDA, eligibility for an additional five years of marketing exclusivity. Fast Track designation enables more frequent interactions with the FDA to expedite drug development and review. Neither Fast Track designation nor QIDP designation change the standards for approval and we can provide no assurances that we can maintain QIDP or Fast Track designations for MAT2203 or that such designations will result in faster regulatory review. MAT2203 has also received designation from FDA as an Orphan Drug for the treatment of leishmaniasis and we expect to file for additional Orphan Drug designations for MAT2203. The orphan drug designation provides eligibility for seven years of market exclusivity in the United States upon FDA approval, a waiver from payment of user fees, an exemption from performing clinical studies in pediatric patients and tax credits for the cost of clinical research, if we maintain orphan drug designation. The seven-year period of marketing exclusivity provided through orphan designation combined with an additional 5 years of marketing exclusivity by the QIDP designations would position MAT2203 for eligibility of a total of 12 years of marketing exclusivity to potentially be granted at the time of FDA approval.

Our second clinical stage product candidate is MAT2501, an orally administered, encochleated formulation of the broad spectrum aminoglycoside antibiotic amikacin which may be used to treat different types of multidrug-resistant bacteria, including non-tubercular mycobacterial infections (NTM), as well as various multidrug-resistant gram negative and intracellular bacterial infections. Currently, amikacin cannot be absorbed enterally and must be given by intravenous, intramuscular or nebulization routes with the significant risk of nephrotoxicity and ototoxicity, which makes it an impractical choice when treating serious infections which often require long courses of therapy, often 12 to 18 months or longer. MAT2501, taking advantage of its innovative, nano-encapsulation delivery technology, is being developed to be orally administered, and is designed to be a safer and targeted therapy for improved treatment of these serious and life-threatening bacterial infections in patients, including those who are severely immunocompromised. We are initially developing MAT2501 for the treatment of NTM. NTM causes many serious and life-threatening diseases, including pulmonary disease, skin and soft tissue disease, joint infections and, in immunocompromised individuals, disseminated infection. The most common clinical manifestation of NTM disease is pulmonary, or lung, disease. NTM lung infection occurs when a person inhales the organism from their environment. There are about 50,000 to 90,000 people with NTM pulmonary disease in the United States, with a much higher prevalence in older adults, and these numbers appear to be increasing. However, NTM can affect any age group. Without treatment, the progressive lung infection caused by NTM results in severe cough, fatigue, and often weight loss. In some people NTM infections can become chronic and require ongoing treatment. Treatment may be difficult because NTM bacteria may be resistant to many common types of antibiotics. Severe NTM lung disease can have a significant impact on quality of life and can be life-threatening. We are also exploring the development of MAT2501 for the treatment of a variety of serious and acute bacterial infections, including the treatment of gram negative bacterial infections, currently the most significant unmet medical need identified by infectious disease specialists. We recently filed an Investigational New Drug (IND)

application with FDA and were clear to commence Phase 1 clinical studies in January 2016. We plan to initiate the first Phase 1 study of MAT2501 during the fourth quarter of 2016. The U.S. FDA has already granted MAT2501 designations for Orphan Drug and QIDP for the treatment of non-tuberculous mycobacteria. If we maintain orphan drug and QIDP designations, the seven-year period of marketing exclusivity provided through orphan designation combined with an additional 5 years of marketing exclusivity by the QIDP designations positions MAT2501 to be eligible for total of 12 years of marketing exclusivity which may be granted at the time of FDA approval.

We are currently exploring strategic partnering options for our legacy cardiovascular drug, MAT9001, which has been developed and targeted to date for the treatment of very high triglycerides and MAT8800, our discovery program seeking to identify product candidates derived from omega-3 fatty acids for the treatment of non-alcoholic fatty liver disease.

Recent Developments

In July 2016, we conducted a closing for a private placement of our Series A Preferred Stock. Subsequently in August and September 2016, we conducted additional closings of the private placement. We sold an aggregate of 1,600,000 shares of our Series A Preferred Stock for an aggregate purchase price of $8.0 million.

In connection with the private placement, we filed a Certificate of Designation of Preferences, Rights and Limitations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware to designate the preferences, rights and limitations of the Series A Preferred Stock. Pursuant to the Certificate of Designations, we designated 1,600,000 shares of our previously undesignated preferred stock as Series A Preferred Stock. The shares of Series A Preferred Stock are convertible into 16,000,000 shares of our common stock based upon the current conversion price of $0.50 per share.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. We have taken advantage of reduced reporting requirements in our SEC reports. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Also, we have irrevocably elected to “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Corporate Information

We were incorporated in Delaware under the name Matinas BioPharma Holdings, Inc. in May 2013. We have two operating subsidiaries: Matinas BioPharma, Inc., a Delaware corporation, and Matinas BioPharma Nanotechnologies, Inc., a Delaware corporation. Nereus BioPharma LLC, a Delaware limited liability company (and Matinas BioPharma’s predecessor) was formed on August 12, 2011. On February 29, 2012, Nereus BioPharma LLC converted from a limited liability company to a corporation and changed its name to Matinas BioPharma, Inc. In July 2013, Matinas BioPharma, Inc. entered into a merger agreement (the “2013 Merger Agreement”) with Matinas Merger Sub, Inc., a Delaware corporation and our wholly owned subsidiary, or Merger Sub. Pursuant to the terms of the 2013 Merger Agreement, as a condition of and contemporaneously with the initial closing of the 2013 Private Placement, Merger Sub merged (the “2013 Merger”) with and into Matinas BioPharma and Matinas BioPharma became a wholly owned subsidiary of ours. After consummation of the Merger transaction, the management of Matinas BioPharma became our management and the board representatives consisted of four former Board members of Matinas BioPharma and Mr. Adam Stern as the Aegis Capital nominee. Because Holdings was formed solely to effect the 2013 Merger and the 2013 Private Placement, with no operations, and assets consisting solely of cash and cash equivalents, we accounted for the 2013 Merger as a reverse acquisition. The legal acquirer Matinas BioPharma becomes the successor entity, and its historical results became the historical results for Holdings (the legal acquirer and the registrant). On January 29, 2015, we acquired Aquarius Biotechnologies Inc., whose name was subsequently changed to Matinas BioPharma Nanotechnologies, Inc.

SECTION 16.	HISTORICAL AND PRO-FORMA FINANCIAL INFORMATION REGARDING THE COMPANY

The Company has included its financial statements for the fiscal years ended December 31, 2015 and 2014 and for the quarterly period ended September 30, 2016 attached hereto as Exhibits A and B, respectively. The Company has also included pro forma information reflect the effect of the Offer to Amend and Exercise below.

Pro Forma Financial Data

The following tables present unaudited pro forma condensed financial data for the Company disclosing the effect of the Offer to Amend and Exercise on the Company’s:

(i) balance sheet as of September 30, 2016;

(ii) statement of income and earnings per share for the quarterly period ended September 30, 2016; and

(iii) book value per share as of September 30, 2016.

In preparing this pro forma condensed financial data the Company assumed that all holders of Original Warrants elected to participate in the Offer to Amend and Exercise for all 36,728,612 warrant shares eligible to participate in such Offer to Amend and Exercise, that all of the placement agent warrants were exercised on a “cashless basis” with 1,388,889 shares, based on a fair market value of $1.49 per share, being surrendered to pay the aggregate exercise price and that the Offer to Amend and Exercise was completed as of the end of the quarterly period ended September 30, 2016. The pro forma condensed financial data is presented for informational and illustrative purposes only. The data does not purport to represent what our consolidated financial data would have been if the Offer to Amend and Exercise was completed for all eligible warrant shares as of September 30, 2016, and the data does not purport to project our future consolidated statement of operations or financial position. Numbers are in thousands, except for share and per share data.

	Three Months Ended September 30, 2016			Nine Months Ended September 30, 2016
	Actual	Adjustments	Pro-forma	Actual	Adjustments	Pro-forma
Statement of Operations Data
Net revenues	$—	$—	$—	$—	$—	$—
Gross profit	$—	—	$—	$—	$—	$—
Operating loss	$(1,835)	$—	$(1,835)	$(5,693)	$—	$(5,693)
Net income (loss)	$(6,232)	$—	$(6,232)	$(10,101)	$—	$(10,101)
Net income (loss) per share	—	—	—	—	—	—
Basic	$(0.11)	$0.04	$(0.07)	$(0.18)	$0.07	$(0.11)
Diluted	$(0.11)	$0.04	$(0.07)	$(0.18)	$0.07	$(0.11)
Shares used in computation	57,628,917	35,339,723	92,845,511	57,505,788	35,339,723	92,845,511

	As of September 30, 2016
	Actual	Adjustments	Pro-forma
Balance Sheet Data
Current assets	$6,529	$16,290	$22,819
Non-current assets	$4,778	$-	$4,778
Current liabilities	$1,361	$-	$1,361
Long-term liabilities	$1,224	$-	$1,224
Stockholders’ equity (deficit)	$8,722	$16,290	$25,012
Book value per share	$0.15	$0.12	$0.27
Shares outstanding	57,505,788	35,339,723	92,845,511
SECTION 17.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER TO AMEND AND EXERCISE

As of December 14, 2016, there were outstanding Original Warrants to purchase an aggregate of 36,728,612 shares of common stock. The Company’s executive officers and directors, as described below, hold the following Original Warrants and will be entitled to participate in the Offer to Amend and Exercise on the same terms and conditions as the other holders of Original Warrants. Each of such executive officers and directors has advised us that he or she intends to participate in the Offer to Amend and Exercise. There, however, is no binding commitment or agreement for him to do so.

Name	Position with the Company	Number of Original Warrants Held	Percentage of Original Warrants Held
Roelof Rongen	Chief Executive Officer and Director	50,000	*
Herbert Conrad	Chairman of the Board	1,875,000	5.1%
Stefano Ferrari	Director	250,000	*
James Scibetta	Director	100,000	*
Adam Stern	Director	4,216,492[1]	11.5%
Gary Gaglione	Acting Chief Financial Officer	20,000	*
Douglas Kling		40,000	*
Affiliates of Aegis Capital (including Adam Stern)		7,375,137	20.1%

*	Less than 1%
1.	Includes 2,166,492 placement agent warrants which may be exercised on a “cashless basis” at Mr. Stern’s election.

Except as set forth above, none of the Company’s other executive officers or directors hold Original Warrants.

SECTION 18.	LEGAL MATTERS AND REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer to Amend and Exercise and the issuance of the shares of common stock upon the exercise of the Amended Warrants. Our obligations under the Offer to Amend and Exercise are subject to the conditions described in Section 6 “Conditions of the Offer to Amend and Exercise” above.

SECTION 19.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences that we believe will be applicable to Original Warrant holders who participate in the Offer to Amend and Exercise. However, we have not requested a ruling from the Internal Revenue Service (“IRS”) or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or to those Original Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Original Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, judicial opinions, administrative rulings, and published positions of the IRS, all of which are subject to change (possibly with retroactive effect).

This discussion assumes that Original Warrant holders hold the Original Warrants (and will hold their shares of our common stock received upon the exercise of their Amended Warrants) as capital assets (i.e., generally for investment). In addition, the following discussion does not address the tax consequences of the participation in the Offer to Amend and Exercise under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Offer to Amend and Exercise and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Original Warrant (or a beneficial owner of shares of our common stock received upon exercise of the Amended Warrants), the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Any such partnership, and any partner of any such partnership, should consult such partnership or partner’s own tax advisors about the U.S. federal income tax consequences of participating in the Offer to Amend and Exercise.

Tax treatment of Offer to Amend.

Although not free from doubt, the Company intends to take the position that the amendment of your Original Warrants followed by an exercise of the Amended Warrants is treated as an exchange of Original Warrants for Amended Warrants, which constitutes a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes, followed by the subsequent exercise of the Amended Warrants. Under this treatment, (i) an Original Warrant holder who participates in the Offer to Amend would not recognize any gain or loss as a result of amending the Original Warrants, (ii) such holder’s tax basis in the Amended Warrants will be equal to the holder’s tax basis in the Original Warrants, and (iii) such holder’s holding period of the Amended Warrants will include the holder’s holding period of the Original Warrants.

The IRS has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Offer to Amend or of a holder’s participation in the Offer to Amend, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Offer to Amend, the U.S. federal income tax consequences of the Offer to Amend are unclear, and alternative characterizations are possible that could require you to immediately recognize income, gain or loss, or may impact your holding period. Therefore, we urge you to consult your tax advisors regarding the potential tax consequences of the Offer to Amend to you in your particular circumstances, including the consequences of possible alternative characterizations.

Tax treatment of the exercise of the Amended Warrants

Upon the exercise of an Amended Warrant for cash, a holder will not recognize gain or loss and will instead be treated as acquiring shares of our common stock as a result of such cash exercise. In such a case, the holder will have an adjusted tax basis in the common stock so acquired equal to the sum of (i) such holder’s adjusted tax basis in the Amended Warrant immediately prior to such exercise plus (ii) the exercise price paid by such holder for the common stock in connection with exercising such Amended Warrant. The holding period for the common stock so acquired would begin on the day after the exercise of the Amended Warrant.

The tax consequences of a “cashless exercise” are not clear under current tax law. A “cashless exercise” may be tax-free or could be treated as a taxable exchange in which gain or loss would be recognized. You should consult your tax advisors regarding the tax consequences of a “cashless exercise,” including the determination of tax basis, holding period, and gain or loss.

Distributions on Common Stock Received upon Exercise of New Warrants

After you exercise the Amended Warrant, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate holder currently qualify for taxation at a reduced 20% rate if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Medicare Tax on Net Investment Income

Certain holders that are individuals, estates or trusts (other than trusts that are exempt from tax) are subject to a 3.8% tax on “net investment income” (or “undistributed net investment income” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such U.S. holder’s adjusted gross income (with certain adjustments) over a specified amount. “Net investment income” includes, among other things, dividends on and capital gains from the sale or other disposition of stock. You are urged to consult your tax advisors regarding the applicability of this tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding (e.g., on an IRS Form W-9 or similar form) and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

THE FOREGOING DISCUSSION IS NOT A COMPLETE DISCUSSION OF ALL U.S. TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR SITUATION AS IT RELATES TO THE TAX CONSEQUENCES OF THE EXCHANGE OF ORIGINAL WARRANTS FOR AMENDED WARRANTS, THE EXERCISE OF AMENDED WARRANTS FOR OUR COMMON STOCK, AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

SECTION 20.	FEES AND EXPENSES

The Company has retained Aegis Capital to act as its Warrant Agent for the Offer to Amend and Exercise pursuant to a Warrant Agent Agreement, attached as Exhibit (d)(1) to its Schedule TO. Aegis Capital, in accordance with the terms of the Warrant Agent Agreement, shall use reasonable commercial efforts to contact holders of the Original Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Amend and Exercise and to exercise their Amended Warrants. Aegis Capital will receive a fee equal to 5% of the aggregate cash exercise price paid by holders of the Original Warrants (excluding the placement agent warrants) who participate in the Offer to Amend and Exercise. In addition, the Company has agreed to reimburse Aegis Capital for its reasonable out-of-pocket expenses and attorney’s fees, including a $35,000 non-accountable expense allowance. The Company has agreed to indemnify Aegis Capital against certain liabilities in connection with the Offer to Amend and Exercise, including certain liabilities under the federal securities laws. As of September 30, 2016, affiliates of Aegis Capital own an aggregate of approximately 8.9% of our outstanding common stock and on a beneficial ownership basis, inclusive of their warrants and options, approximately 23.1% of our common stock, including approximately 20.1% of the Original Warrants subject to this Offer to Amend and Exercise.

SECTION 21.	TRANSFERS

The terms of the Original Warrants provide that a holder may transfer the Original Warrants to a third party if the transfer qualifies for an exemption from the registration requirements of the Securities Act to the reasonable satisfaction of the Company. Any holder of an Original Warrant who desires to transfer an Original Warrant should contact the Company prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Original Warrants.

SECTION 22.	ADDITIONAL INFORMATION

The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Amend and Exercise is a part. This Offer to Amend and Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in the Offer to Amend and Exercise and to exercise the Amended Warrants.

The Board of Directors of the Company recognizes that the decision to participate in the Offer to Amend and Exercise and to exercise the Amended Warrants is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Amend and Exercise from the Company is limited to the Offering Materials.

The Company issued the Original Warrants in private placement transactions in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. In connection with such transactions, the holders of the Original Warrants represented that they were “accredited investors.” The Company has included with this Offer to Amend and Exercise an exhibit titled “Supplemental Company

Information” that contains additional information that holders of Original Warrants, if any, who are no longer an “accredited investors” should consider before making an investment decision.

The Company is subject to the information requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Amend and Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

SECTION 23.	INFORMATION REQUESTS

Please direct questions or requests for assistance regarding this Offer to Amend and Exercise, Election to Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Warrant Agent — Aegis Capital Corp., 810 7th Avenue, 18th Floor, New York, NY 10019; Attn: Adam K. Stern, Head of Private Equity Banking, telephone (646) 502-2401.

Please direct requests for additional copies of this Offer to Amend and Exercise, Election to Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Company — Matinas BioPharma Holdings, Inc., 1545 Route 206 South, Suite 302, Bedminster, New Jersey 07921, Attn: Corporate Secretary.

Sincerely,

/s/ Roelof Rongen

Roelof Rongen
Chief Executive Officer

Matinas BioPharma Holdings, Inc.
1545 Route 206 South, Suite 302
Bedminster, New Jersey 07921
Phone: (908) 443-1860

Exhibit A

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Matinas BioPharma Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Matinas BioPharma Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2015 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Matinas BioPharma Holdings, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the Company has limited liquidity and experienced significant losses and negative cash flows from operations since inception, and these factors have raised substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EisnerAmper LLP

Iselin, New Jersey
March 30, 2016

Matinas BioPharma Holdings Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS
Cash	$3,226,997	$2,590,713
Restricted cash – current	100,326	100,000
Prepaid expenses	231,797	114,425
Total current assets	3,559,120	2,805,138
Equipment – net	377,723	339,995
In-process research and development	3,017,377	—
Goodwill	1,336,488	—
Other assets including long term security deposit	115,370	216,317
TOTAL ASSETS	$8,406,078	$3,361,450
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$497,842	$271,155
Accrued expenses	610,206	802,746
Deferred rent liability	9,225	—
Lease liability	11,261	44,362
Total current liabilities	1,128,534	1,118,263
LONG TERM LIABILITIES
Deferred tax liability	1,205,141	—
Lease liability - long term	—	15,291
TOTAL LIABILITIES	2,333,675	1,133,554
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock par value $ 0.0001, 250,000,000 and 150,000,000 shares authorized, at December 31, 2015 and 2014, respectively; 57,180,148 issued and outstanding as of December 31, 2015; 32,292,650 issued and outstanding as of December 31, 2014	5,719	3,230
Additional paid in capital	29,253,848	16,276,430
Accumulated deficit	(23,187,164)	(14,051,764)
Total stockholders’ equity	6,072,403	2,227,896
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,406,078	$3,361,450

The accompanying notes are an integral part of these consolidated financial statements.

Matinas BioPharma Holdings, Inc.

Condensed Consolidated Statements of Operations

	For the Year Ended December 31,
	2015	2014
Revenue:
Contract research revenue	$194,494	$—
Costs and Expenses:
Research and development	5,292,193	5,175,520
General and administrative	4,813,800	5,289,479
Total costs and expenses	10,105,993	10,464,999
Loss from operations	(9,911,499)	(10,464,999)
Sale of New Jersey net operating loss	756,472	269,127
Other income/(expense), net	19,627	(25,173)
Net loss	$(9,135,400)	$(10,221,045)
Net loss per share – basic and diluted	$(0.18)	$(0.32)
Weighted average common shares outstanding:
Basic and diluted	51,481,002	32,076,717

The accompanying notes are an integral part of these consolidated financial statements.

MATINAS BIOPHARMA HOLDINGS, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY
December 31, 2015

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	(Shares)	(Amount)
Balance at December 31, 2013	32,000,000	$3,200	$14,302,307	$(3,830,719)	$10,474,788
Stock Based Compensation	—	—	1,821,402	—	1,821,402
Issuance of common stock for serivces	292,650	30	152,721	—	152,751
Net loss for the year ended December 31, 2014	—	—	—	(10,221,045)	(10,221,045)
Balance at December 31, 2014	32,292,650	3,230	16,276,430	(14,051,764)	2,227,896
Shares issued for Aquarius Inc. Purchase January 29, 2015	4,608,020	460	2,119,229	—	2,119,689
Aquarius Inc. Contingent Equity Consideration	—	—	753,346	—	753,346
Private Placements	20,000,000	2,001	8,520,163	—	8,522,164
Private Placement Issuance Costs	—	—	(7,945)	—	(7,945)
Stock Based Compensation	—	—	1,354,373	—	1,354,373
Issuance of common stock as Compensation for services	278,784	28	237,967	—	237,995
Issuance of common stock for excercised options	694	—	285	—	285
Net Loss for the year ended December 31, 2015	—	—	—	(9,135,400)	(9,135,400)
Balance as of December 31, 2015	57,180,148	$5,719	$29,253,848	$(23,187,164)	$6,072,403

The accompanying notes are an integral part of these consolidated financial statements.

Matinas BioPharma Holdings Inc.

Condensed Consolidated Statements of Cash Flow

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(9,135,400)	$(10,221,045)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	43,502	41,581
Deferred rent	9,225	—
Share based compensation and other expense	1,592,367	1,974,153
Changes in operating assets and liabilities, net of amounts acquired:
Grant receivable	45,643	—
Prepaid expenses	(111,588)	(29,932)
Other assets	100,621	(539)
Accounts payable	(73,726)	(125,613)
Accrued expenses	(285,047)	400,199
Net cash used in operating activities	(7,814,403)	(7,961,196)
Cash flows from investing activities
Equipment purchases	(76,179)	(288,519)
Acquisition of Aquarius – cash acquired	70,754	—
Net cash used in investing activities	(5,425)	(288,519)
Cash flows from financing activities:
Issuance of common stock, net of offering expense	8,514,504	—
Payments of – lease liability	(48,392)	—
Payment of – notes payable	(10,000)	—
Net cash provided by financing activities	8,456,112	—
Net increase (decrease) in cash and cash equivalents	636,284	(8,249,715)
Cash and cash equivalents at beginning of period	2,590,713	10,840,428
Cash and cash equivalents at end of period	$3,226,997	$2,590,713
Supplemental non-cash financing activities
Capital lease for equipment purchase	$—	$111,095
Contingent equity consideration for Aquarius merger	$753,346	$—
Stock consideration for Aquarius merger	$2,119,689	$—

The accompanying notes are an integral part of these consolidated financial statements.

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE A — Nature of Business

[1]  Corporate History

Matinas BioPharma Holdings Inc. (“Holdings”) is a Delaware corporation formed in 2013. Holdings is the parent company of Matinas BioPharma, Inc. (“BioPharma”), and Aquarius Biotechnologies, Inc., its operating subsidiaries (“Aquarius”, and together with “Holdings” and “BioPharma”, “the Company” or “we” or “our” or “us”). The Company is a development stage biopharmaceutical company with a focus on identifying and developing novel pharmaceutical products.

On July 11, 2013, and contemporaneously with the initial closing of a private placement in July and August 2013 described below, BioPharma entered into a merger agreement whereby it became a wholly owned subsidiary of Holdings (the “Merger”) to effect its recapitalization plan. In connection with the Merger, the stockholders of BioPharma became the stockholders of the Holdings and received an aggregate of 9,000,000 shares of Holdings common stock and warrants to purchase 1,000,000 shares of Holdings common stock. For financial reporting purposes the accounting acquirer is BioPharma and accordingly, the historical financial statements of BioPharma are the continuing financial statements of the combined entity. In July and August of 2013, the Company completed a private placement of common stock (the “2013 Private Placement”), under which the Company sold an aggregate of 15,000,000 shares of common stock and warrants to purchase an aggregate of 7,500,000 shares of common stock . On February 12, 2014, the Company’s S-1 covering the resale of certain shares of our common stock was declared effective by the Securities and Exchange Commission (the “SEC”).

On January 29, 2015, we completed the acquisition of Aquarius (Aquarius Merger), a New Jersey-based, early-stage pharmaceutical company focused on the development of differentiated and orally delivered therapeutics based on a proprietary, lipid-based, drug delivery platform called “cochleate delivery technology.” Following the Aquarius Merger, we are a clinical-stage biopharmaceutical company focused on identifying and developing safe and effective broad spectrum antifungal and anti-bacterial therapeutics for the treatment of serious and life-threatening infections, using our innovative lipid-crystal nano-encapsulation drug delivery platform. See Note D for additional information on this transaction.

On April 10, 2015, we completed a private placement (“2015 Private Placement”), under which the Company sold an aggregate of 20,000,000 shares of common stock and warrants to purchase 20,000,000 shares of common stock (see Note E for additional details) resulting in net proceeds of approximately $ 8.5 million after offering expenses.

[2] Proprietary Products and Technology Portfolios

Our proprietary cochleate lipid-crystal nano-particle delivery technology platform, licensed from Rutgers University on an exclusive worldwide basis, is designed specifically for the targeted and safe delivery of orally bioavailable pharmaceuticals directly to the site of infection or inflammation. This license comprises a range of issued patents and patent applications, as well as the use of proprietary know-how with respect to the manufacturing and testing of products using this technology.

Our lead product candidate using the cochleate delivery technology is MAT2203, an oral formulation of the broad spectrum intravenous (IV)-delivered anti-fungal agent amphotericin B. MAT2203 is under development for serious fungal infections and a single-escalating-dose Phase 1 study with MAT2203 has been completed. The Company is developing MAT2203 in collaboration with the National Institute of Allergy and Infectious Diseases, or NIAID, of the National Institutes of Health, or NIH. The U.S. Food and Drug Administration (FDA) has designated MAT2203 as a Qualified Infectious Disease Product (QIDP) with Fast Track status for the treatment of aspergillus. We are developing a pipeline of targeted delivery formulations by applying our cochleate oral delivery technology to a potentially broad array of proven medications, including MAT2501. MAT2501 is an oral cochleate formulation of the broad spectrum intravenous (IV)-delivered aminoglycoside antibiotic called amikacin, which is most often used for treating severe, hospital-acquired

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE A — Nature of Business  – (continued)

infections, including Gram-negative bacterial infections. The Company has an open Investigational New Drug (IND) application for MAT2501. MAT2501, has been granted a QIDP designation and Orphan Drug designation by the U.S. FDA.

In addition, the Company is exploring development and partnership options for MAT9001, prescription-only omega-3 fatty acid-based composition under development for hypertriglyceridemia.

NOTE B — Going Concern and Plan of Operation

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern.

The Company has experienced net losses and negative cash flows from operations each period since its inception. Through December 31, 2015, the Company had an accumulated deficit of approximately $23.2 million. The Company’s operations have been financed primarily through the sale of equity securities. The Company’s net loss for the year ended December 31, 2015 was approximately $9.1 million and $10.2 million for the year ended December 31, 2014.

The Company has been engaged in developing a pipeline of product candidates since 2011. To date, the Company has not obtained regulatory approval for any of its product candidates nor generated any revenue from products and the Company expects to incur significant expenses to complete development of its product candidates. The Company may never be able to obtain regulatory approval for the marketing of any of its product candidates in any indication in the United States or internationally and there can be no assurance that the Company will generate revenues or ever achieve profitability.

Assuming the Company obtains FDA approval for one or more of its product candidates, which the Company does not expect to receive until 2020 at the earliest, the Company expects that its expenses will continue to increase once the Company reaches commercial launch. The Company also expects that its research and development expenses will continue to increase as it moves forward for other indications for its lead product candidates and diversifies its R&D portfolio. As a result, the Company expects to continue to incur substantial losses for the foreseeable future, and that these losses will be increasing.

The Company will need to secure additional capital in order to fund operations and to continue and complete its planned clinical and operational activities related to the product candidates and technologies that the Company recently acquired from Aquarius. The Company can provide no assurances that such additional financing will be available to the Company on acceptable terms, or at all. During the third quarter of 2015, the Company instituted cost deferral and savings measures to preserve its cash. The Company has taken steps to reduce and delay expenses through the timing and monitoring of our preclinical animal programs and as well as reducing professional fees, and compensation expenses in the short term. The Company is anticipating that the existing cash balance on hand at December 31, 2015 would be sufficient to meet its operating obligations through July 2016. The Company’s recurring losses from operations, and need for additional funding, raise substantial doubt about its ability to continue as a going concern, and as a result, the Company’s independent registered public accounting firm included an explanatory paragraph in this report on the Company’s financial statements as of and for the year ended December 31, 2015 with respect to this uncertainty.

NOTE C — Summary of Significant Accounting Policies

[1]  Basis of Presentation

The accompanying consolidated financial statements include the consolidated accounts of Matinas BioPharma Holdings Inc. “Holdings” and its wholly owned subsidiaries, Matinas BioPharma Inc. and Aquarius Biotechnologies, Inc. the operational subsidiaries of Holdings. The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE C — Summary of Significant Accounting Policies  – (continued)

accepted in the United States of America (“U.S. GAAP”) and reflect the operations of the Company and its wholly-owned subsidiary. All intercompany transactions have been eliminated in consolidation.

[2]  Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Certain accounting principles require subjective and complex judgmentsto be used in the preparationoffinancialstatements.Accordingly,adifferent financial presentation could result depending on the judgments,estimates,or assumptions that are used. Such estimates andassumptionsinclude, butarenotspecificallylimitedto, those required in the assessment of the impairment of intangibleassets and the valuationof Level3 fair value measurement offinancial instruments and determinationof stock-based compensation, contingent consideration and all acquired assets and liabilities.

[3]  Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with original maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

[4]  Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. Cash balances are maintained principally at one major U.S. financial institution and are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to regulatory limits. At all times throughout the year ended December 31, 2015, the Company’s cash balances exceeded the FDIC insurance limit. The Company has not experienced any losses in such accounts.

[5]  Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the Company equipment ranges from three to ten years. Capitalized costs associated with leasehold improvements are depreciated over the lesser of the useful life of the asset or the remaining life of the lease.

[6]  Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates.

The Company adopted the provisions of ASC 740-10 and has analyzed its filing positions in 2015 and 2014 in jurisdictions where it may be obligated to file returns. The Company believes that its income tax filing position and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties as of December 31, 2015. In addition, future changes in unrecognized tax benefits will have no impact on the effective tax rate due to the existence of the valuation.

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE C — Summary of Significant Accounting Policies  – (continued)

Since the Company incurred net operating losses in every tax year since inception, the 2013, 2014 and 2015 income tax returns are subject to examination and adjustments by the IRS for at least three years following the year in which the tax attributes are utilized.

[7]  Stock-Based Compensation

The Company accounts for stock-based compensation to employees in conformity with the provisions of ASC Topic 718, “Stock Based Compensation”. Stock-based compensation to employees consist of stock option grants and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC Topic 505, subtopic 50, Equity-Based Payments to Non-Employees based upon the fair-value of the underlying instrument. The equity instruments, consisting of stock options granted to consultants, are valued using the Black-Scholes valuation model. The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period which services are received.

The Company calculates the fair value of option grants utilizing the Black-Scholes pricing model, and estimates the fair value of restricted stock based upon the estimated fair value or the common stock. The amount of stockbased compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. The authoritative guidance requires forfeitures to be estimated at the time stock options are granted and warrants are issued and revised. If necessary in subsequent periods, an adjustment will be booked if actual forfeitures differ from those estimated. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered stock option or warrant. The Company estimates forfeiture rates for all unvested awards when calculating the expense for the period. In estimating the forfeiture rate, the Company monitors both stock option and warrant exercises as well as employee and non-employee termination patterns.

The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight-line basis over the requisite service period of the award.

[8]  Fair Value Measurements

ASC 820 “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820 are described below:

•	Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
•	Level 2 — Directly or indirectly observable inputs as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE C — Summary of Significant Accounting Policies  – (continued)

models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.
•	Level 3 — Unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

The carrying amounts of cash and cash equivalents, restricted cash, accounts payable and accrued expenses approximate fair value due to the short-term nature of these instruments.

[9]  Earnings Per Share

Basic earnings per common share is computed as net loss divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is the same as basic earnings per common share because the Company incurred a net loss during each period presented, and the potentially dilutive securities from the assumed exercise of all outstanding stock options and warrants would have an antidilutive effect. The following schedule details the number of shares issuable upon the exercise of stock options and warrants, which have been excluded from the diluted loss per share calculation for the years ended December 31, 2015 and 2014:

	2015	2014
Stock Options	6,093,000	5,353,417
Warrants	39,250,000	15,250,000
Total	45,343,000	20,603,417
[10]  Revenue Recognition

The Company recognizes revenue from the NIH contracts when the specified performance milestone is achieved. The milestones are analyzed and approved on a monthly basis through progress reports submitted by the Company. The existing NIH contracts ended in 2015.

[11]  Research and Development

Research and development costs are charged to operations as they are incurred. Legal fees and other direct costs incurred in obtaining and protecting patents are also expensed as incurred, due to the uncertainty with respect to future cash flows resulting from the patents and our included as part of General and Administrative expenses.

[12]  Recent accounting pronouncements

In September 2015, the FASB issued a new standard simplifying the accounting for measurement-period adjustments. The new standard eliminates the requirement to restate prior period financial statements for measurement period adjustments. The new standard requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. The standard is effective for interim and annual periods beginning after December 15, 2015 and is not expected to have a material impact on our financial condition or results of operations.

In November 2015, the FASB issued a new standard simplifying the classification of deferred tax assets and liabilities. The new standard requires that all deferred tax assets and liabilities, along with any related

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE C — Summary of Significant Accounting Policies  – (continued)

valuation allowance, be classified as noncurrent on the balance sheet. The standard is effective for interim and annual periods beginning after December 15, 2016 and allows for early adoption using a full retrospective method or a prospective method. We have elected to early adopt the provisions of this new standard using a prospective method. As a result, all deferred taxes as of December 31, 2015 are classified as noncurrent in our consolidated balance sheet, while prior periods remain as previously reported. As of December 31, 2015 there are no deferred tax assets.

In 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” This ASU describes how an entity should assess its ability to meet obligations and sets rules for how this information should be disclosed in the financial statements. The standard provides accounting guidance that will be used along with existing auditing standards. The ASU is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted. The Corporation is in the process of evaluating the impact of this standard but does not expect this standard to have a material impact on the Corporation’s consolidated financial position or results of operation.

[13]  Business Combination

The Company accounts for acquisitions using the acquisition method of accounting which requires the recognition of tangible and identifiable intangible assets acquired and liabilities assumed at their estimated fair values as of the business combination date. The Company allocates any excess purchase price over the estimated fair value assigned to the net tangible and identifiable intangible assets acquired and liabilities assumed to goodwill. Transaction costs are expensed as incurred in general and administrative expenses. Results of operations and cash flows of acquired companies are included in the Company’s operating results from the date of acquisition.

The Company’s intangible assets are comprised of acquired in-process research and development, or IPR&D. The fair value of IPR&D acquired through a business combination is capitalized as an indefinite-lived intangible asset until the completion or abandonment of the related research and development activities. IPR&D is tested for impairment annually or when events or circumstances indicate that the fair value may be below the carrying value of the asset. There was no impairment for the year ended December 31, 2015. If and when research and development is complete, the associated assets would then be amortized over their estimated useful lives.

[14]  Goodwill and other intangible assets

Goodwill is assessed for impairment at least annually on a reporting unit basis, or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. In accordance with the authoritative accounting guidance we have the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. If we determine this is the case, we are required to perform the two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized, if any. If we determine that it is more-likely-than-not that the fair value of the reporting unit is greater than its carrying amounts, the two-step goodwill impairment test is not required.

As defined in the authoritative guidance, a reporting unit is an operating segment, or one level below an operating segment. Historically, we conducted our business in a single operating segment and reporting unit. In fiscal year 2015, we assessed goodwill impairment by performing a qualitative test for our reporting unit. Based on the results of our testing, it was determined that it is more-likely-than-not that the fair value of the reporting units are greater than their carrying amounts. There was no impairment of goodwill in fiscal year 2015.

We review other intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE C — Summary of Significant Accounting Policies  – (continued)

assets are no longer appropriate. The authoritative accounting guidance allows a qualitative approach for testing indefinite-lived intangible assets for impairment, similar to the impairment testing guidance for goodwill. It allows the option to first assess qualitative factors (events and circumstances) that could have affected the significant inputs used in determining the fair value of the indefinite-lived intangible asset. The qualitative factors assist in determining whether it is more-likely-than-not (i.e. 50% chance) that the indefinite-lived intangible asset is impaired. An organization may choose to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to calculating its fair value. Our indefinite-lived intangible assets are IPR&D intangible assets. In all other instances we used the qualitative test and concluded that it was more-likely-than-not that all other indefinite-lived assets were not impaired and therefore, there were no impairments in fiscal year 2015.

[15]  Reclassification

Contingent consideration arising from the acquisition of Aquarius is included as part of the purchase price and is recognized at fair value as of the acquisition date. See Note D below. During the quarter ended December 31, 2015, we reclassified the contingent consideration ($ 753 thousand) valued at the time of the Aquarius Acquisition (see Note D), from a long term liability to additional paid in capital in equity. We also reclass $48 thousand of deferred tax liability as an offset to goodwill. These reclassifications were made as a measurement period adjustment after we finalized the purchase price allocation for the Aquarius Acquisition consummated in January 2015.

NOTE D — Acquisition of Aquarius Biotechnologies, Inc.

On January 29, 2015, we entered into the Merger Agreement with Aquarius, Saffron Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ours (“Merger Sub”) and J. Carl Craft, as the stockholder representative. The merger contemplated by the Aquarius Merger became effective on January 29, 2015, following the satisfaction or waiver of the conditions described in the Merger Agreement, including approval of the transaction by 100% of Aquarius’ stockholders. Pursuant to the Aquarius Merger, the Merger Sub merged with and into Aquarius, with Aquarius surviving the merger as a wholly-owned subsidiary of ours.

Pursuant to the terms of the Merger Agreement, we were obligated to issue an aggregate of up to 5,000,000 shares of our common stock at closing, subject to adjustment as set forth in the Merger Agreement. At closing, we issued 4,608,020 shares (the “Closing Shares”) of our common stock as closing consideration. In addition, subject to our right of setoff for indemnification claims, we may issue up to an additional 3,000,000 shares (the “Additional Shares”) of our common stock upon the achievement of certain milestones. The milestone consideration consists of (i) 1,500,000 shares issuable upon the dosing of the first patient in a phase III trial sponsored by us for a product utilizing Aquarius’ proprietary cochleate delivery technology and (ii) 1,500,000 shares issuable upon FDA approval of the first NDA submitted by us for a product utilizing Aquarius’ proprietary cochleate delivery technology. As discussed in footnote (15) the Company ultimately concluded that the contingent share issuance represented equity settled contingent consideration and as such have reclassified the amounts to equity as of December 31, 2015.

The transaction was accounted for as a business combination, and accordingly the Company has included the results of operations of Aquarius subsequent to the January 29, 2015 closing date. The transaction resulted in a significant amount of in-process research and development, goodwill and deferred tax liability on the balance sheet, as detailed below.

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE D — Acquisition of Aquarius Biotechnologies, Inc.  – (continued)

The acquisition-date fair value of the consideration transferred totaled $2,873,035 as of January 29, 2015 and consisted of the following items:

Fair value of 4,608,020 of common stock issued at a price per share of $0.46 as of January 29, 2015 the closing date of the merger.	$2,119,689
Fair value of potential Matinas common stock as contingent consideration that will be issued upon achieving certain future clinical milestone – (a)	422,609
Fair value of potential Matinas common stock as contingent consideration that will be issued upon achieving certain future regulatory milestone – (a)	330,737
Total consideration	$2,873,035

(a) – Reflects recognition of the estimated fair value of the contingent consideration payable with issuance of Matinas common stock upon achievement of certain future clinical and regulatory milestones, the achievement of which is uncertain. The fair value of the additional shares were established by assigning probabilities and projected dates of positive outcome for the milestones and valuing the future issuance of the shares by using the Black-Scholes options pricing model to account for the uncertainty in the future value of the shares. The value of the shares as derived using the options pricing model were then weighted based on the probability of achieving the milestones to determine the fair market value of the additional shares. See footnote C-15 for additional details.

The allocation of the total purchase price is described below based on the estimated fair value of the assets acquired and liabilities assumed on the date of the acquisition.

Cash	$70,754
Contract/Grant receivable	45,644
Prepaid expenses and other current assets	5,084
Equipment, net	5,051
Other assets	700
In-process research and development – (b)	3,017,377
Total identifiable assets	3,144,610
Accounts payable	300,413
Notes payable – (d)	10,000
Accrued expenses	92,509
Total liabilities assumed	402,922
Net identifiable assets acquired	2,741,688
Goodwill – (c)	1,336,488
Deferred income taxes arising from basis differences of tax aspects of in-process research and development	(1,205,141)
Net assets acquired	$2,873,035

(b) – The fair value of the in-process research and development asset was estimated on the basis of its replacement cost as determined by a buildup of the costs incurred to develop the technology as it existed as of the acquisition date resulting in a fair value of $3,017,377. The fair value of other assets and liabilities approximate their book value.

(c) – The Company allocated the purchase price to the net tangible and intangible assets based upon their estimated fair values at the Merger date. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired has been recorded as goodwill including deferred tax liabilities resulting from the tax attributes of the in-process research and development (see Note C 14). In connection

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE D — Acquisition of Aquarius Biotechnologies, Inc.  – (continued)

with the Aquarius acquisition, the Company made an adjustment as a result of the purchase accounting requirements to reflect a change in the value of the deferred tax liabilities resulting from an adjustment to the Company’s effective tax rate, recording a $48 thousand reduction to the deferred tax liabilities with an offsetting credit to Goodwill.

(d) – Aquarius issued a note for a loan that was made to a related party. Interest on the note is calculated using the applicable federal rate for midterm loans. Since the note has no specified repayment terms, it is considered a current liability. This note was paid in full in 2015.

NOTE E — 2015 Private Placement Funding

The Company had two closings for a private placement, on March 31, 2015 and April 10, 2015, respectively.

This private placement offered to accredited investors (the “Offering”) of the Company’s units (the “Units”) at a price of $0.50 per Unit, with each Unit consisting of: (i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) a five-year warrant to purchase one share of common stock at an exercise price of $0.75 per share (“Warrants”). The Warrants are callable by the Company following the effectiveness of the registration statement covering the resale of the shares of common stock underlying the Warrants (which occurred on July 23, 2015) if the closing bid price for the Company’s common stock is at or above $3.00 per share for the twenty (20) consecutive trading days immediately prior to such a call and provided that the registration statement is current at the time.

In connection with the Offering, the Company also entered into definitive subscription agreements (the “Subscription Agreements”) with accredited investors (the “Investors”) and issued an aggregate of 20,000,000 Units in the Offering, consisting of an aggregate of 20,000,000 shares of common stock and Warrants to purchase an aggregate 20,000,000 shares of common stock for aggregate gross proceeds to the Company of $10 million and net proceeds of approximately $8.5 million after paying expenses after deducting the placement agent fees described below and other estimated Offering expenses.

In addition, the Company entered into a Registration Rights Agreement with the Investors pursuant to which the Company has granted the Investors certain registration rights which are described in more detail below.

The Company entered into a Placement Agency Agreement with Aegis Capital Corp. (“Aegis”) pursuant to which Aegis acted as the Company’s exclusive placement agent (the “Placement Agent”) for the Offering. Immediately prior to the Offering, the Placement Agent and its affiliates beneficially owned an aggregate of more than 10% of our outstanding equity securities. In addition, Adam Stern, Head of Private Equity Banking at Aegis, is a member of the Company’s board of directors. Pursuant to the terms of the Placement Agency Agreement, in connection with the Offering, the Company paid the Placement Agent an aggregate cash fee of $1,000,000 and non-accountable expense allowance of $300,000 through April 2015 and issued to the Placement Agent and its designees warrants (substantially similar to the Warrants) to purchase 2,000,000 shares of common stock at $0.50 per share and additional warrants to purchase 2,000,000 shares of common stock at $0.75 per share. In addition, the Company has agreed to engage the Placement Agent as our warrant solicitation agent in the event the Warrants are called for redemption and shall pay a warrant solicitation fee to the Placement Agent equal to five (5%) percent of the amount of funds solicited by the Placement Agent upon the exercise of the Warrants following such redemption.

Registration Rights Agreement

In connection with the 2015 Private Placement, the Company entered into a registration rights agreement with the investors in the 2015 Private Placement pursuant to which the Company was required to file a registration statement covering the resale of the shares of common stock and the shares of common stock underlying the warrants within sixty days and to use commercially reasonable efforts to have the registration

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE E — 2015 Private Placement Funding  – (continued)

statement declared effective within 150 days. The Registration Statement was filed on June 9, 2015 and declared effective on July 23, 2015. The Company is required to keep the registration statement continuously effective under the Securities Act of 1933, as amended (the “Securities Act”), for a period of one year from the date it is declared effective by the SEC or for such shorter period ending on the earlier of the date when all the registrable securities covered by the registration statement have been sold or such time as all of the securities covered by the registration statement can be sold under Rule 144 without any volume limitations (the “Effectiveness Period”). If the Company does not maintain the effectiveness of the registration statement during the Effectiveness Period, subject to certain limitations and the right of the Company to suspend the use of the prospectus for certain periods, the Company shall pay to each holder of registrable securities purchased in 2015 Private Placement an amount in cash equal to half of one percent (0.5%) of such holder’s investment amount, subject to a maximum penalty equal to six percent (6%) of such holder’s investment amount, on every thirty (30) day anniversary of such failure to maintain the registration statement until such failure was cured; provided however that such liquidated damages shall be paid only with respect to registrable securities that cannot then be immediately resold in reliance on Rule 144. The Company has determined that as of December 31, 2015 there is no liability associated with the registration rights agreement.

NOTE F — Equipment

Fixed assets, summarized by major category, consist of the following ($ in thousands) for the year ended:

	December 31, 2015	December 31, 2014
Lab Equipment	$327	$245
Furniture and Fixtures	20	20
Capitalized Leased Equipment	111	111
Leasehold Improvements	7	7
Total	465	383
Less accumulated depreciation	87	43
Equipment, net	$378	$340

In 2014, the company entered a 24-month capital lease for lab equipment which has a buyout option of $1 at the end of lease. This lease was capitalized. The payments under the lease will be accounted for as interest and payments under capital lease using 2-year amortization. During the years ended December 31, 2015 and 2014, the Company recognized interest expense of $ 885 and $ 1,379, respectively associated with the lease payments. Depreciation expense for the years ended December 31, 2015 and 2014 was approximately $44 thousand and $42 thousand, respectively.

NOTE G — Stock Holders Equity

Warrants

As of December 31, 2015, the Company had outstanding warrants to purchase an aggregate of 39,250,000 shares of common stock at exercise prices ranging from $0.50 to $2.00 per share.

The Warrants are exercisable immediately upon issuance and have a five-year term. The Warrants may be exercised at any time in whole or in part upon payment of the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants. All of the Warrants may be exercised on a “cashless” basis in certain circumstances. However, since all such cashless exercises are settled on a net share basis, the exercise price and the number of warrant shares purchasable upon the exercise of the Investor Warrants are subject to adjustment upon the occurrence of certain events, which include stock dividends, stock splits, combinations and reclassifications of the Company capital stock or similar “organic

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE G — Stock Holders Equity  – (continued)

changes” to the equity structure of the Company. Accordingly, pursuant to ASC 815, the warrants are classified as equity in the accompanying statement of stockholder’s Equity.

The Company may call the Warrants, other than the Placement Agent Warrants, at any time the common stock trades above $5.00 ( for 13 million warrants issued in 2013) or above $ 3.00 (for 20 million warrants issued in 2015) for twenty (20) consecutive days following the effectiveness of the registration statement covering the resale of the shares of common stock underlying the Warrants, provided that the Warrants can only be called if such registration statement is current and remains effective at the time of the call and provided further that the Company can only call the Investor Warrants for redemption, if it also calls all other Warrants for redemption on the terms described above. The Placement Agent Warrants do not have a redemption feature. Such term is a contingent feature and within the control of the Company, therefore does not require liability classification.

A summary of equity warrants outstanding as of December 31, 2015 is presented below, all of which are fully vested.

Shares
July 11, 2013 formation of Holdings, 4,000,000 warrants issued, terms 5 years, exercisable at $2.00, including 250,000 warrants sold to Mr. Adam Stern	4,000,000
July 11, 2013 recapitalization of Matinas BioPharma Inc. 1,000,000 warrants issued, terms 5 years, exercisable at $2.00	1,000,000
July and August 2013 completion of Private Placement, 7,500,000 warrants issued, terms 5 years, exercisable at $2.00	7,500,000
July 30, 2013 Placement Agent warrants issued as part of compensation for Private Placement. Terms 5 years, exercisable at $2.00	750,000
July 30, 2013 Placement Agent warrant issued as part of compensation for Private Placement. Terms 5 years exercisable at $1.00	1,500,000
July 30, 2013 500,000 warrants sold to Chairman of Board Mr. Herb Conrad for $20,000. Terms 5 years, exercisable at $2.00 per share	500,000
March 31, 2015 Warrants:
March 31, 2015 first close of Private Placement, 9,875,0000 warrants issued, terms 5 years, exercisable at $0.75	9,875,000
March 31, 2015, Placement Agent Warrants, 987,500 issued, terms 5 years, exercisable at $0.75	987,500
March 31, 2015, Placement Agent Warrants, 987,500 issued, terms 5 years, exercisable at $0.50	987,500
April 10, 2015 Warrants:
April 10, 2015 first close of Private Placement, 10,125,000 warrants issued, terms 5 years, exercisable at $0.75	10,125,000
April 10, 2015, Placement Agent Warrants, 1,012,500 issued, terms 5 years, exercisable at $0.75	1,012,500
April 10, 2015, Placement Agent Warrants, 1,012,500 issued, terms 5 years, exercisable at $0.50	1,012,500
Total Warrants Outstanding at December 31, 2015	39,250,000

NOTE H — Stock Based Compensation

In August 2013, the Company adopted the 2013 Equity Compensation Plan (the “Plan”), which provides for the granting of incentive stock options, nonqualified stock options, restricted stock units, performance

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE H — Stock Based Compensation  – (continued)

units, and stock purchase rights. Options under the Plan may be granted at prices not less than 100% of the fair value of the shares on the date of grant as determined by the Board Committee. The Board Committee determines the period over which the options become exercisable subject to certain restrictions as defined in the Plan, with the current outstanding options generally vesting over three years. The term of the options is no longer than ten years. The Company currently has reserved 9,541,706 shares of common stock for issuance under the plan.

With the approval of the Board of Directors and majority Shareholders, effective May 8, 2014, the Plan was amended and restated. The amendment provides for an automatic increase in the number of shares of common stock available for issuance under the Plan each January (with Board approval), commencing January 1, 2015 in an amount up to four percent (4%) of the total number of shares of common stock outstanding on the preceding December 31st.

The Company recognized stock-based compensation expense (options, and restricted share grants) in its consolidated statements of operations as follows ($ in thousands):

	Year Ended December 31,
	2015	2014
Research and Development	$528	$398
General and Administrative	1,064	1,576
Total	$1,592	$1,974
Stock Incentive Plans:

The following table contains information about the Company’s stock plan at December 31, 2015:

	Awards Reserved for Issuance	Awards Issued		Awards Available for Grant
2013 Equity Compensation Plan	9,541,706	7,474,434	*	2,067,272

*	includes both stock grants and option grants

The following table summarizes the Company’ stock option activity and related information for the years ended December 31, 2014 and 2015 (number of options in thousands):

	Number of Options	Weighted average exercise price	Weighted average contractual term in years
Outstanding at December 31, 2013	3,160	$0.94	9.7
Granted	2,413	$1.22
Exercised	—
Forfeited	(196)	0.94
Expired	(24)	0.96
Outstanding at December 31, 2014	5,353	$1.06	9.1
Granted	1,960	$0.56
Exercised	—
Forfeited	(217)	0.95
Expired	(193)	0.89
Outstanding at December 31, 2015	6,903	$0.93	8.4

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE H — Stock Based Compensation  – (continued)

	Year ended December 31,
	2015	2014
Options exercisable at end of year	3,752	2,460
Weighted average grant date fair value (per share) of options granted during the period	$0.65	$0.68

All options expire ten years from date of grant. Except for options granted to consultants, all remaining options vest entirely and evenly over three years. A portion of options granted to consultants vests over four years, with the remaining vesting being based upon the achievement of certain performance milestones, which are tied to either financing or drug development initiatives.

The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award. The service period is generally the vesting period, with the exception of options granted subject to a consulting agreement, whereby the option vesting period and the service period defined pursuant to the terms of the consulting agreement may be different. Stock options issued to consultants are revalued quarterly until fully vested, with any change in fair value expensed. The following weighted-average assumptions were used to calculate share based compensation for the full year ended:

	For the year ended December 31,
	2015	2014
Volatility	71.10% – 102.3%	68.76%
Risk-free interest rate	1.34% – 1.74%	1.65% – 1.93%
Dividend yield	0.0%	0.0%
Expected life	6.0 years	4.75 – 5.5 years

The Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. Hence, the Company uses the “simplified method” described in Staff Accounting Bulletin (SAB) 107 to estimated expected term of share option grants.

The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company has limited history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumptions as more historical data for the Company’s common stock becomes available.

The risk-free interest rate assumption is based on the U.S treasury instruments whose term was consistent with the expected term of the Company’s stock options.

The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. The Company has never paid dividends on its common stock and does not anticipate paying dividends on its common stock in the foreseeable future. Accordingly, the Company has assumed no dividend yield for purposes of estimating the fair value of the Company share-based compensation.

The Company estimates the forfeiture rate at the time of grant and revisions, if necessary, were estimated based on management’s expectation through industry knowledge and historical data.

During the years ended December 31, 2015 and 2014, the Company issued 278,784 and 292,650 shares of restricted common stock to certain board of directors, officers and consultants, respectively and recorded approximately $0.2 million and $0.2 million to stock based compensation, respectively.

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE H — Stock Based Compensation  – (continued)

During the years ended December 31, 2014, the company met certain clinical milestones upon which 71,750 performance based options vested and the Company recorded approximately $28,000 of stock based compensation. No additional milestones were achieved during the year ended December 31, 2015.

As of December 31, 2015, the aggregate intrinsic value of in the money options was $0.6 million. The total intrinsic value is calculated as the difference between the Company’s stock price on December 31, 2015 and the exercise price, multiplied by the number of in-the-money options that would have been received by the option holders had all option holders exercised their options on the last trading day of the fiscal year. This amount changes based on the fair market value of the Company’s shares.

As of December 31, 2015, there was approximately $1.9 million of unrecognized compensation costs, net of estimated forfeitures, related to stock option awards to employees, which is expected to be recognized over a remaining weighted average period of 1.3 years.

NOTE I — COMMMITMENTS

On November 1, 2013, the Company entered into a 7 year lease for office space in Bedminster, New Jersey which commenced in June, 2014 at a monthly rent of $12,723, increasing to approximately $14,200 per month toward the end of the term. The Company records rent expense on a straight-line basis. Rent expense for the years ended December 31, 2015 and 2014 was $211,500 and $95,000, respectively.

In December of 2015, the Company renewed its agreement to lease laboratory space for one year starting January 1, 2016 in Monmouth Junction, New Jersey at a monthly rent of $2,287.

Listed below is a summary of future lease rental payments:

Fiscal Year Ending December 31,
Lease Commitments
2016	184,520
2017	160,012
2018	162,948
2019	165,896
2020 and beyond	252,764
Total future minimum lease payments	$926,140

The Company was obligated to provide a security deposit of $300,000 to obtain lease space. This deposit was reduced by $100,000 in 2015 and can be reduced by $ 100,000 on an annual basis going forward, down to $50,000, as long as the Company makes timely rental payments.

Through our acquisition of Aquarius, we acquired a license from Rutgers University for the cochleate delivery technology. The Amended and Restated Exclusive License Agreement between Aquarius and Rutgers, The State University of New Jersey (successor in interest to the University of Medicine and Dentistry of New Jersey) provides for, among other things, (1) royalties on a tiered basis between low single digits and the mid-single digits of net sales of products using such licensed technology, (2) a one-time sales milestone fee of $100,000 when and if sales of products using the licensed technology reach the specified sales threshold and (3) an annual license fee of initially $10,000, increasing to $50,000 over the term of the license agreement.

The Company also has employment agreements with certain employees which require the funding of a specific level of payments, if certain events, such as a change in control, termination without cause or retirement, occur.

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE J — Income Taxes

The Company utilizes the liability method of accounting for deferred income taxes. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established against deferred tax assets when, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2015 and December 31, 2014, the Company does not believe any material uncertain tax positions were present. Accordingly, interest and penalties have not been accrued due to an uncertain tax position.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A reconciliation of the statutory U.S. federal rate to the Company’s effective tax rate is as follows:

	Years ended December 31,
	2015	2014
Percent of pre-tax income:
U.S. federal statutory income tax rate	34.0%	34.0%
State taxes, net of federal benefit	0.0%	0.1%
Permanent items	(5.3)%	(3.1)%
Research and development credit	3.0%	0.9%
Change in valuation allowance	(31.7)%	(31.9)%
Effective income tax rate	0.0%	0.0%

The Company has no current income taxes payable other than certain state minimum taxes which are included in general and administrative expenses.

Significant components of the Company’s deferred tax assets (liabilities) for 2015 and 2014 consist of the following:

	As of December 31,
	2015	2014
Deferred tax assets (liabilities)
Share-based compensation	$518,542	$489,017
Depreciation and amortization	37,186	73,894
Warrants	43,997	43,997
Accrued liability	118,386	—
Net operating loss carryforwards	7,093,015	4,379,541
Federal research and development credit carryforwards	525,001	241,318
In process research and development	(1,205,141)	—
Deferred income tax assets	7,130,986	5,227,767
Valuation allowance	(8,336,127)	(5,227,767)
Net deferred tax liabilities	$(1,205,141)	$0

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible, and is impacted by the Company’s ability to carryback losses to previous years in which the Company had taxable income. Due to the

MATINAS BIOPHARMA HOLDINGS, INC.

Notes to Financial Statements
(tabular dollars and shares in thousands, except per share data)

NOTE J — Income Taxes  – (continued)

Company’s history of losses and lack of other positive evidence to support taxable income, the Company has recorded a valuation allowance against those deferred tax assets that are not expected to be realized. The valuation allowance was approximately $8.3 million and $5.2 million as of December 31, 2015 and 2014, respectively, representing an increase of $3.1 million.

As of December 31, 2015, the Company had Federal net operating loss carryforwards of $ 19.2 million. The Company also had federal and state research and development tax credit carryforwards of $525,000. The federal net operating loss and tax credit carryforwards will expire at various dates beginning in 2033, if not utilized. The difference between the statutory tax rate and the effective tax rate is primarily attributable to the valuation allowance offsetting deferred tax assets

In December 2015, the Company recognized a tax benefit of approximately $760,000 in connection with the sale of state net operating losses and state research and development credits to a third party under the New Jersey Technology Business Tax Certificate Program.

Utilization of the net operating losses and general business tax credits carryforwards may be subject to a substantial limitation under Sections 382 and 383 of the Internal Revenue Code of 1986 due to changes in ownership of the Company that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating losses and general business tax credits carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. The Company has not completed a study to determine whether it had undergone an ownership change since the Company’s inception.

There was a change in accounting principle related to our early adoption of ASU 2015-17 on a prospective basis as of December 31, 2015. The adoption did not result in any increase or decrease to the Company’s current or noncurrent assets or liabilities. The adoption of the ASU to classify all of our deferred tax assets and liabilities as noncurrent will reduce time, complexity and costs to prepare our tax disclosures related to deferred income taxes.

Exhibit B

Matinas BioPharma Holdings Inc.
Condensed Consolidated Balance Sheets

	September 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash	$6,219,641	$3,226,997
Restricted cash	55,583	100,326
Prepaid expenses	254,005	231,797
Total current assets	6,529,229	3,559,120
Equipment – net	368,822	377,723
In-process research and development	3,017,377	3,017,377
Goodwill	1,336,488	1,336,488
Other assets, including long term security deposit	54,844	115,370
TOTAL ASSETS	$11,306,760	$8,406,078
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$209,463	$497,842
Note payable	188,873	—
Accrued expenses	941,334	610,206
Deferred rent liability	11,226	9,225
Lease liability	9,743	11,261
Total current liabilities	1,360,639	1,128,534
LONG TERM LIABILITIES
Deferred tax liability	1,205,141	1,205,141
Lease liability – net of current portion	19,004	—
TOTAL LIABILITIES	2,584,784	2,333,675
STOCKHOLDERS’ EQUITY
Convertible preferred stock, stated value $5.00 per share, 1,600,000 and 0 shares issued and outstanding as of September 30, 2016 and December 31, 2015 respectively (liquidation preference – $12,393,809 at September 30, 2016) Net of issuance costs.	6,086,350	—
Common stock par value $0.0001 per share, 250,000,000 and 250,000,000 shares authorized at September 30, 2016 and December 31, 2015, respectively; 57,919,709 issued and outstanding as of September 30, 2016; 57,180,148 issued and outstanding as of December 31, 2015	5,793	5,719
Additional paid in capital	35,917,737	29,253,848
Accumulated deficit	(33,287,904)	(23,187,164)
Total stockholders’ equity	8,721,976	6,072,403
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,306,760	$8,406,078

The accompanying notes are an integral part of these condensed consolidated financial statements.

Matinas BioPharma Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,
	2016	2015
Revenue:
Contract research revenue	$—	$59,858
Costs and Expenses:
Research and development	835,308	879,196
General and administrative	999,803	1,339,430
Total costs and expenses	1,835,111	2,218,626
Loss from operations	(1,835,111)	(2,158,768)
Other income/(expense), net	(3,325)	4,143
Net loss	$(1,838,436)	$(2,154,625)
Convertible preferred stock beneficial conversion feature accreted as a deemed dividend	(4,393,809)	—
Net loss attributable to common shareholders	$(6,232,245)	$(2,154,625)
Net loss available for common shareholders per share – basic and diluted	$(0.11)	$(0.04)
Weighted average common shares outstanding:
Basic and diluted	57,628,917	56,970,295

	Nine Months Ended September 30,
	2016	2015
Revenue:
Contract research revenue	$—	$194,494
Costs and Expenses:
Research and development	2,399,595	3,682,336
General and administrative	3,293,233	3,641,337
Total costs and expenses	5,692,828	7,323,673
Loss from operations	(5,692,828)	(7,129,179)
Other expense, net	(14,103)	(88)
Net loss	$(5,706,931)	$(7,129,267)
Convertible preferred stock beneficial conversion feature accreted as a dividend	(4,393,809)	—
Net loss attributable to common shareholders	$(10,100,740)	$(7,129,267)
Net loss available for common shareholders per share – basic and diluted	$(0.18)	$(0.14)
Weighted average common shares outstanding:
Basic and diluted	57,505,788	49,574,729

The accompanying notes are an integral part of these condensed consolidated financial statements.

Matinas BioPharma Holdings Inc.
Condensed Consolidated Statements of Cash Flow
(Unaudited)

	Nine Months Ended September,
	2016	2015
Cash flows from operating activities:
Net loss	$(5,706,931)	$(7,129,267)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	39,965	32,658
Deferred rent	2,001	8,232
Share based compensation expense	1,274,108	1,165,550
Common stock issued in lieu of bonus	—	63,000
Changes in operating assets and liabilities, net of amounts acquired:
Grant receivable	—	(34,166)
Prepaid expenses	240,116	(221,986)
Other assets	105,269	(238)
Accounts payable	(288,379)	(289,471)
Accrued expenses – other liabilities	331,127	(292,048)
Net cash used in operating activities	(4,002,724)	(6,697,736)
Cash flows from investing activities:
Equipment purchases	—	(53,247)
Acquisition of Aquarius, net of cash acquired	—	70,754
Net cash provided by investing activities	—	17,507
Cash flows from financing activities:
Payment of contingent consideration	—	(61,945)
Proceeds from preferred stock issued for cash	8,000,000	—
Preferred stock issuance cost	(1,157,603)	—
Proceeds from common stock issued for cash	—	10,000,000
Common stock issuance cost	—	(1,485,781)
Proceeds from exercise of warrants	240,000	—
Payment capital lease liability	(13,578)	—
Payment of note payable	(73,451)	—
Net cash provided by financing activities	6,995,368	8,452,274
Net increase in cash	2,992,644	1,772,045
Cash at beginning of period	3,226,997	2,590,713
Cash at end of period	$6,219,641	$4,362,758
Supplemental non-cash financing and investing activities:
Stock consideration for Aquarius merger	—	$2,119,689
Deemed dividend for convertible preferred stock beneficial conversion feature	$4,393,809	—
Fair value of placement agent warrants as an issuance cost	$756,047	—
Note Payable for insurance premiums	$262,324	—
Equipment acquired under capital leases	$31,064	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE A — Nature of Business

[1]  Corporate History

Matinas BioPharma Holdings Inc. (“Holdings”) is a Delaware corporation formed in 2013. Holdings is the parent company of Matinas BioPharma, Inc. (“BioPharma”) and Matinas BioPharma Nanotechnologies, Inc. (“Nanotechnologies,” formerly known as Aquarius Biotechnologies Inc.), its operating subsidiaries (“Aquarius”, and together with “Holdings” and “BioPharma”, “the Company” or “we” or “our” or “us”). The Company is a development stage biopharmaceutical company with a focus on identifying and developing novel pharmaceutical products.

On January 29, 2015, we completed the acquisition of Aquarius (“Aquarius Merger”), a New Jersey-based, early-stage pharmaceutical company focused on the development of differentiated and orally delivered therapeutics based on a proprietary, lipid-based, drug delivery platform called “cochleate delivery technology.” Following the Aquarius Merger, we are a clinical-stage biopharmaceutical company focused on identifying and developing safe and effective broad spectrum antifungal and anti-bacterial therapeutics for the treatment of serious and life-threatening infections, using our innovative lipid-crystal nano-encapsulation drug delivery platform. See Note D for additional information on this transaction.

On March 31, 2015 and April 10, 2015, we completed a private placement (“2015 Private Placement”), under which the Company sold an aggregate of 20,000,000 shares of common stock and warrants to purchase 20,000,000 shares of common stock resulting in net proceeds of approximately $8.5 million after offering expenses.

In the third quarter of 2016, we concluded a private placement offering (“2016 Private Placement”) and issued and sold an aggregate of 1,600,000 shares (the “Series A Preferred Shares”) of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), which are convertible into 16,000,000 shares of common stock based on the current conversion price, resulting in net proceeds to us of approximately $6.8 million, after deducting the placement agent fees described in Note E and other estimated offering expenses.

[2]  Proprietary Products and Technology Portfolios

Our proprietary cochleate lipid-crystal nano-particle delivery technology platform, licensed from Rutgers University on an exclusive worldwide basis, is designed specifically for the targeted and safe delivery of orally bioavailable pharmaceuticals directly to the site of infection or inflammation. This license comprises a range of issued patents and patent applications, as well as the use of proprietary know-how with respect to the manufacturing and testing of products using this technology.

Our lead product candidate using the cochleate delivery technology is MAT2203, an oral formulation of the broad spectrum intravenous(IV)-delivered anti-fungal agent amphotericin B. MAT2203 is under development for serious fungal infections and a single-escalating-dose Phase 1 study with MAT2203 has been completed. The Company is developing MAT2203 in collaboration with the National Institute of Allergy and Infectious Diseases, or NIAID, of the National Institutes of Health, or NIH. The U.S. Food and Drug Administration (FDA) has designated MAT2203 as a Qualified Infectious Disease Product (QIDP) with Fast Track status for the treatment of invasive candidiasis, the treatment of aspergillosis and the prophylaxis of invasive fungal infections due to immunosuppressive therapy. MAT2203 is currently being studied in a Phase 2a trial conducted by the NIH. Recently, we dosed the first patient in this study and, assuming the NIH neets the anticipated clinical timelines, data is expected in the first half of 2017. In addition to the Phase 2a trial, we will commence a second Phase 2 trial of MAT2203 in patients with vulvovaginal candidiasis in the fourth quarter of 2016, with data expected later in the first half of 2017. We are developing a pipeline of targeted delivery formulations by applying our cochleate oral delivery technology to a potentially broad array of proven medications, including MAT2501. MAT2501 is an oral cochleate formulation of the broad spectrum intravenous (IV)-delivered aminoglycoside antibiotic called amikacin, which is most often used for treating severe, hospital-acquired infections, including Gram-negative bacterial infections. The Company has an open

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE A — Nature of Business  – (continued)

Investigational New Drug (IND) application for MAT2501. MAT2501 has been granted a QIDP designation and Orphan Drug designation by the U.S. FDA for the treatment of Nontuberculous Mycobacteria (NTM). We plan to commence a Phase 1 study of MAT2501 in healthy volunteers during the fourth quarter of 2016, with data expected during the first half of 2017.

In addition, the Company is exploring development and partnership options for MAT9001, a prescription-only omega-3 fatty acid-based composition under development for hypertriglyceridemia.

NOTE B — Going Concern and Plan of Operations

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern.

The Company has experienced net losses and negative cash flows from operations each period since its inception. Through September 30, 2016, the Company had an accumulated deficit of approximately $35 million. The Company’s operations have been financed primarily through the sale of equity securities. The Company’s net loss for the nine months ended September 30, 2016 was approximately $5.7 million and $7.1 million for the year ended December 31, 2015.

The Company has been engaged in developing a pipeline of product candidates since 2011. To date, the Company has not obtained regulatory approval for any of its product candidates nor generated any revenue from products and the Company expects to incur significant expenses to complete development of its product candidates. The Company may never be able to obtain regulatory approval for the marketing of any of its product candidates in any indication in the United States or internationally and there can be no assurance that the Company will generate revenues or ever achieve profitability.

The Company will need to secure additional capital in order to fund operations and to continue and complete its planned clinical and operational activities related to the product candidates and technologies that the Company recently acquired from Aquarius (now known as Matinas BioPharma Nanotechnologies, Inc.). The Company can provide no assurances that such additional financing will be available to the Company on acceptable terms, or at all. During the third quarter of 2015, the Company instituted cost deferral and savings measures to preserve its cash. The Company has taken steps to reduce and delay expenses through the timing and monitoring of our preclinical animal programs and as well as reducing professional fees, and compensation expenses in the short term. The Company is anticipating that the existing cash balance on hand at the filing of this form 10Q would be sufficient to meet its operating obligations into April 2017. The Company’s recurring losses from operations, and need for additional funding, raise substantial doubt about its ability to continue as a going concern, and as a result, the Company’s independent registered public accounting firm included an explanatory paragraph on the Company’s financial statements for the year ended December 31, 2015 with respect to this uncertainty.

NOTE C — Summary of Significant Accounting Policies

[1]  Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the consolidated accounts of Matinas BioPharma Holdings Inc. (“Holdings”) and its wholly owned subsidiaries, Matinas BioPharma, Inc. and Matinas BioPharma Nanotechnologies, Inc. (formerly Aquarius Biotechnologies, Inc.) the operational subsidiaries of Holdings. The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect the operations of the Company and its wholly-owned subsidiary. All intercompany transactions have been eliminated in consolidation.

These interim unaudited financial statements do not include all the information and footnotes required by U.S. GAAP for annual financial statements and should be read in conjunction with the audited financial

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE C — Summary of Significant Accounting Policies  – (continued)

statements for the year ended December 31, 2015, which are included in the Form 10-K filed with the SEC on March 30, 2016. In the opinion of management, the interim unaudited financial statements reflect all normal recurring adjustments necessary to fairly state the Company’s financial position and results of operations for the interim periods presented. The year-end condensed consolidated balance sheet data presented for comparative purposes was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP.

Operating results for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for any future interim periods or for the year ending December 31, 2016. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2015.

[2]  Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Certain accounting principles require subjective and complex judgments to be used in the preparation of financial statements. Accordingly, a different financial presentation could result depending on the judgments, estimates, or assumptions that are used. Such estimates and assumptions include, but are not specifically limited to, those required in the assessment of the impairment of intangible assets, all acquired assets and liabilities, the valuation of Level 3 financial instruments and determination of stock-based compensation.

[3]  Cash

The Company considers all highly liquid instruments purchased with original maturity of three months or less to be cash to the extent the funds are not being held for investment purposes.

[4]  Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash. Cash balances are maintained principally at one major U.S. financial institution and are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to regulatory limits. At all times throughout the nine months ended September 30, 2016, the Company’s cash balances exceeded the FDIC insurance limit. The Company has not experienced any losses in such accounts.

[5]  Equipment

Equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the Company equipment ranges from three to ten years. Capitalized costs associated with leasehold improvements are amortized over the lesser of the useful life of the asset or the remaining life of the lease.

[6]  Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates.

The Company adopted the provisions of ASC 740-10 and has analyzed its filing positions in jurisdictions where it may be obligated to file returns. The Company believes that its income tax filing position and

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE C — Summary of Significant Accounting Policies  – (continued)

deductions will be sustained on an audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties as of September 30, 2016.

[7]  Stock-Based Compensation

The Company accounts for stock-based compensation to employees in conformity with the provisions of ASC Topic 718, “ Stock Based Compensation “. Stock-based compensation to employees consist of stock options grants and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC Topic 505, subtopic 50, “Equity-Based Payments to Non-Employees” based upon the fair-value of the underlying instrument. The equity instruments, consisting of stock options granted to consultants, are valued using the Black-Scholes valuation model. The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period which services are received.

The Company calculates the fair value of option grants utilizing the Black-Scholes pricing model, and estimates the fair value of the restricted stock based upon the estimated fair value of the common stock. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. The authoritative guidance requires forfeitures to be estimated at the time stock options are granted and warrants are issued and revised. If necessary in subsequent periods, an adjustment will be booked if actual forfeitures differ from those estimated. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered stock option or warrant. The Company estimates forfeiture rates for all unvested awards when calculating the expense for the period. In estimating the forfeiture rate, the Company monitors both stock option and warrant exercises as well as employee and non-employee termination patterns.

The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight-line basis over the requisite service period of the award.

[8]  Fair Value Measurements

ASC 820 “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820 are described below:

•	Level 1 – Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
•	Level 2 – Directly or indirectly observable inputs as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE C — Summary of Significant Accounting Policies  – (continued)

models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.
•	Level 3 – Unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

The carrying amounts of cash, restricted cash, accounts payable and accrued expenses approximate fair value due to the short-term nature of these instruments.

[9]  Basic Net Loss per Common Share

Basic earnings per common share is computed as net loss available for common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is the same as basic earnings per common share because the Company incurred a net loss during each period presented, and the potentially dilutive securities from the assumed exercise of all outstanding stock options, preferred stock and warrants would have an antidilutive effect. The following schedule details the number of shares issuable upon the exercise of stock options, warrants and conversion of preferred stock, which have been excluded from the diluted loss per share calculation for the nine months ended September 30, 2016 and 2015:

	2016	2015
Stock options	8,320,694	7,078,694
Preferred Stock	16,000,000	—
Warrants	40,517,500	39,250,000
Total	64,838,194	46,328,694
[10]  Revenue Recognition

The Company recognizes revenue from the NIH contracts when the specified performance milestone is achieved. The milestones are analyzed and approved on a monthly basis through progress reports submitted by the Company.

[11]  Research and Development

Research and development costs are charged to operations as they are incurred. Legal fees and other direct costs incurred in obtaining and protecting patents are also expensed as incurred, due to the uncertainty with respect to future cash flows resulting from the patents and our included as part of general and administrative expenses.

[12]  Recent Accounting Pronouncements

In August2016,theFinancialAccounting Standards Board (FASB)issued Accounting Standards Update (ASU)2016-15, Statement of Cash Flows ( Topic 230): Classification of Certain Cash Receipts and Cash Payments(“ASU 2016-15”),which amended the existing accountingstandardsforthe statement of cashflows. The amendments provideguidanceon eight classificationissues relatedto thestatement of cash flows.The Companyis requiredtoadopt theguidance inthe first quarter of fiscal2018 andearly adoption is permitted.Theamendmentsshouldbe applied retrospectively to all periods presented. Forissuesthat are

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE C — Summary of Significant Accounting Policies  – (continued)

impracticable to apply retrospectively,the amendments may be applied prospectively as of theearliestdate practicable.TheCompanyis currently in the process of assessing the impact of thisstandardbut doesnotbelieve the adoption will have a material impact on theCompany’sconsolidatedstatementsof cash flows.

In March 2016, the FASB issued ASU 2016-09 “Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” This ASU simplifies several aspects of the accounting for share–based payment award transactions. The ASU is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted. The Company is in the process of evaluating the impact of this standard but does not expect this standard to have a material impact on the Company’s consolidated financial position or results of operation.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard will require most leases to be recognized on the balance sheet which will increase reported assets and liabilities. Lessor accounting remains substantially similar to current guidance. The new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2018, which for us is the first quarter of fiscal 2019 and mandates a modified retrospective transition method. We are currently assessing the impact of this update, and believe that its adoption will not have a material impact on our consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17 “Simplifying the Classification of Deferred Tax Assets and Liabilities.” The new standard requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. The standard is effective for interim and annual periods beginning after December 15, 2016 and allows for early adoption using a full retrospective method or a prospective method. We have elected to early adopt the provisions of this new standard using a prospective method. As a result, all deferred taxes as of September 30, 2016 and December 31, 2015 are classified as noncurrent in our consolidated balance sheet, while prior periods remain as previously reported. As of September 30, 2016 there are no deferred tax assets.

In September 2015, the FASB issued ASU 2015-16 “Simplifying the Accounting for Measurement-Period Adjustments.” The new standard eliminates the requirement to restate prior period financial statements for measurement period adjustments. The new standard requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. The standard was effective for interim and annual periods beginning after December 15, 2015 and does not have a material impact on our financial condition or results of operations.

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” This ASU describes how an entity should assess its ability to meet obligations and sets rules for how this information should be disclosed in the financial statements. The standard provides accounting guidance that will be used along with existing auditing standards. The ASU is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted. The Company is in the process of evaluating the impact of this standard and we do expect this standard to have a material impact on the Company’s consolidated financial position or results of operation.

In May 2014, the FASB issued ASU 2014-09 “Revenue From Contracts with Customers.” This standard specifies how and when an entity will recognize revenue arising from contracts with customers. The ASU is effective beginning after December 15, 2017. The Company will evaluate the adoption of this standard when it generates revenue.

[13]  Business Combination

The Company accounts for acquisitions using the acquisition method of accounting which requires the recognition of tangible and identifiable intangible assets acquired and liabilities assumed at their estimated fair values as of the business combination date. The Company allocates any excess purchase price over the estimated fair value assigned to the net tangible and identifiable intangible assets acquired and liabilities

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE C — Summary of Significant Accounting Policies  – (continued)

assumed to goodwill. Transaction costs are expensed as incurred in general and administrative expenses. Results of operations and cash flows of acquired companies are included in the Company’s operating results from the date of acquisition.

The Company’s intangible assets are comprised of acquired in-process research and development, or IPR&D. The fair value of IPR&D acquired through a business combination is capitalized as an indefinite-lived intangible asset until the completion or abandonment of the related research and development activities. IPR&D is tested for impairment annually or when events or circumstances indicate that the fair value may be below the carrying value of the asset. There was no impairment for the three or nine months ended September 30, 2016. If and when research and development is complete, the associated assets would then be amortized over their estimated useful lives.

[14]  Goodwill and Other Intangible Assets

Goodwill is assessed for impairment at least annually on a reporting unit basis, or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. In accordance with the authoritative accounting guidance we have the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. If we determine this is the case, we are required to perform the two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized, if any. If we determine that it is more-likely-than-not that the fair value of the reporting unit is greater than its carrying amounts, the two-step goodwill impairment test is not required.

As defined in the authoritative guidance, a reporting unit is an operating segment, or one level below an operating segment. Historically, we conducted our business in a single operating segment and reporting unit. In the quarter ended September 30, 2016, we assessed goodwill impairment by performing a qualitative test for our reporting unit. During our qualitative review, we considered the Company’s cash position and our ability to obtain additional financing in the near term to meet our operational and strategic goals and substantiate the value of our business. Based on the results of our assessment, it was determined that it is more-likely-than-not that the fair value of the reporting units are greater than their carrying amounts. There was no impairment of goodwill for the quarter ended September 30, 2016.

We review other intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. The authoritative accounting guidance allows a qualitative approach for testing indefinite-lived intangible assets for impairment, similar to the impairment testing guidance for goodwill. It allows the option to first assess qualitative factors (events and circumstances) that could have affected the significant inputs used in determining the fair value of the indefinite-lived intangible asset. The qualitative factors assist in determining whether it is more-likely-than-not (i.e. 50% chance) that the indefinite-lived intangible asset is impaired. An organization may choose to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to calculating its fair value. Our indefinite-lived intangible assets are IPR&D intangible assets. In all other instances we used the qualitative test and concluded that it was more-likely-than-not that all other indefinite-lived assets were not impaired and therefore, there were no impairments in quarter ended September 30, 2016.

[15]  Beneficial Conversion Feature of Convertible Preferred Stock

The Company accounts for the beneficial conversion feature on its convertible preferred stock in accordance with ASC 470-20, Debt with Conversion and Other Options. The Beneficial Conversion Feature (“BCF”) of convertible preferred stock is normally characterized as the convertible portion or feature that provides a rate of conversion that is below market value or in-the-money when issued. We record a BCF related to the issuance of convertible preferred stock when issued. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved.

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE C — Summary of Significant Accounting Policies  – (continued)

To determine the effective conversion price, we first allocate the proceeds received to the convertible preferred stock and then use those allocated proceeds to determine the effective conversion price. If the convertible instrument is issued in a basket transaction (i.e., issued along with other freestanding financial instruments), the proceeds should first be allocated to the various instruments in the basket. Any amounts paid to the investor when the transaction is consummated (e.g., origination fees, due diligence costs) represent a reduction in the proceeds received by the issuer. The intrinsic value of the conversion option should be measured using the effective conversion price for the convertible preferred stock on the proceeds allocated to that instrument. The effective conversion price represents proceeds allocable to the convertible preferred stock divided by the number of shares into which it is convertible. The effective conversion price is then compared to the per share fair value of the underlying shares on the commitment date.

The accounting for a BCF requires that the BCF be recognized by allocating the intrinsic value of the conversion option to additional paid-in capital, resulting in a discount on the convertible preferred stock. This discount should be accreted from the date on which the BCF is first recognized through the earliest conversion date for instruments that do not have a stated redemption date. The intrinsic value of the BCF is recognized as a deemed dividend on convertible preferred stock over a period specified in the guidance.

NOTE D — Acquisition of Aquarius Biotechnologies, Inc.

On January 29, 2015, we entered into the Merger Agreement with Aquarius, Saffron Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ours (“Merger Sub”) and J. Carl Craft, as the stockholder representative. The merger contemplated by the Aquarius Merger became effective on January 29, 2015, following the satisfaction or waiver of the conditions described in the Merger Agreement, including approval of the transaction by 100% of Aquarius’ stockholders. Pursuant to the Aquarius Merger, the Merger Sub merged with and into Aquarius, with Aquarius surviving the merger as a wholly-owned subsidiary of ours.

Pursuant to the terms of the Merger Agreement, we were obligated to issue an aggregate of up to 5,000,000 shares of our common stock at closing, subject to adjustment as set forth in the Merger Agreement. At closing, we issued 4,608,020 shares (the “Closing Shares”) of our common stock as closing consideration. In addition, subject to our right of offset for indemnification claims, we may issue up to an additional 3,000,000 shares (the “Additional Shares”) of our common stock upon the achievement of certain milestones. The milestone consideration consists of (i) 1,500,000 shares issuable upon the dosing of the first patient in a phase III trial sponsored by us for a product utilizing Aquarius’ proprietary cochleate delivery technology and (ii) 1,500,000 shares issuable upon FDA approval of the first NDA submitted by us for a product utilizing Aquarius’ proprietary cochleate delivery technology. The Company concluded that the contingent share issuance represented equity settled contingent consideration and have recorded the amounts to equity as of December 31, 2015.

The transaction was accounted for as a business combination, and accordingly the Company has included the results of operations of Aquarius subsequent to the January 29, 2015 closing date. The transaction resulted in a significant amount of in-process research and development, goodwill and deferred tax liability on the balance sheet. There were no changes to the recorded amounts in 2016.

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE D — Acquisition of Aquarius Biotechnologies, Inc.  – (continued)

The acquisition-date fair value of the consideration transferred totaled $2,873,035 as of January 29, 2015 and consisted of the following items:

Fair value of 4,608,020 of common stock issued at a price per share of $0.46 as of January 29, 2015 the closing date of the merger.	$2,119,689
Fair value of potential Matinas common stock as contingent consideration that will be issued upon achieving certain future clinical milestone-(a)	422,609
Fair value of potential Matinas common stock as contingent consideration that will be issued upon achieving certain future regulatory milestone-(a)	330,737
Total consideration	$2,873,035

(a)-Reflects recognition of the estimated fair value of the contingent consideration payable with issuance of Matinas common stock upon achievement of certain future clinical and regulatory milestones, the achievement of which is uncertain. The fair value of the additional shares were established by assigning probabilities and projected dates of positive outcome for the milestones and valuing the future issuance of the shares by using the Black-Scholes options pricing model to account for the uncertainty in the future value of the shares. The value of the shares as derived using the options pricing model were then weighted based on the probability of achieving the milestones to determine the fair market value of the additional shares. The entire $753,346 of contingent consideration was recorded as additional paid-in capital at December 31, 2015.

Deferred income taxes arising from basis differences of tax aspects of in-process research and development from the transaction amounted to $ 1.2 million as indicated on the Consolidated Balance Sheet.

NOTE E — 2016 Private Placement Funding

In July, August and September 2016, we conducted closings for a private placement, or the “2016 Private Placement,” pursuant to which we sold to accredited investors an aggregate of 1,600,000 Series A Preferred Shares, which are convertible into 16,000,000 shares of common stock based on the current conversion price, at a purchase price of $5.00 per share, for aggregate gross proceeds to the Company of $8.0 million (see note G for additional information about Preferred Stock)

We entered into a Placement Agency Agreement with Aegis Capital Corp. pursuant to which Aegis acted as our exclusive placement agent for the 2016 Private Placement. Immediately prior to the 2016 Private Placement, the Placement Agent and its affiliates beneficially owned an aggregate of more than 10% of our outstanding equity securities. In addition, Adam Stern, Head of Private Equity Banking at Aegis, is a member of our board of directors. Pursuant to the terms of the Placement Agency Agreement, in connection with the 2016 Private Placement, we paid the Placement Agent an aggregate cash fee of $800,000 and a non-accountable expense allowance of $240,000 and have issued to the Placement Agent warrants to purchase 1,600,000 shares of common stock at $0.50 per share. These warrants are equity classified and accounted for as preferred stock issuance cost within equity. The warrants provide for a cashless exercise feature and are exercisable for a period of five years from the date of closing. We have also agreed to pay the Placement Agent similar cash and warrant compensation with respect to, and based on, any individual or entity that the Placement Agent solicits interest from in connection with this Offering, excluding existing stockholders of the Company and certain other specified investors, who subsequently invests in us at any time prior to the date that is twelve (12) months following the final Closing of this Offering. In addition, we entered into a three year, non-exclusive finder’s fee agreement with the Placement Agent providing that if the Placement Agent shall introduce us to a third party that consummates certain types of transactions with our Company, such as business combinations, joint ventures and licensing arrangements, then the Placement Agent will be paid a finder’s fee, payable in cash at the closing of such transaction, equal to (a) 5% of the first $1,000,000 of the consideration paid in such transaction; plus (b) 4% of the next $1,000,000 of the consideration paid in such

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE E — 2016 Private Placement Funding  – (continued)

transaction; plus (c) 3% of the next $5,000,000 of the consideration paid in the such transaction; plus (d) 2.5% of any consideration paid in such transaction in excess of $7,000,000.

NOTE F — Equipment

Fixed assets, summarized by major category, consist of the following ($ in thousands) for the nine months ended September 30, 2016 and year ended December 31, 2015:

	September 30, 2016	December 31, 2015
Lab equipment	$438	$327
Furniture and fixtures	20	20
Equipment under capital lease	31	111
Leasehold improvements	7	7
Total	496	465
Less accumulated depreciation and amortization	127	87
Equipment, net	$369	$378

On February 12, 2016, the Company entered in a new 36 month capital lease for lab equipment. The payments under the lease are accounted for as interest and payments under capital lease using 3 year amortization. During the nine months ended September 30, 2016 the Company recognized interest expense of $1,353 associated with the lease payments.

NOTE G—Stock Holders Equity

Preferred Stock

In accordance with the Certificate of Incorporation, there are 10,000,000 authorized preferred shares at a par value of $ 0.001 . In connection with the 2016 Private Placement, on July 26, 2016, the Company filed a Certificate of Designation (the “Certificate of Designations”) with the Secretary of State of the State of Delaware to designate the preferences, rights and limitations of the Series A Preferred Shares. Pursuant to the Certificate of Designations, the Company designated 1,600,000 shares of the Company’s previously undesignated preferred stock as Series A Preferred Stock.

Conversion:

Each Series A Preferred Share is convertible at the option of the holder into such number of shares of the Company’s common stock equal to the number of Series A Preferred Shares to be converted, multiplied by the stated value of $5.00 (the “Stated Value”), divided by the Conversion Price in effect at the time of the conversion (the initial conversion price will be $0.50, subject to adjustment in the event of stock splits, stock dividends, and fundamental transactions). Based on the current conversion price, the Series A Preferred Stock is convertible into 16,000,000 shares of common stock. A fundamental transaction means: (i)our merger or consolidation with or into another entity, (ii) anysaleof all orsubstantiallyall of our assets in one transaction ora seriesof related transactions, or(iii)any reclassification of our Common Stock or any compulsory share exchange by which Common Stock is effectively converted into or exchanged for othersecurities,cash or property. Each Series A Preferred Share will automatically convert into common stock upon the earlier of (i) notice by the Company to the holders that the Company has elected to convert all outstanding Series A Preferred Shares; provided however that in the event the Company elects to force automatic conversion pursuant to this clause (i), the conversion date for purposes of calculating the accrued Dividend (as defined below) is deemed to be the July 29, 2019, which is third anniversary of the Initial Closing, (ii) three years from the Initial Closing, (iii) the approval of the Company’s MAT2203 product candidate by the U.S. Food and Drug Administration or the European Medicines Agency (the “Regulatory Approval”) or (iv) the Regulatory Approval of the Company’s MAT2501 product candidate.

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE G—Stock Holders Equity  – (continued)

Beneficial Conversion Feature- Series A Preferred Stock (deemed dividend):

Each share of Series A Preferred Stock is convertible into shares of common stock, at any time at the option of the holder at a conversion price of $0.50 per share. On July 29, 2016, August 16, 2016, and September 12, 2016, the date of issuances of the Series A, the publicly traded common stock prices were $0.67, $0.70, and $1.00 per share, respectively.

Based on the guidance in ASC 470-20-20, the Company determined that a beneficial conversion feature exists, as the effective conversion price for the Series A preferred shares at issuance was less than the fair value of the common stock into which the preferred shares are convertible. A beneficial conversion feature based on the intrinsic value of the date of issuances for the Series A was approximately $4.4 million. The beneficial conversion amount of approximately $4.4 million was then accreted back to the preferred stock as a deemed dividend and charged to accumulate deficit as the conversion rights were 100% effective at the time of issuance.

Liquidity Value and Dividends:

Pursuant to the Certificate of Designations, the Series A Preferred Shares accrue dividends at a rate of 8.0% per year, payable to the holders of such Series A Preferred Shares in shares of common stock upon conversion. Dividends which have been earned but not declared through September 30, 2016 are approximately $50 thousand. The Series A Preferred Shares vote on an as converted basis with the Company’s common stock. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series A Preferred Shares are entitled to (i) first receive distributions out of our assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of common stock and (ii) second, on an as-converted basis alongside the common stock.

Royalty:

The Series A Preferred Shares include the right, as a group, to receive: (i) 4.5% of the net sales of MAT2203 and MAT2501, in each case from and after the date, respectively, such candidate has received FDA or EMA approval, and (ii) 7.5% of the proceeds, if any, received by the Company in connection with the licensing or other disposition by the Company of MAT2203 and/or MAT2501 (“Royalty Payment Rights”). The royalty is payable so long as the Company has valid patents covering MAT2203 and MAT2501, as applicable. The Royalty Payment Rights are unsecured obligations of the Company. The royalty payment will be allocated to the holders based on their pro rata ownership of vested Series A Preferred Shares. The royalty rights that are part of the Series A Preferred Shares will vest, in equal thirds, upon each of the July 29, 2017, July 29, 2018, and July 29, 2019, which are the first, second and third anniversary dates of the Initial Closing, (each a “Vesting Date”); provided however, if the Series A Preferred Shares automatically convert into common stock prior to the 36 month anniversary of the initial closing, then the royalty rights that are part of the outstanding Series A Preferred Shares shall be deemed to be fully vested as of the date of conversion. Even if the Series A Preferred Shares are purchased after the initial closing, the vesting periods for the royalty rights that are part of the Series A Preferred Shares shall still be based on the Vesting Dates. During the first 36 months following the initial closing, the right to receive a royalty will follow the Series A Preferred Shares; after July 29, 2019 the royalty payment rights may be transferred separately from the Series A Preferred Stock subject to available exemption from registration under applicable securities laws. The Company believes that such rights are not separable free standing instruments requiring bifurcation at the date of transaction. The Company may recognize a deemed dividend for the estimated fair value of the vested portion of the royalty rights in future periods. As of September 30, 2016, no accrual has been recorded for royalty payments as it is not probable at this time that any amount will be paid.

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE G—Stock Holders Equity  – (continued)

Classification:

These Series A Preferred Shares are classified within permanent equity on the Company’s condensed consolidated balance sheet as they do not meet the criteria that would require presentation outside of permanent equity under ASC 480 Distinguishing Liabilities from Equity .

Warrants

As of September 30, 2016, the Company had outstanding warrants to purchase an aggregate of 40,517,500 shares of common stock at exercise prices ranging from $0.50 to $2.00 per share.

The Warrants are exercisable immediately upon issuance and have a five-year term. The Warrants may be exercised at any time in whole or in part upon payment of the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants. The exercise price and the number of warrant shares purchasable upon the exercise of the Investor Warrants (as opposed to Placement Agent Warrants) are subject to adjustment upon the occurrence of certain events, which include stock dividends, stock splits, combinations and reclassifications of the Company capital stock or similar “organic changes” to the equity structure of the Company (see Warrant table below). Accordingly, pursuant to ASC 815, the warrants are classified as equity.

The Company may call the Warrants, other than the Placement Agent Warrants, at any time the common stock trades above $5.00 (for 13 million warrants issued in 2013) or above $ 3.00 (for 20 million warrants issued in 2015) for twenty (20) consecutive days following the effectiveness of the registration statement covering the resale of the shares of common stock underlying the Warrants, provided that the Warrants can only be called if such registration statement is current and remains effective at the time of the call and provided further that the Company can only call the Investor Warrants for redemption, if it also calls all other Warrants for redemption on the terms described above. The Placement Agent Warrants do not have a redemption feature. The Placement Agent warrants may be exercised on a “cashless” basis. Such term is a contingent feature and within the control of the Company, therefore does not require liability classification.

A summary of equity warrants outstanding as of September 30, 2016 is presented below, all of which are fully vested.

Shares
Total Warrants Issued through December 31, 2015	39,250,000
2016 Warrant activity:
September 12, 2016, Placement Agent Warrants, 1,600,000 issued, terms 5 years, exercisable at $0.50	1,600,000
September, 2016, exercised Investor Warrants at $0.75	(320,000)
September, 2016, exercised Placement Agent Warrants at $0.50 (cashless exercise)	(6,250)
September, 2016, exercised Placement Agent Warrants at $0.75 (cashless exercise)	(6,250)
Total Warrants Outstanding at September 30, 2016	40,517,500

NOTE H — Stock Based Compensation

In August 2013, the Company adopted the 2013 Equity Compensation Plan (the “Plan”), which provides for the granting of incentive stock options, nonqualified stock options, restricted stock units, performance units, and stock purchase rights. Options under the Plan may be granted at prices not less than 100% of the fair value of the shares on the date of grant as determined by the Board Committee. The Board Committee determines the period over which the options become exercisable subject to certain restrictions as

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE H — Stock Based Compensation  – (continued)

defined in the Plan, with the current outstanding options generally vesting over three years. The term of the options is no longer than ten years. The Company currently has 11,828,912 shares of common stock for issuance under the plan.

With the approval of the Board of Directors and majority Shareholders, effective May 8, 2014, the Plan was amended and restated. The amendment provides for an automatic increase in the number of shares of common stock available for issuance under the Plan each January (with Board approval), commencing January 1, 2015 in an amount up to four percent (4%) of the total number of shares of common stock outstanding on the preceding December 31st.

The Company recognized stock-based compensation expense (options, and restricted share grants) in its consolidated statements of operations as follows ($ in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Research and Development	$212	$122	$483	$410
General and Administrative	268	372	791	818
Total	$480	$494	$1,274	$1,228

The following table contains information about the Company’s stock plan at September 30, 2016:

	Awards Reserved for Issuance	Awards Issued		Awards Available for Grant
2013 Equity Compensation Plan	11,828,912	9,305,393	*	2,523,519

* includes both stock grants and option grants

The following table summarizes the Company’ stock option activity and related information for the period from December 31, 2015 to September 30, 2016 (number of options in thousands):

	Number of Options	Weighted average Exercise Price
Outstanding at December 31, 2015	6,904	$0.93
Granted	1,581	0.41
Exercised	—	—
Forfeited	(100)	0.43
Cancelled	(64)	0.94
Expired	—	—
Outstanding at September 30, 2016	8,321	$0.85

As of September 30, 2016, the number of vested shares underlying outstanding options was 6,079,258 at a weighted average exercise price of $1.96. The aggregate intrinsic value of in the-money options outstanding as of September 30, 2016 was $6.3 million. The aggregate intrinsic value is calculated as the difference between the Company’s closing stock price of $1.60 on September 30, 2016, and the exercise price of options, multiplied by the number of options. As of September 30, 2016, there was $2.2 million of total unrecognized share-based compensation. Such costs are expected to be recognized over a weighted average period of approximately 0.8 years.

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE H — Stock Based Compensation  – (continued)

All options expire ten years from date of grant. Except for options granted to consultants, all remaining options vest entirely and evenly over three years. A portion of options granted to consultants vests over four years, with the remaining vesting being based upon the achievement of certain performance milestones, which are tied to either financing or drug development initiatives.

The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award. The service period is generally the vesting period, with the exception of options granted subject to a consulting agreement, whereby the option vesting period and the service period defined pursuant to the terms of the consulting agreement may be different. Stock options issued to consultants are revalued quarterly until fully vested, with any change in fair value expensed. The following weighted-average assumptions were used to calculate share based compensation:

	For the Nine months Ended September 30,
	2016	2015
Volatility	44.72% – 89.15%	77.1% – 77.3%
Risk-free interest rate	1.14% – 1.42%	1.56% – 1.72%
Dividend yield	0.0%	0.0%
Expected life	6.0 years	4.04 – 6.0 years

The Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. Hence, the Company uses the “simplified method” described in Staff Accounting Bulletin (SAB) 107 to estimated expected term of share option grants.

The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company has limited history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumptions as more historical data for the Company’s common stock becomes available.

The risk-free interest rate assumption is based on the U.S treasury instruments whose term was consistent with the expected term of the Company’s stock options.

The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. The Company has never paid dividends on its common stock and does not anticipate paying dividends on its common stock in the foreseeable future. Accordingly, the Company has assumed no dividend yield for purposes of estimating the fair value of the Company share-based compensation.

The Company estimates the forfeiture rate at the time of grant and revisions, if necessary, were estimated based on management’s expectation through industry knowledge and historical data.

NOTE I — COMMMITMENTS

On November 1, 2013, the Company entered into a 7 year lease for office space in Bedminster, New Jersey which commenced in June, 2014 at a monthly rent of $12,723, increasing to approximately $14,200 per month toward the end of the term. The Company records rent expense on a straight-line basis.

In December of 2015, the Company renewed its agreement to lease laboratory space for one year starting January 1, 2016 in Monmouth Junction, New Jersey at a monthly rent of $2,287.

Matinas BioPharma Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements
(Tabular dollars and shares in thousands, except per share data)

NOTE I — COMMMITMENTS  – (continued)

Listed below is a summary of future lease rental payments (including the remainder of 2016) as of September 30, 2016:

Lease Commitments
2016	$46,488
2017	160,012
2018	162,948
2019	165,896
2020	168,220
2021	84,544
Total future minimum lease payments	$788,108

The Company was obligated to provide a security deposit of $300,000 to obtain lease space. This deposit was reduced by $100,000 in 2015 and $100,000 in June 2016, down to $100,000. An additional $50,000 will be reduced in June 2017.

Through our acquisition of Matinas BioPharma Nanotechnologies, Inc. (formerly known as Aquarius Biotechnologies Inc.), we acquired a license from Rutgers University for the cochleate delivery technology. The Amended and Restated Exclusive License Agreement between Aquarius and Rutgers, The State University of New Jersey (successor in interest to the University of Medicine and Dentistry of New Jersey) provides for, among other things, (1) royalties on a tiered basis between low single digits and the mid-single digits of net sales of products using such licensed technology, (2) a one-time sales milestone fee of $100,000 when and if sales of products using the licensed technology reach the specified sales threshold and (3) an annual license fee of initially $10,000, increasing to $50,000 over the term of the license agreement.

In July 2016, the Company entered into a Finance Agreement in the amount of $262,324, to fund the premium payments for the Director and Officer Liability policy. The term of this agreement is 10 months, ending May 30, 2017. Monthly payments including interest at 3.25% are $23,962.

As discussed in Note G, the Series A Preferred Stock holders have “Royalty Payment Rights” with regards to MAT2203 and/or MAT2501. Pursuant to the terms of the Certificate of Designations for our outstanding Series A Preferred Stock, we may be required to pay, subject to certain vesting requirements, in the aggregate, a royalty equal to (i) 4.5% of Net Sales (as defined in the Certificate of Designation) from MAT 2203 and/or MAT 2501, subject in all cases to a cap of $25 million per calendar year, and (ii) 7.5% of Licensing Proceeds (as defined in the Certificate of Designations) from MAT2203 and/or MAT2501, subject in all cases to a cap of $10 million per calendar year. Our obligation to pay such royalty will expire when the patents covering the applicable product expire, which is currently expected to be in 2033.

The Company also has employment agreements with certain employees which require the funding of a specific level of payments, if certain events, such as a change in control, termination without cause or retirement, occur.